EXHIBIT 10.51

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SAREPTA THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

License, Collaboration, and Option Agreement

By and Between

Sarepta Therapeutics Three, LLC

and

F. Hoffmann-La Roche Ltd

Dated December 21, 2019

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TABLE OF CONTENTS (continued)

Page

Article 5 REGULATORY AFFAIRS		48

5.1	Orphan Drug Designation	48

5.2	Regulatory Responsible Party	48

5.3	Collaboration With Respect to Regulatory Interactions	48

5.4	Regulatory Meetings	49

5.5	Cooperation	49

5.6	Assignment of Regulatory Submissions and Regulatory Approvals to Roche	50

5.7	Cost of Regulatory Activities	50

5.8	Right of Reference	50

5.9	Pharmacovigilance and Adverse Event Reporting	50

5.10	Recall, Withdrawal, or Field Alerts	51

Article 6 COMMERCIALIZATION		52

6.1	Commercialization Responsibilities for Licensed Product	52

6.2	Commercialization Reporting	52

6.3	Pricing	52

6.4	Branding and Marketing Plans	53

6.5	Roche Commercialization Diligence Obligations	53

6.6	Standards of Conduct; Compliance	54

6.7	Diversion	54

Article 7 MEDICAL AFFAIRS		54

7.1	Medical Affairs Plans	54

7.2	Medical Affairs Activities	55

7.3	Medical Affairs Cost Sharing	55

Article 8 MANUFACTURING AND SUPPLY		56

8.1	General.	56

8.2	Capacity Plan	56

8.3	Initial Forecasts	56

8.4	Demand Forecast Plans	57

8.6	Supply Agreements	57

8.8	Manufacturing Plan	58

8.9	Audit	59

8.10	Shortage and Supply Failure	59

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TABLE OF CONTENTS (continued)

Page

8.11	Technology Transfer	60

Article 9 PAYMENTS		61

9.1	Upfront Payment	61

9.2	Equity Investment	61

9.3	Option Exercise Fees	61

9.4	Milestone Payments	61

9.5	Royalties	65

9.6	Accounting; Audit	67

9.7	No Refunds	67

9.8	Currency Conversion	68

9.9	Blocked Payments	68

9.10	Method of Payment	68

9.11	Taxes	68

9.12	Late Payments; Disputed Payments	68

Article 10 INTELLECTUAL PROPERTY		69

10.1	Patent Filing	69

10.2	Ownership	69

10.3	Disclosure; Inventorship	70

10.4	IP Committee	70

10.5	Prosecution of Sarepta Patent Rights	71

10.6	Prosecution of Joint Collaboration Patent Rights	72

10.7	Prosecution of Option Product Patent Rights	73

10.8	Prosecution of Roche Collaboration Patent Rights	74

10.9	Enforcement Against Third Party Infringement or Misappropriation	74

10.10	Defense of Third Party Patent Challenges	76

10.11	Third Party Infringement Claims	77

10.12	Patent Challenges of Third Party Patent Rights	78

10.13	Patent Term Extensions	78

10.14	Unified Patent Court	78

10.15	Common Interest	78

10.16	Marks	78

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TABLE OF CONTENTS (continued)

Page

Article 11 REPRESENTATIONS, WARRANTIES, AND COVENANTS		81

11.1	Mutual Representations and Warranties	81

11.2	Additional Sarepta Warranties	82

11.3	Additional Roche Warranties	84

11.4	Additional Covenants	84

11.5	Additional Covenants of Sarepta	85

11.6	Additional Covenants of Roche	85

11.7	Time For Claims	85

11.8	Disclaimer	85

11.9	Limitation of Liability	85

Article 12 CONFIDENTIALITY		86

12.1	Duty of Confidence	86

12.2	Confidential Information	86

12.3	Exemptions	86

12.4	Authorized Disclosures	87

12.5	Tax Treatment	88

12.6	Publications	88

12.7	Publication and Listing of Clinical Trials	89

12.8	Publicity; Use of Names	89

12.9	Attorney-Client Privilege	91

Article 13 INDEMNIFICATION		91

13.1	Indemnification by Sarepta	91

13.2	Indemnification by Roche	92

13.3	Indemnification Procedure	92

13.4	Insurance	93

Article 14 TERM AND TERMINATION		93

14.1	Term	93

14.2	Termination for Breach	93

14.4	Termination by Roche for Convenience	94

14.5	Termination for Bankruptcy	94

14.6	Cessation of Development and Commercialization	95

14.7	Patent Challenges	95

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TABLE OF CONTENTS (continued)

Page

14.8	Effects of Termination	95

14.9	Effects of Expiration	99

14.10	Survival; Accrued Rights	100

Article 15 EFFECTIVENESS		100

15.1	Effective Date	100

15.2	Filings	100

15.3	Outside Date	101

Article 16 DISPUTE RESOLUTION; GOVERNING LAW		101

16.1	Executive Officers; Disputes	101

16.2	Jurisdiction; Venue	101

16.3	Intellectual Property Disputes	101

16.4	Equitable Remedies	102

16.5	Governing Law; English Language	102

16.6	Waiver of Jury Trial	102

Article 17 MISCELLANEOUS		102

17.1	Assignment	102

17.2	Entire Agreement; Amendment	103

17.3	No Strict Construction; Interpretation	103

17.4	Severability	104

17.5	Notices	104

17.6	Further Assurances	105

17.7	Performance by Affiliates	105

17.8	Exit of the United Kingdom from EU	105

17.9	Agency	105

17.10	Binding Effect; No Third Party Beneficiaries or Obligors	105

17.11	Compliance with Export Regulations	105

17.12	No Waiver	105

17.13	Cumulative Remedies	105

17.14	Bankruptcy	106

17.15	Counterparts	106

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Schedules

Schedule 1.142	LGMD Diligence Package
Schedule 1.170	Option Data Package Information
Schedule 1.243	Sarepta Housemarks
Schedule 1.250	Sarepta Patent Rights
Schedule 2.5.1	Existing In-Licenses
Schedule 4.3.1	Joint Global Development Plan
Schedule 11.6.2	Compliance Policies
Schedule 12.8.1(a)	Roche Initial Press Release
Schedule 12.8.1(b)	Sarepta Initial Press Release

-vi-

License, Collaboration, And Option Agreement

This License, Collaboration, and Option Agreement (this “Agreement”) is made and entered into as of December 21, 2019 (the “Execution Date”) between Sarepta Therapeutics Three LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America, with its principal offices at 215 First Street, Cambridge, MA, 02142  (“Sarepta”) and F. Hoffmann-La Roche Ltd, a company organized and existing under the laws of Switzerland, with its principal office at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche”).

Sarepta and Roche may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sarepta is the owner of, or otherwise Controls, the Sarepta Technology, the Option Product Know-How, the Option Product Patent Rights, the Sarepta Products, and the Sarepta Diagnostic Products;

WHEREAS, Roche (itself and through its Affiliates) has expertise in the development of biopharmaceutical products and has regulatory, development, and commercial capabilities in the Roche Territory; and

WHEREAS, the Parties desire to collaborate to Develop, perform Medical Affairs for, and Commercialize the Licensed Products, and Sarepta wishes to grant Roche and Roche wishes to receive an exclusive license to Develop, perform Medical Affairs for, and Commercialize the Licensed Products in the Roche Territory and Sarepta wishes to grant Roche and Roche wishes to receive an exclusive option to acquire an exclusive license to Develop, perform Medical Affairs for, and Commercialize the Option Products in the Roche Territory, in each case, as set forth in, and subject to the terms of, this Agreement.

NOW THEREFORE, the Parties agree as follows:

Article 1
DEFINITIONS

1.1

“Abbreviated Application” means (a) any application submitted to the FDA under (i) subsection (k) of Section 351 of the PHSA (42 U.S.C. 262(k)) or (ii) Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), or (iii) Section 505(b)(2) of the FD&C Act (21 U.S.C. 355), (b) any application submitted to the EMA under a provision of Articles 10, 10a, or 10b of Parliament and Council Directive 2001/83/EC as amended (including any application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (c) any analogous application to those applications set forth in clauses (a) or (b) submitted to any Regulatory Authority in the US, European Union, or in another country or jurisdiction in the world.

1.2	“Absent Countries” has the meaning set forth in Section 2.5.5(b)(A) (Absent Countries).
1.3	“Accounting Standard” means, with respect to a Party or any of its Affiliates or Sublicenses, either IFRS or GAAP, as used at the applicable time by such Party or such Affiliate or Sublicensee.
1.4	“Acquisition” has the meaning set forth in Section 2.6.2 (Acquisitions of Third Parties).

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1.5

“Affiliate” means, with respect to a Person, any other Person, directly or indirectly through one or more intermediaries, controlled by, controlling, or under common control with such Person, whether now or in the future, with “control” meaning (a) direct or indirect beneficial ownership of more than 50% of the voting stock or other ownership interest of, or more than 50% interest in the income of, the applicable Person, or (b) the possession, directly or indirectly, of the power to direct the management or policies of the applicable Person, whether through the ownership of voting securities or other equity rights, by contract relating to voting rights or corporate governance, or otherwise.  Notwithstanding the foregoing, Chugai will not be deemed an Affiliate of Roche for any purpose under this Agreement unless and until Roche provides Sarepta with written notice of its desire to include Chugai as an Affiliate (it being understood that if Roche provides Sarepta with such notice, Chugai will be deemed an Affiliate of Roche for all purposes under this Agreement as of and after the date of such notice).

1.6	“Alliance Manager” has the meaning set forth in Section 3.9 (Alliance Managers).
1.7

“Allowable Overruns” means any and all Development Costs or Medical Affairs Costs, as applicable, incurred by or on behalf of Sarepta or its Affiliates with respect to any Licensed Product in any Calendar Quarter that are (a) above the then-current Joint Global Development Budget or Joint Global Medical Affairs Budget, as applicable, approved by the JSC by [**] or less or (b) otherwise attributable to Roche’s action or inaction that constitutes a breach of this Agreement.

1.8

“Antitrust Clearance Date” means the earliest date on which all applicable waiting periods and approvals required under Antitrust Laws in the U.S. with respect to the transactions contemplated under this Agreement and the Stock Purchase Agreement have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions.

1.9

“Antitrust Filing” means filings by Sarepta and Roche with the United States Federal Trade Commission and the United States Department of Justice and any applicable Governmental Authority in the Territory, as required under any Antitrust Laws with respect to the transactions contemplated under this Agreement, together with all required documentary attachments thereto.

1.10	“Antitrust Laws” means any and all Applicable Laws designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
1.11

“Applicable Law” means any applicable law (including common law), statute, rule, regulation, order, judgment, decree, directive, injunction, or ordinance of any Governmental Authority (including any Regulatory Authority), including those concerning environmental, health, regulatory, privacy, and safety matters.

1.12

“Approved Labeling” means, with respect to any Licensed Product and any jurisdiction: (a) the applicable Regulatory Authority-approved full prescribing information for such Licensed Product in such jurisdiction; and (b) the applicable Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product in such jurisdiction.

1.13	“Asian Region” means all countries and territories of Asia other than (a) the Russian Federation, (b) the Middle Eastern Countries, and (c) Japan.
1.14	“Average Supply Price” has the meaning set forth in Section 8.7 (Supply Price).

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1.15

“Biosimilar Competition” means, on a Licensed Product-by-Licensed Product and country-by-country basis, that, in a given Calendar Quarter, one or more Third Parties are Commercializing a Biosimilar Product with respect to such Licensed Product in such country.

1.16

“Biosimilar Product” means, with respect to any Licensed Product, a biologic product that is “biosimilar” (as such term is defined in 42 U.S.C. § 262(i)(2)), “similar biological medicinal product” (as such term is defined in EU CHMP/437/04 Rev 1), or its foreign equivalents, as applicable, to such Licensed Product.

1.17	“Breaching Party” has the meaning set forth in Section 14.2.1 (Notice and Cure).
1.18	“Business Day” means any day (other than a Saturday or Sunday) on which the banks in New York, New York and Basel, Switzerland are both open for business.
1.19

“Calendar Quarter” means each successive period of three calendar months ending on (and including) each of March 31, June 30, September 30, and December 31; except that (a) the first Calendar Quarter during the Term will begin on the Effective Date and end on the last day of the Calendar Quarter within which the Effective Date falls, and (b) the last Calendar Quarter during the Term will end upon the expiration of the Term.

1.20

“Calendar Year” means the period of 12 consecutive calendar months beginning on January 1 and ending on December 31; except that (a) the first Calendar Year during the Term will begin on the Effective Date and end on December 31 of the Calendar Year within which the Effective Date falls, and (b) the last Calendar Year during the Term will end upon expiration of the Term.

1.21	“Capacity Plan” has the meaning set forth in Section 8.2 (Capacity Plan).
1.22

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning 50% or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.23	“Chugai” means Chugai Pharmaceutical Co., Ltd.
1.24	“Clinical Trial” means any clinical trial in humans.
1.25	“CMO” means a contract manufacturing organization.

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1.26	“Collaboration In-License” means any Potential In-License [**].
1.27

“Collaboration Know-How” means any and all Know-How developed or invented by or on behalf of a Party’s or any of its Affiliates’ employees, agents, or independent contractors, or any other Persons contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, either alone or jointly with the other Party’s or any of its Affiliates’ employees, agents, or independent contractors, or any other Persons contractually required to assign or license such Know-How to such other Party or any Affiliate of such other Party, in each case, in the performance of any activities related to the Exploitation of Licensed Products or Sarepta Diagnostic Products under this Agreement during the Term.

1.28	“Collaboration Patent Rights” means any and all Patent Rights that Cover any Collaboration Know-How.
1.29	“Commercial Supply Agreement” has the meaning set forth in Section 8.6.2 (Commercial Supply Agreement) and the corresponding quality agreements fulfilling the requirements set forth in Schedule 1.263.
1.30

“Commercialization” means with respect to any product, any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, import, export, offering for sale, and sale of such product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, including seeking and maintaining any required Reimbursement Approval, but excluding any activities directed to Manufacturing, Development, or Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.31

“Commercially Reasonable Efforts” means, with respect to the Exploitation of any Sarepta Product by a Party, those efforts and resources, including allocation of reasonably necessary personnel, equivalent to the efforts and resources that a biopharmaceutical company or a pharmaceutical company, in each case, that is of comparable size and resources to such Party would typically devote as part of an active and continuing program of Development, Manufacturing, and Commercialization of any pharmaceutical or biologic product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace and the proprietary position (including with respect to Patent Rights), product profile, market exclusivity, regulatory status and regulatory environment, cost of goods, price and reimbursement status, approved labeling, payors’ policies and regulations, and relative safety and efficacy of such product.

1.32	“Competing Acquisition Program” has the meaning set forth in Section 2.6.2 (Acquisitions of Third Parties).
1.33

“Competitive Infringement” means any infringement, unauthorized use, misappropriation or other violation or threatened infringement, unauthorized use, misappropriation, or other violation by any Third Party with respect to any Sarepta Patent Right, Sarepta Know-How, Roche Collaboration Patent Right, Roche Collaboration Know-How, Joint Collaboration Patent Right, or Joint Collaboration Know-How by reason of the making, using, offering to sell, selling or importing of any compound, product, method, or process that would be competitive with any Licensed Product in the Field.

1.34	“Competitive Product” has the meaning set forth in Section 2.6.1 (Exclusivity Obligation).

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1.35

“Compulsory Sublicense” means a license or sublicense granted to any Third Party (a “Compulsory Sublicensee”) through the order, decree, or grant of a Governmental Authority having competent jurisdiction, authorizing such Third Party to Manufacture and Commercialize any Licensed Product in any country in the Roche Territory.

1.36	“Compulsory Sublicensee” has the meaning set forth in Section 1.35 (Compulsory Sublicensee).
1.37	“Confidential Disclosure Agreement” has the meaning set forth in Section 17.2 (Entire Agreement; Amendment).
1.38

“Confidential Information” means, subject to Section 12.3 (Exemptions), any and all (a) Know-How and any technical, scientific, pre-clinical, clinical, regulatory, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed (whether in writing, orally, or by any other method) by one Party or any of its Affiliates or Sublicensees to the other Party or any of its Affiliates or Sublicensees pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidential Disclosure Agreement), regardless of whether such information is specifically marked or designated as confidential or proprietary and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

1.39	“Continuation Election Notice” has the meaning set forth in Section 14.8.3 (Sarepta Designees).
1.40	“Continued Countries List” has the meaning set forth in Section 14.8.3 (Sarepta Designees).
1.41

“Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide such materials or tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense or incurring any additional payment obligations to a Third Party as a result of such access, right to use, license, or sublicense, other than payment obligations incurred under an Existing In-License or Collaboration In-License, and (c) with respect to any product, the legal authority or right to grant an exclusive license or sublicense under Patent Rights that Cover such product or Know-How that relates to such product.  Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a) – (c) that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control.

1.42	“Country Designees List” has the meaning set forth in Section 14.8.3 (Sarepta Designees).

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1.43

“Cover” means, with respect to any particular subject matter at issue and any relevant Patent Right or individual claim in such Patent Right, as applicable, that the Manufacture, use, sale, offer for sale, importation, or other Exploitation of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.44	“CREATE Act” has the meaning set forth in Section 10.3 (Disclosure; Inventorship).
1.45	“Debarred/Excluded” has the meaning set forth in Section 11.1.11 (Mutual Representations and Warranties).
1.46	“Demand Forecast Plans” has the meaning set forth in Section 8.3.2 (Development Demand Forecast Plan).
1.47

“Development” means, with respect to any product, any and all internal and external research, development and regulatory activities regarding such product, including (a) research, process development, non-clinical testing, toxicology, non-clinical activities, IND-Enabling Studies, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of such product, but excluding any activities directed to Manufacturing, Medical Affairs, or Commercialization.  Development will include research, development, and regulatory activities for additional presentations or indications for a product after receipt of Regulatory Approval of such product, including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for a product in such country).  “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.48

“Development Costs” means any and all costs and expenses actually incurred in connection with the performance of any Development activities for any Licensed Product, including [**].  In addition, Development Costs will include [**].  Development Costs will be recognized only in accordance with the applicable Accounting Standard.

1.49

“Development Supply Agreement” has the meaning set forth in Section 8.6.1 (Development Supply Agreement) and the corresponding quality agreements fulfilling the requirements set forth in Schedule 1.263.

1.50	“Disclosing Party” has the meaning set forth in Section 12.1.1 (Duty of Confidence).
1.51	“DMD” means Duchenne muscular dystrophy.
1.52	“DMD ROFN Exercise Notice” has the meaning set forth in Section 2.8.1 (DMD ROFN).
1.53	“DMD ROFN Negotiation Period” has the meaning set forth in Section 2.8.1 (DMD ROFN).
1.54	“DMD ROFN Notice” has the meaning set forth in Section 2.8.1 (DMD ROFN).
1.55	“DMD ROFN Rights” has the meaning set forth in Section 2.8.1 (DMD ROFN).
1.56	“Effective Date” has the meaning set forth in Section 15.1 (Effective Date).

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1.57

“Eligible Global Development Costs” means the Development Costs, [**], actually incurred by or on behalf of Sarepta or its Affiliates with respect to any Licensed Product commencing as of the Execution Date and continuing thereafter during the Term to the extent in compliance with both the Joint Global Development Plan and the amount budgeted therefor in the Joint Global Development Budget, plus applicable Allowable Overruns or other amounts approved by the JSC.  In addition, Eligible Global Development Costs will include [**]. Eligible Global Development Costs will be recognized only in accordance with Sarepta’s then-applicable Accounting Standard.  For clarity, the Eligible Global Development Costs shall exclude all Internal Costs and External Costs, in each case, incurred by Sarepta prior to the Effective Date or to be incurred thereafter, in each case, in connection with any Clinical Trials included in the Joint Global Development Plan that are Initiated on or prior to the Execution Date.

1.58

“Eligible Medical Affairs Costs” means the Medical Affairs Costs actually incurred by or on behalf of a Party or its Affiliates with respect to any Licensed Product to the extent in compliance with both the Joint Global Medical Affairs Plan and the amount budgeted therefor in the Joint Global Medical Affairs Budget, plus applicable Allowable Overruns or other amounts approved by the JSC.

1.59	“EMA” means the European Medicines Agency or any successor agency thereto.
1.60

“European Region” means (a) all members of the European Union or the European Economic Area (EEA) as of the Effective Date, and (b) the following countries: Switzerland, Andorra, San Marino, Monaco, and Vatican City.

1.61

“European Union” or “E.U.” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time; provided that, for the purposes of this Agreement, the term “European Union” will be deemed to include the United Kingdom regardless of whether it is a member of the European Union at the applicable time.

1.62	“[**] Development Costs” means the Development Costs incurred by or on behalf of Sarepta in the course of [**].
1.63	“[**]” has the meaning set forth in [**].
1.64	“Exclusivity Period” has the meaning set forth in Section 2.6.1 (Exclusivity Obligation).
1.65	“Execution Date” has the meaning set forth in the Preamble.
1.66	“Executive Officer” means with regard to Sarepta, the chief executive officer, or his or her designee, and with regard to Roche, the head of Pharma Partnering, or his or her designee.
1.67

“Existing In-Licenses” means any and all agreements entered into by either Party or an Affiliate of such Party with a Third Party prior to the Execution Date, including any amendments or restatements thereto entered into during the Term, pursuant to which such Party or its Affiliate Controls any Sarepta Technology or Roche Technology (as applicable).

1.68	“Exon-Skipping Product Clinical Milestone Event” has the meaning set forth in Section 9.4.2 (Clinical and Regulatory Milestones for Exon-Skipping Products that are Licensed Products).
1.69	“Exon-Skipping Product Clinical Milestone Payment” has the meaning set forth in Section 9.4.2 (Clinical and Regulatory Milestones for Exon-Skipping Products that are Licensed Products).

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1.70	“Exon-Skipping Product Regulatory Milestone Event” has the meaning set forth in Section 9.4.2 (Clinical and Regulatory Milestones for Exon-Skipping Products that are Licensed Products).
1.71	“Exon-Skipping Product Regulatory Milestone Payment” has the meaning set forth in Section 9.4.2 (Clinical and Regulatory Milestones for Exon-Skipping Products that are Licensed Products).
1.72	“Exon-Skipping Products” means [**].
1.73

“Exploit” means to make, have made, use, import, export, offer to sell, sell, Develop, Manufacture, perform Medical Affairs activities, Commercialize, or otherwise exploit.  “Exploitation” will be construed accordingly.

1.74

“External Costs” means any and all expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the applicable Accounting Standard) by a Party (or any of its Affiliates) in consideration of the performance of activities under this Agreement, and excluding a Party’s Internal Costs.

1.75

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.76	“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
1.77	“Field” means all prophylactic, therapeutic, and diagnostic uses in all indications.
1.78

“Filing for Regulatory Approval” means the filing or submission of (a) an MAA with the FDA as defined in the FD&C Act and applicable regulations, or (b) an equivalent MAA with the equivalent agency in any other country or group of countries, the official approval of which application is required before any lawful commercial sale or marketing of Licensed Products in the applicable country is permitted.

1.79

“First Commercial Sale” means, for each Licensed Product in a country, (a) with regards to the Milestone Payments due upon achievement of each of First Commercial Sale in Section 9.4.1 (Regulatory Milestones for Lead Product), Section 9.4.2 (Clinical and Regulatory Milestones for Exon-Skipping Products that are Licensed Products), Section 9.4.3 (Regulatory Milestones for Licensed Products other than Lead Product, a Gene-Editing Licensed Product, and Exon-Skipping Products), and Article 9.4.4 (Regulatory Milestones for Gene-Editing Licensed Products) the first sale of such Licensed Product in such country by a Party, or its Affiliates or Sublicensees after the receipt of Regulatory Approval and Reimbursement Approval in the Field for such Licensed Product from the relevant Regulatory Authority in such country, and (b) with regards to royalty payments due under Section 9.5 (Royalties) the sale in such country by a Party, or its Affiliates or Sublicensees in the Field for such Licensed Product in such country.  First Commercial Sale excludes any sale or other distribution for use in a Clinical Trial or other Development activity or for compassionate use sold or distributed at or below the applicable Seller’s costs.

1.80

“Force Majeure” means any of the following events: embargoes, war or acts of war (including terrorism, insurrections, riots, or civil unrest), epidemics, fire, floods, earthquakes, or other acts of nature.

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1.81

“FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of [**] hours per year) carrying out Development or Medical Affairs activities under this Agreement.  Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution, and no individual may be charged at greater than one FTE, regardless of that individual’s hours worked during that year.  The portion of an FTE billable by a Party for one employee during a given accounting period will be determined by dividing the number of hours worked directly by such employee on the work to be conducted under this Agreement during such accounting period by the number of FTE hours applicable for such accounting period based on [**] working hours per Calendar Year.

1.82

“FTE Rate” means the rate of $[**] per FTE per Calendar Year for FTEs performing Medical Affairs or Development activities, which rate will be prorated on a daily basis as necessary, and which rate is subject to annual adjustment in each Calendar Year during the Term by the percentage increase in the CPI as of December 31 of each Calendar Year, over the level of the CPI as of December 31 of the prior Calendar Year, with the first such increase to be effective on January 1, 2021.  For the avoidance of doubt, such FTE Rate will be the fully-burdened rate and is intended to cover the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training, and all other general expenses and overhead items.  Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate will be proportionately reduced to reflect such portion of such full Calendar Year.

1.83	“GAAP” means the generally accepted accounting principles in the United States.
1.84	“Gene-Editing Licensed Product” means a Licensed Product that is a Gene-Editing Product.
1.85	“Gene-Editing Licensed Product Regulatory Milestone Events” has the meaning set forth in Section 9.4.4 (Clinical and Regulatory Milestones for Gene-Editing Licensed Products).
1.86	“Gene-Editing Licensed Product Regulatory Milestone Payments” has the meaning set forth in Section 9.4.4 (Clinical and Regulatory Milestones for Gene-Editing Licensed Products).
1.87	“Gene-Editing Option Product” has the meaning as set forth in Section 1.178.
1.88	“Gene-Editing Product” means a product that, alone or in combination with one or more other agents, modifies, repairs, or activates an endogenous dysfunctional dystrophin gene.
1.89	“Gene-Editing Sales Milestone Events” has the meaning set forth in Section 9.4.6 (Sales Milestones for Gene-Editing Licensed Products).
1.90	“Gene-Editing Sales Milestone Payments” has the meaning set forth in Section 9.4.6 (Sales Milestones for Gene-Editing Licensed Products).
1.91	“Gene Therapy Option Product” has the meaning as set forth in Section 1.178.
1.92

“Gene Therapy Product” means any product that delivers to cells as a therapeutic agent a transgene that encodes and directly expresses dystrophin or a derivative thereof (such as micro-dystrophin or mini-dystrophin).  The Lead Product is a Gene Therapy Product.

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1.93	“Gene Therapy Product Regulatory Milestone Event” has the meaning set forth in Section 9.4.3 (Regulatory Milestones for Licensed Products other than Lead Product and Exon-Skipping Product).
1.94	“Gene Therapy Product Regulatory Milestone Payment” has the meaning set forth in Section 9.4.3 (Regulatory Milestones for Licensed Products other than Lead Product and Exon-Skipping Product).
1.95	“[**]” means [**].
1.96	“[**] Agreement” means that certain Clinical Research Collaboration and License Agreement, dated as of [**], by and between [**] and Sarepta Therapeutics [**].
1.97	“[**] Countries” means [**].
1.98	“[**] Product” has the meaning set forth in the [**] Agreement.
1.99	“Global Development Program” means the Joint Global Development Program and the Option Product Development Program.
1.100

“Global Trade Control Laws” means the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, E.U.  Council Regulations on export controls, including Nos. 428/2009, 267/2012, other E.U.  Council sanctions regulations, as implemented in the E.U. member states, United Nations sanctions policies, and all relevant regulations made under any of the foregoing.

1.101

“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.102

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.103

“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.104

“Government Official” means any official, officer, employee, or representative of: (a) any federal, state, provincial, administrative division, county, or municipal government or any department or agency thereof; (b) any public international organization or any department or agency thereof; or (c) any company or other entity owned or controlled by any government or Governmental Authority.

1.105

“Governmental Authority” means any court, agency, department, authority, tribunal, or other instrumentality of any supra-national, national, state, provincial, county, city, or other political subdivision.  For clarity, Governmental Authorities include all Regulatory Authorities.

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1.106	“IFRS” means the International Financial Reporting Standards, as consistently applied.
1.107

“IND” means an Investigational New Drug application required pursuant to 21 C.F.R.  Part 312 or any comparable filings outside of the U.S. (such as an application for a Clinical Trial Authorization in the E.U.).

1.108

“IND-Enabling Study” means a toxicology study, in species that satisfies applicable regulatory requirements, using applicable GLP that meets the standard necessary for submission as part of an IND with the applicable Regulatory Authority.

1.109	“Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).
1.110	“Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).
1.111	“Initiation” means with respect to any Clinical Trial, first dosing of the first human subject in such Clinical Trial.
1.112	“Insufficient Supply Event” has the meaning set forth in Section 8.10.3(b) (Insufficient Quantities; To Meet Demand Under the Capacity Plan).
1.113

“Internal Costs” means, for any period of time, (a) the product obtained by multiplying (i) the actual total FTEs (or portion thereof) devoted to the performance of activity under this Agreement during such period, by (ii) the applicable FTE Rate for such period, plus (b) a Party’s reasonably allocated other internal costs with respect to such activity to the extent not included in the FTE Rate.

1.114	“Invention” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice (whether or not patentable).
1.115	“IP Committee” has the meaning set forth in Section 10.4 (IP Committee).
1.116	“JCC” has the meaning set forth in Section 3.4.1 (Formation and Purpose of the JCC).
1.117	“JDC” has the meaning set forth in Section 3.3.1 (Formation and Purpose of the JDC).
1.118	“JMC” has the meaning set forth in Section 3.5.1 (Formation and Purpose of the JMC).
1.119

“Joint Collaboration Know-How” means any and all Collaboration Know-How developed or invented jointly by a Party’s or any of its Affiliates’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or any of its Affiliates’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such other Party or any Affiliate of such Party, on the other hand.

1.120	“Joint Collaboration Patent Rights” means any and all Collaboration Patent Rights that Cover any Joint Collaboration Know-How.
1.121	“Joint Collaboration Technology” means the Joint Collaboration Know-How and the Joint Collaboration Patent Rights.

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1.122	“Joint Global Branding and Marketing Strategy” has the meaning set forth in Section 6.4 (Branding and Marketing Plans).
1.123

“Joint Global Development Budget” means the budget of all Internal Costs and External Costs to be incurred from and after Execution Date in the performance of activities under the Joint Global Development Plan for any Licensed Product.

1.124

“Joint Global Development Plan” means the plan setting forth (a) all Clinical Trials for any Licensed Products and corresponding Sarepta Diagnostic Products, in each case, through the completion of Pivotal Clinical Trials and any other Development activities necessary to obtain and maintain Regulatory Approvals for such Licensed Products and corresponding Sarepta Diagnostic Products in the U.S. and the European Union, including process development activities and any post-Regulatory Approval studies, the data from which may be used in both the U.S. and the European Union to obtain or maintain Regulatory Approval, (b) the timelines for such activities, and (c) the Joint Global Development Budget, in each case ((a) through (c)), as the same may be amended from time-to-time in accordance with this Agreement. The initial Joint Global Development Plan is attached as Schedule 4.3.1 of this Agreement.

1.125	“Joint Global Development Program” means the program of Development activities conducted under the Joint Global Development Plan.
1.126	“Joint Global Medical Affairs Budget” means the budget of External Costs to be incurred in the performance of activities under the Joint Medical Affairs Plan for any Licensed Product.
1.127	“Joint Global Medical Affairs Plan” has the meaning set forth in Section 7.1 (Medical Affairs Plan).
1.128	“Joint Medical Affairs Team” has the meaning set forth in Section 3.3.3(c).
1.129	“Joint Publication Strategy” has the meaning set forth in Section 12.6 (Publications).
1.130	“JSC” has the meaning set forth in Section 3.1.1 (Formation and Purpose of the JSC).
1.131

“Know-How” means proprietary Inventions, discoveries, trade secrets, materials, information, experience, data, formulas, procedures, technology, and results (whether or not patentable), including practices, knowledge, know-how, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), dosage regimens, assays, diagnostics, product specifications, manufacturing techniques and costs, analytical and quality control data and marketing, pricing and distribution costs, and sales practices, methods, data, and descriptions.

1.132

“Knowledge” means, with respect to a Party and any matter in question, the actual knowledge of such Party’s senior management as of the Execution Date, without any inquiry or investigation as to such matter.  For this purpose, “senior management” means any Person who is an “officer” of the applicable Party, as defined in Rule 16a-1(f) of the U.S. Securities Exchange Act of 1934 or the foreign equivalent thereof.

1.133

“Latin American Region” means all of the following countries and territories: countries and territories of South America (excluding French Guiana), Mexico, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Cuba, Dominican Republic, Haiti, Guadeloupe, and Martinique.

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1.134	“Lead Product” means SRP-9001, in any dosage strength, concentration, or formulation Controlled by Sarepta or any of its Affiliates.
1.135	“Lead Product Regulatory Milestone Event” has the meaning set forth in Section 9.4.1 (Lead Product Regulatory Milestones).
1.136	“Lead Product Regulatory Milestone Payment” has the meaning set forth in Section 9.4.1 (Lead Product Regulatory Milestones).
1.137	“Lead Product Royalties” has the meaning set forth in Section 9.5.1 (Royalty Payments For Lead Product).
1.138	“Lead Product Royalty Rates” has the meaning set forth in Section 9.5.1 (Royalty Payments For Lead Product).
1.139	“Lead Product Royalty Term” has the meaning set forth in Section 9.5.1 (Royalty Payments For Lead Product).
1.140	“Lead Product Sales Milestone Events” has the meaning set forth in Section 9.4.5 (Sales Milestones).
1.141	“Lead Product Sales Milestone Payments” has the meaning set forth in Section 9.4.5 (Sales Milestones).
1.142

“LGMD Diligence Package” means, with respect to each LGMD Product, a package of documents or information to be provided or made available to Roche containing the following: (a) the information set forth on Schedule 1.142; (b) a reasonably detailed summary of all Development activities undertaken by or on behalf of Sarepta or any of its Affiliates with respect to such LGMD Product; (c) all Regulatory Submissions related to such LGMD Product, if any, and a summary of all substantive correspondence to or from any Regulatory Authority related to such LGMD Product, if any; (d) a list of any Patent Rights Covering such LGMD Product and a description of the material Sarepta Know-How related to such LGMD Product; and (e) copies of all material agreements between Sarepta and any Third Party pursuant to which Sarepta is granted rights with respect to an LGMD Product.

1.143	“LGMD Evaluation Period” has the meaning set forth in Section 2.8.3 (LGMD ROFN Evaluation Period).
1.144	“LGMD Initial Response” has the meaning set forth in Section 2.8.3 (LGMD ROFN Evaluation Period).
1.145

“LGMD Products” means any and all products Controlled by Sarepta or any of its Affiliates as of the Effective Date or at any time during the Term for the treatment, prevention, cure, amelioration, or therapy of Limb Girdle Muscular Dystrophy.

1.146	“LGMD ROFN Exercise Notice” has the meaning set forth in Section 2.8.4 (LGMD ROFN Exercise).
1.147	“LGMD ROFN Negotiation Period” has the meaning set forth in Section 2.8.4 (LGMD ROFN Exercise).

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1.148	“LGMD ROFN Notice” has the meaning set forth in Section 2.8.2 (LGMD ROFN).
1.149	“LGMD ROFN Rights” has the meaning set forth in Section 2.8.2 (LGMD ROFN).
1.150

“Licensed Products” means (a) as of the Effective Date, the Lead Product, and (b) thereafter during the Term, any and all Option Products for which Roche exercises the applicable Option in accordance with Section 2.7 (Exercise of Option).

1.151	“Losses” has the meaning set forth in Section 13.1 (Indemnification by Sarepta).
1.152

“MAA” or “Marketing Authorization Application” means any (a) Biologics License Application submitted under Section 351(a) of the PHSA, (b) New Drug Application as defined in the FD&C Act, or (c) substantially similar application or submission to those set forth in clause (a) or clause (b) filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval to Commercialize a biopharmaceutical or diagnostic product in that country or in that group of countries, including, with respect to the E.U., a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the EU with respect to the mutual recognition or any other national approval, in each case ((a) through (c)), including any amendments thereto, and supplemental applications, but excluding Reimbursement Approval applications.

1.153

“Manufacture” means with respect to any product, any and all activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, supply, or storage of such product (or any components or process steps involving such product or any companion diagnostic), placebo, or comparator agent, as the case may be, including qualification, validation, and scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding any activities directed to Development, Medical Affairs, or Commercialization.  “Manufacturing” and “Manufactured” will be construed accordingly.

1.154

“Manufacturing Costs” means, with respect to a Licensed Product, the fully-burdened cost incurred by Sarepta or its Affiliates in Manufacturing such Licensed Product (including all activities related to CMC, formulation, quality control, packaging and labeling, scale-up, failed batches (as to the extent it can be reasonably expected on normal operating variations) and expired materials, and including all activities related to the supply of plasmids, raw materials, drug substance, and drug product) in accordance with this Agreement and consistent with the applicable Supply Agreement, including: (a) to the extent that such Licensed Product is Manufactured by one or more CMOs, (i) the actual External Costs paid by Sarepta or its Affiliates to such CMOs for the Manufacture thereof plus (ii) to the extent allocable to the Licensed Products, the actual Internal Costs incurred to engage with and oversee such Third Party; and (b) to the extent that such Licensed Product is Manufactured by Sarepta or its Affiliates: material costs, depreciation of capital expenditures, actual External Costs, and actual Internal Costs, in each case, directly attributable to the Manufacture of such Licensed Product, and in each case, to the extent such costs are fairly allocated to the Licensed Product.  Notwithstanding the foregoing, Manufacturing Costs exclude all costs and expenses related to or occasioned by (A) any and all unused Manufacturing capacity of Sarepta or any of its Affiliates or CMOs, in each case, that is not reserved for any Licensed Product, (B) any and all unused Manufacturing capacity of Sarepta or any of its Affiliates that is reserved for any Licensed Product to the extent Sarepta or any of its Affiliates can, using reasonable efforts, allocate such capacity to any product that is not a Licensed Product or to any Third Party, (C) the Manufacture of any products other than the Licensed Products at the same facilities in which any Licensed Product is Manufactured, and (D) any overhead costs that are not reasonably allocated to Manufacturing the Licensed Products. Manufacturing Costs will be recognized only in accordance with the applicable Accounting Standard.

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1.155	“Manufacturing Plan” has the meaning set forth in Section 8.8 (Manufacturing Plan).
1.156	“Manufacturing Transition Notice” has the meaning set forth in Section 8.11.1 (Request for Technology Transfer).
1.157	“Manufacturing Transition Period” has the meaning set forth in Section 8.11.2 (Manufacturing Transition Period).
1.158	“Manufacturing Transition Plan” has the meaning set forth in Section 8.11.2 (Manufacturing Transition Period).
1.159

“Mark” means any trademark, trade name, service mark, service name, product name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and any and all (a) registrations and applications for registrations, and, as applicable, other intellectual property rights associated with any of the foregoing, and (b) goodwill associated with each of the foregoing.

1.160

“Material Communication” means material written, telephonic, or in person communications from or with any Regulatory Authority concerning any of the following: key product quality attributes (e.g., purity), safety findings affecting the platform (e.g., serious adverse events, emerging safety signals), clinical or non clinical findings affecting patient safety, lack of efficacy, receipt or denial of Regulatory Approval, the design of Clinical Trials, or the need for additional non clinical studies or IND-Enabling Studies (e.g., additional toxicology or carcinogenicity studies).

1.161

“Medical Affairs” means any and all activities conducted by or on behalf of a Party’s or any of its Affiliates’ medical affairs departments, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to activities that involve the promotion, marketing, sale, or other Commercialization of the Sarepta Products or any corresponding Sarepta Diagnostic Product and are not conducted by or on behalf of a Party’s or any of its Affiliates’ medical affairs departments.  Medical Affairs excludes any activities directed to Manufacturing, Development, or Commercialization.

1.162

“Medical Affairs Costs” means any and all costs and expenses actually incurred in connection with the performance of any Medical Affairs activities for any Licensed Product, including External Costs actually incurred in connection with the performance of any Medical Affairs activities for any Licensed Product.  Medical Affairs Costs will be recognized only in accordance with the applicable Accounting Standard.

1.163

“Middle Eastern Countries” means all of the following countries and territories: Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, the Palestinian territories, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates, and Yemen.

1.164	“Milestone Events” has the meaning set forth in Section 9.4.7 (Notification of Milestone Events).
1.165	“Milestone Payments” has the meaning set forth in Section 9.4.7 (Notification of Milestone Events).

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1.166

“Net Sales” means, with respect to a Licensed Product, for any period, the amounts stated in Roche’s and its Affiliates’ and Sublicensees’ “Sales” lines of their respective externally published audited (in the case of Roche) financial statements with respect to such Licensed Product for such period, which amount reflects the gross invoice price of such Licensed Product sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche and its Affiliates and Sublicensees (other than Third Party Distributors and Compulsory Sublicensees) during such period (such sales, “Sales” and such Persons, each, a “Seller”) less the following gross-to-net deductions (to the extent applied consistently by the applicable Seller with respect to sales of their respective other products) not previously deducted from the amount invoiced:

1.166.1[**];

1.166.2[**];

1.166.3[**]; and

1.166.4[**].

Sales for such Licensed Product will be reflective of bona fide, arms length transactions, as determined in accordance with the then-currently used applicable Accounting Standards.  As such, the following will not be considered a Sale or count toward Net Sales: [**]. Also by way of example, the gross-to-net deductions of Sales in accordance with Accounting Standards as of the Effective Date are the following:

(a)	[**];
(b)	[**];
(c)	[**]; and
(d)	[**].

To the extent that any Seller receives consideration other than or in addition to cash upon the Sale of a Licensed Product, or in consideration of the performance of any services (including preliminary treatments or follow-up treatments) related to such Licensed Product, Net Sales will include the fair market value of such additional consideration.

1.167	“Non-Breaching Party” has the meaning set forth in Section 14.2.1 (Notice and Cure).
1.168	“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.
1.169	“Option” has the meaning set forth in Section 2.7.1 (Grant of Option).
1.170

“Option Data Package” means, with respect to each Option Product, a package of documents or information to be provided or made available to Roche containing the following: (a) the information set forth on Schedule 1.170; (b) a reasonably detailed summary of all Development activities undertaken by or on behalf of Sarepta or any of its Affiliates or Sublicensees with respect to such Option Product; (c) all Regulatory Submissions related to such Option Product, if any, and a summary of all substantive correspondence to or from any Regulatory Authority related to such Option Product, if any; (d) a list of any and all Patent Rights Covering such Option Product, and a description of the material Sarepta Know-How related to such Option Product; (e) an updated disclosure letter containing all applicable disclosures related to the representations and warranties set forth in Section 11.1 (Mutual Representations and Warranties) and Section 11.2 (Additional Sarepta Warranties) with respect to such Option Product; and (f) copies of all material agreements between Sarepta and any Third Party pursuant to which Sarepta is granted rights with respect to an Option Product or any agreement with any CMO related to the Manufacture of an Option Product.

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1.171	“Option Exercise Fee” has the meaning set forth in Section 9.3 (Option Exercise Fee).
1.172	“Option Exercise Notice” has the meaning set forth in Section 2.7.3 (Exercise of Option).
1.173

“Option Exercise Period” means (a) for all the Exon-Skipping Products, the period commencing on [**] and ending [**] after Sarepta’s delivery to Roche of the Option Data Package, and (b) for each other Option Product that is not an Exon-Skipping Product, on an Option Product-by-Option Product basis, the period commencing on the Effective Date and ending on the date that is [**] after Sarepta’s delivery to Roche of an Option Data Package for such Option Product; provided, however, that Roche may terminate prior to its natural expiration any Option Exercise Period by delivering a notice to Sarepta indicating that it does not intend to exercise the Option for the Option Product to which such Option Exercise Period relates, as such period may be extended pursuant to Section 2.7.2(d) (Incomplete Option Data Package and Right to Ask Questions).

1.174

“Option Product Development Plan” means the plan setting forth (a) all Clinical Trials for all Option Products and any corresponding Sarepta Diagnostic Product through the completion of Pivotal Clinical Trials and any other Development activities necessary to obtain and maintain Regulatory Approvals for each Option Product and any corresponding Sarepta Diagnostic Product in the U.S. and the European Union, including process development activities, and (b) the timelines for such activities, in each case ((a) and (b)), as the same may be amended from time-to-time in accordance with this Agreement.

1.175	“Option Product Development Program” means the program of Development activities conducted under the Option Product Development Plan.
1.176

“Option Product Know-How” means, with respect to any Option Product, any and all Know-How that is (a) Controlled by Sarepta or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or useful to Exploit such Option Product or any corresponding Sarepta Diagnostic Products in the Field.

1.177

“Option Product Patent Rights” means, with respect to any Option Product, any and all Patent Rights that are (a) Controlled by Sarepta or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or useful to Exploit such Option Product or any corresponding Sarepta Diagnostic Products in the Field in the Roche Territory.

1.178

“Option Products” means (a) any Gene Therapy Product, other than the Lead Product, [**] (“Gene Therapy Option Product”), (b) all Gene-Editing Products [**] (“Gene-Editing Option Products”) and (c) all Exon-Skipping Products.

1.179

“Orphan Drug Designation” means the granting of special status by a competent Regulatory Authority to a drug for treating a rare disease or condition that meets the applicable legal criteria such as those set forth in Regulation No 141/2000 of the European Parliament and of the Council as of December 16, 1999. Such a drug is protected by exclusive legal rights (“orphan drug exclusivity”) only after it receives Regulatory Approval by the Regulatory Authority for use in treating said rare disease or condition.

1.180	“Other Covered Party” means any political party or party official, or any candidate for political office, in each case, in any jurisdiction.
1.181	“Other Product Royalties” has the meaning set forth in Section 9.5.2 (Royalty Payments for Licensed Products other than Lead Product).

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1.182	“Other Product Royalty Term” has the meaning set forth in Section 9.5.2 (Royalty Payments for Licensed Products Other than the Lead Product).
1.183

“Packaging and Labeling” means any and all primary, secondary, or tertiary packaging and labeling of a Licensed Product (in its commercial packaging presentation) for sale or use in a country, including the Approved Labeling and insertion of materials such as patient inserts, patient medication guides, and professional inserts and any other written, printed, or graphic materials accompanying such Licensed Product and any brand security or anti-counterfeiting measures included in the packaging elements for such Licensed Product considered to be part of the finished packaged Licensed Product, and all testing and release thereof.

1.184	“Party Vote” has the meaning set forth in Section 3.7 (Decision-Making).
1.185

“Patent Challenge” means any action that contests anywhere in the world the scope, validity, or enforceability of a Patent Right in any court, arbitration proceeding, tribunal, or administrative agency, including the U.S. Patent and Trademark Office, European Patent Office, a national court in any country or jurisdiction and the Unified Patent Court (as applicable if and when in force). For clarity, a Patent Challenge shall not include arguments made by a Party that distinguishes the inventions claimed in Patent Rights owned or Controlled by such Party from those claimed in another Patent Right.  As used in this definition the term “contest” includes (a) filing an action seeking a determination of invalidity or unenforceability of any such Patent Right; (b) filing, or joining in, a post-grant proceeding, including (i) a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right or (ii) a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (c) filing, or joining in, any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in any country, (d) filing, or joining in, any derivation proceedings before an administrative agency, interferences, inventorship challenges or any other proceeding that challenges the inventorship or ownership of any such Patent Right, and (e) any foreign equivalent of clauses (a), (b), (c), or (d).

1.186

“Patent Rights” means any and all (a) patents, patent applications, and utility models in any country or jurisdiction, including provisional applications, priority applications, and international applications, (b) patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, and continuations-in-part, (c) patents that have issued or in the future issue from the foregoing patent applications, (d) substitutions, renewals, registrations, confirmations, revalidations, reissues, and re-examinations of the foregoing patents or patent applications, and (e) extensions, restorations, supplemental protection certificates, and the like based on any of the foregoing patents or patent applications.

1.187

“Person” means any corporation, sole proprietorship, limited or general partnership, limited liability partnership, limited liability company, business trust, joint stock company, joint venture, trust, incorporated or unincorporated association, governmental or political body, subdivision, authority, bureau, or agency, or any other entity or body similar to any of the foregoing, or an individual.

1.188

“Pharmacovigilance Agreement” means an agreement regarding receipt, investigation, and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of a Licensed Product in the Territory.

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1.189

“PHSA” means the United States Public Health Service Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.190

“Pivotal Clinical Trial” means any Clinical Trial of the active substance of a pharmaceutical or biologic product, the results of which, together with prior data and information concerning such product, are intended to be sufficient, without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, purity, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and is intended to support the filing of a MAA by a Regulatory Authority in such jurisdiction.

1.191	“Potential In-License” has the meaning set forth in Section 2.5.2 (Potential In-Licenses).
1.192

“Product Marks” means any and all Marks (whether registered or unregistered), other than any Sarepta Housemark or Roche Housemark, for use on, with, or to refer to any Licensed Product or used with patient support or other information or services or Product Materials associated with any Licensed Product in the Territory during the Term, together with any and all (a) registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) goodwill associated with each of the foregoing.

1.193

“Product Materials” means any and all promotional materials, training materials, medical education materials, Packaging and Labeling, and all other literature or other information related to any Licensed Product.

1.194

“Professional Requirements” means (a) the codes and standards of the European Accreditation Council for Continuing Medical Education (EACCME) and the European Federation of Pharmaceutical Industries and Associations (EFPIA), (b) the codes of the Prescription Medicines Code of Practice Authority (PMCPA) and the Association of the British Pharmaceutical Industry (ABPI), (c) FDA’s regulations, guidance, and enforcement letters concerning the advertising of prescription drug products, (d) the American Medical Association’s Guidelines on Gifts to Physicians from Industry, (e) the Accreditation Council for Continuing Medical Education (ACCME) Standards for Commercial Support of Continuing Medical Education, (f) the Pharmaceutical Supply Chain Initiative (PSCI) and Pharmaceutical Industry Principles for Responsible Supply Chain Management, (g) the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA Code), (h) the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers (OIG Compliance Guidance), and (i) all other accepted national and international pharmaceutical industry codes of practice in and for the relevant countries in the Territory, as any of the foregoing may be amended from time-to-time.

1.195	“Proof of Concept Trial” means a Clinical Trial (including any portion thereof) of an Option Product [**].
1.196	“Proof of Concept Trial Success” means, with respect to an Option Product, [**].
1.197	“Prosecuting Party” has the meaning set forth in Section 10.6.1 (Filing of Joint Collaboration Patent Rights).
1.198	“Publication” has the meaning set forth in Section 12.6 (Publications).

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1.199	“Publishing Notice” has the meaning set forth in Section 12.6(b).
1.200	“Publishing Party” has the meaning set forth in Section 12.6(b).
1.201	“[**]” means [**].
1.202	“Receiving Party” has the meaning set forth in Section 12.1.1 (Duty of Confidence).
1.203	“Region” means any of the Asian Region, the European Region, the Latin American Region, Japan, or the ROW Region.
1.204

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization required by Applicable Law for the commercial sale of a pharmaceutical, diagnostic, or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.

1.205

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over any pharmaceutical, diagnostic, or biologic product, (b) in the E.U., the EMA and any other applicable Governmental Authority in the E.U.  having jurisdiction over any pharmaceutical, diagnostic, or biologic product, and (c) in other countries, other analogous Governmental Authorities having jurisdiction over any pharmaceutical, diagnostic, or biologic product.

1.206

“Regulatory Exclusivity” means, with respect to any Licensed Product in any country or jurisdiction in the Roche Territory, the period of time during which: (a) a Party or its Affiliate or Sublicensee has been granted the exclusive legal right by a Regulatory Authority, other than through a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FD&C Act, rights in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Roche Territory, or is otherwise entitled to the exclusive legal right by operation of Applicable Law in such country to market and sell such Licensed Product, and such right precludes the receipt of Regulatory Approval of any Third Party product that is deemed to be the same or a similar drug, in each case, under applicable orphan drug regulations; or (b) the data and information submitted by a Party or its Affiliate or Sublicensee to the relevant Regulatory Authority in such country or jurisdiction for purposes of obtaining Regulatory Approval of such Licensed Product may not be disclosed, referenced, or relied upon in any way by any Third Party or such Regulatory Authority to support the Regulatory Approval or marketing of any product by any Third Party in such country or jurisdiction, or if such data and information is disclosed, referenced, or relied upon to support a Regulatory Approval granted to any Third Party in such country or jurisdiction, then the product may not be placed on the market for any indication.

1.207	“Regulatory Expert” has the meaning set forth in Section 3.8.2(a) (Regulatory Expert Matters).
1.208	“Regulatory Expert Matter” has the meaning set forth in Section 4.3.1 (Joint Global Development Plan).
1.209	“Regulatory Milestone Event” has the meaning set forth in Section 9.4.1 (Regulatory Milestones).

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1.210	“Regulatory Milestone Payment” has the meaning set forth in Section 9.4.1 (Regulatory Milestones).
1.211

“Regulatory Responsible Party” means, for each Sarepta Product in the Sarepta Territory or Roche Territory and any corresponding Sarepta Diagnostic Product, the Party designated under Section 5.2 (Regulatory Responsible Party).

1.212

“Regulatory Submission” means any filing, application, or submission with any Regulatory Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical, diagnostic, or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all written or electronic correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority.  Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.213

“Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country that establishes prices charged to end-users for pharmaceutical, diagnostic, or biologic products at which such pharmaceutical, diagnostic, or biologic products will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in such country or any other approvals related to pricing, reimbursement, or access to a pharmaceutical, diagnostic, or biologic product (including all activities related to tenders and contracts).

1.214	“Restricted Party” means any individual or entity on one or more of the Restricted Party Lists.
1.215

“Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the entities subject to restrictive measures and the consolidated list of Persons, Groups, and Entities Subject to E.U.  Financial Sanctions, as implemented by the E.U.  Common Foreign & Security Policy.

1.216	“Right of Reference” has the meaning set forth in Section 5.6 (Assignment of Regulatory Submissions and Regulatory Approvals to Roche).
1.217

“Roche Background Know-How” means any and all Know-How (excluding the Roche Collaboration Know-How and Roche’s interest in Joint Collaboration Know-How) that is (a) Controlled by Roche or any of its Affiliates as of the Effective Date or during the Term and (b) (i) used by or on behalf of Roche or any of its Affiliates to Exploit one or more Licensed Products or corresponding Sarepta Diagnostic Products or (ii) otherwise disclosed to Sarepta or any of its Affiliates at any meeting of the JSC or any Subcommittee (as documented in the minutes of such JSC or Subcommittee meeting) or otherwise in writing, in each case, in the conduct of activities under this Agreement by or on behalf of Roche or any of its Affiliates.

1.218

“Roche Background Patent Rights” means any and all Patent Rights (excluding the Roche Collaboration Patent Rights and Roche’s interest in the Joint Collaboration Patent Rights) that are (a) Controlled by Roche or any of its Affiliates as of the Effective Date or during the Term and (b) (i) used by or on behalf of Roche or any of its Affiliates to Exploit one or more Licensed Products or corresponding Sarepta Diagnostic Products and that Cover any Roche Background Know-How or (ii) that, without a license thereunder, would be infringed by the Exploitation of one or more Licensed Products or corresponding Sarepta Diagnostic Products in accordance with this Agreement.

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1.219	“Roche Background Technology” means the Roche Background Know-How and Roche Background Patent Rights.
1.220

“Roche Collaboration Know-How” means any and all Collaboration Know-How developed or invented solely by Roche’s or any of its Affiliates’ or Sublicensees’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to Roche or any Affiliate or Sublicensee of Roche.

1.221	“Roche Collaboration Patent Rights” means any and all Collaboration Patent Rights that Cover any Roche Collaboration Know-How.
1.222	“Roche Collaboration Technology” means any and all Roche Collaboration Know-How, Roche Collaboration Patent Rights, and Roche’s interest in the Joint Collaboration Technology.
1.223

“Roche Housemarks” means (a) all corporate logos of Roche or any of its Affiliates, (b) the trademark “Roche”, (c) any other Mark (whether registered or unregistered) containing the word “Roche”, (d) any other corporate logo or other Mark used by Roche or any of its Affiliates to identify Roche or its Affiliates, (e) all registrations and applications for registrations of the foregoing, and (f) all goodwill associated with any and all of the foregoing in clauses (a) through (e).

1.224	“Roche Indemnitees” has the meaning set forth in Section 13.1 (Indemnification by Sarepta).
1.225	“Roche Major Country” means, with respect to all Licensed Products, [**].
1.226	“Roche Medical Affairs Plan” has the meaning set forth in Section 7.1 (Medical Affairs Plans).
1.227	“Roche Technology” means Roche Background Technology and Roche Collaboration Technology.
1.228	“Roche Territory” means worldwide, excluding the Sarepta Territory.
1.229	“Roche Territory Branding and Marketing Plan” has the meaning set forth in Section 6.4 (Branding and Marketing Plans).
1.230

“Roche Territory Development Plan” means the plan setting forth (a) all Development activities, other than activities included in the Joint Global Development Plan, that are necessary or desirable to obtain and maintain Regulatory Approvals or Reimbursement Approvals of each Licensed Product and any corresponding Sarepta Diagnostic Product in the Roche Territory (including in each Roche Major Country for the applicable Licensed Product), including all proposed post-Regulatory Approval studies and all other non-clinical and pre-clinical studies and Clinical Trials, in each case, the data from which will be used solely for the Roche Territory and regulatory plans, and (b) the timelines for such activities, in each case ((a) and (b)), as the same may be amended from time-to-time in accordance with this Agreement.

1.231

“Roche Territory Development Program” means the program of Development activities conducted under the Roche Territory Development Plan, which will exclude any Development activities conducted under the Joint Global Development Program.

1.232	“ROW Region” means all countries and territories within the Roche Territory that are not included in Japan, the Asian Region, the Latin American Region, or the European Region.

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1.233	“Royalties” has the meaning set forth in Section 9.5.2 (Royalty Payments for Licensed Products Other than the Lead Product).
1.234	“Royalty-Bearing Patent Rights” means, with respect to a Licensed Product in a country in the Roche Territory, [**].
1.235	“Royalty Report” has the meaning set forth in Section 9.5.4(a) (Royalty Report).
1.236	“Royalty Term” means, as applicable, the Lead Product Royalty Term or the Other Product Royalty Term.
1.237	“Sales” has the meaning set forth in Section 1.166 (Net Sales).
1.238	“Sales Milestone Event” has the meaning set forth in Section 9.4.2 (Sales Milestones).
1.239	“Sales Milestone Payment” has the meaning set forth in Section 9.4.2 (Sales Milestones).
1.240

“Sarepta Collaboration Know-How” means any and all Collaboration Know-How developed or invented solely by Sarepta’s or any of its Affiliates’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to Sarepta or any Affiliate of Sarepta.

1.241	“Sarepta Collaboration Patent Rights” means any and all Collaboration Patent Rights that Cover any Sarepta Collaboration Know-How.
1.242

“Sarepta Diagnostic Products” means (a) any and all in vitro diagnostic tests or products that (i) are Controlled by Sarepta or its Affiliates at any time during the Term that are being developed, or have been indicated by the applicable Regulatory Authority, for use with any Licensed Products, and (ii) provide information essential to the safe and effective use of one or more Licensed Products or are otherwise necessary for the Regulatory Approval of any Licensed Products, and (b) [**].

1.243

“Sarepta Housemarks” means (a) the corporate logo of Sarepta or any of its Affiliates, (b) the trademark for “Sarepta,” (c) any other Marks (whether registered or unregistered) containing the word “Sarepta,” (d) any other corporate logo or other Mark used by Sarepta or any of its Affiliates to identify Sarepta or its Affiliates, (e) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (f) all goodwill associated with any and all of the foregoing in clauses (a) through (e).  A list of all Sarepta Housemarks existing as of the Effective Date and Sarepta’s form of trademark use authorization is set forth on Schedule 1.243.

1.244

“Sarepta Inability to Supply” means Roche’s reasonable belief that Sarepta will be unable to deliver to Roche or its designee sufficient supply of Licensed Product to meet the quantities set forth in the then-current Demand Forecast Plan for the Licensed Product allocated for [**].

1.245	“Sarepta Indemnitees” has the meaning set forth in Section 13.2 (Indemnification by Roche).
1.246

“Sarepta Know-How” means any and all Know-How (excluding Sarepta’s interest in Joint Collaboration Know-How) that is (a) Controlled by Sarepta or any of its Affiliates as of the Effective Date or at any time during the Term and (b) (i) necessary or useful to Exploit one or more Licensed Products or Sarepta Diagnostic Products in the Field or (ii) otherwise disclosed to Roche or any of its Affiliates at any meeting of the JSC or any Subcommittee (as documented in the minutes of such JSC or Subcommittee meeting) or otherwise in writing, in each case, in the conduct of activities under this Agreement by or on behalf of Sarepta or any of its Affiliates. Sarepta Know-How includes all Sarepta Collaboration Know-How.

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1.247

“Sarepta Manufacturing Know-How” means, on a Licensed Product-by-Licensed Product basis, the Sarepta Know-How that is related to the Manufacture of the applicable Licensed Product that is the subject of a Supply Failure.

1.248	“Sarepta Medical Affairs Plan” has the meaning set forth in Section 7.1.3 (Sarepta Medical Affairs Plan).
1.249	“Sarepta-Owned Marks” has the meaning set forth in Section 10.16.2 (Ownership of Trademarks).
1.250

“Sarepta Patent Rights” means any and all Patent Rights (excluding Sarepta’s interest in Joint Collaboration Patent Rights) that are (a) Controlled by Sarepta or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents) to Exploit one or more Licensed Products or Sarepta Diagnostic Products in the Field in the Roche Territory.  Sarepta Patent Rights include all Sarepta Collaboration Patent Rights.  All Sarepta Patent Rights as of the Execution Date are set forth on Schedule 1.250(Sarepta Patent Rights).

1.251	“Sarepta Product” means any Licensed Product or Option Product.
1.252	“Sarepta Technology” means the Sarepta Know-How, the Sarepta Patent Rights, and Sarepta’s interest in the Joint Collaboration Technology.
1.253	“Sarepta Territory” means the U.S.
1.254	“Sarepta Territory Branding and Marketing Plan” has the meaning set forth in Section 6.4 (Branding and Marketing Plans).
1.255	“Seller” has the meaning set forth in Section 1.166 (Net Sales).
1.256

“Shortage” means the inability of Sarepta and its CMOs to, or either Party’s reasonable belief that Sarepta and its CMOs are reasonably likely to be unable to, Manufacture the quantities of conforming Licensed Product contemplated in the then-current Demand Forecast Plan that are in excess of the quantities set forth in the then-current Capacity Plan.

1.257

“SRP-9001” means a gene therapy product that delivers to cells as a therapeutic agent a transgene that encodes and directly expresses dystrophin or a derivative thereof (such as micro-dystrophin or mini-dystrophin) Controlled by Sarepta or any of its Affiliates having [**].  SRP-9001 includes the product known as SRP-9001 or rAAVrh74.MHCK7.micro-dystrophin.

1.258	“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of the Execution Date between Roche Finance Ltd and Sarepta Therapeutics, Inc.
1.259	“Subcommittee” has the meaning set forth in Section 3.2.1 (Formation; Authority).
1.260	“Subcontracting Party” has the meaning set forth in Section 2.3.3 (Subcontracting).
1.261	“Sublicense” has the meaning set forth in Section 2.3 (Rights to Grant Sublicenses).

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1.262

“Sublicensee” means any Third Party to which (a) Sarepta or any of its Affiliates grants a sublicense under any of the rights granted to Sarepta under this Agreement or (b) Roche or any of its Affiliates grants a sublicense under any of the rights granted to Roche under this Agreement.

1.263	“Supply Agreements” means the Development Supply Agreement and the Commercial Supply Agreement and the corresponding quality agreements fulfilling the requirements set forth in Schedule 1.263.
1.264	“Supply Failure” means (a) the failure of Sarepta or the CMOs engaged by Sarepta to [**].
1.265	“Supply Price” has the meaning set forth in Section 8.7 (Supply Price).
1.266	“Term” has the meaning set forth in Section 14.1 (Term).
1.267	“Terminated Product” has the meaning set forth in Section 14.1 (Effects of Termination).
1.268

“Terminated Region” means each Region in the Roche Territory with respect to which this Agreement has been terminated pursuant to Section 14.2 (Termination for Breach), Section 14.3 (Termination by Roche for Convenience), or Section 14.6 (Cessation of Development and Commercialization), and if this Agreement is terminated in its entirety, then all Regions in the Roche Territory will be Terminated Regions.

1.269	“Territory” means collectively the Roche Territory and the Sarepta Territory.
1.270	“Third Party” means any Person other than a Party and its Affiliates.
1.271	“Third Party Claims” has the meaning set forth in Section 13.1 (Indemnification by Sarepta).
1.272

“Third Party Distributor” means, with respect to any country, any Third Party that purchases any Licensed Products or Sarepta Diagnostic Products in such country from a Party or any of its Affiliates or Sublicensees and is appointed as a distributor to distribute, market, and resell such Licensed Products in such country directly to customers and does not Develop or Manufacture such product.

1.273	“Third Party Patent Challenge” has the meaning set forth in Section 10.10 (Defense of Third Party Patent Challenges).
1.274	“Third Party Payment” means any amount paid [**] pursuant to a Collaboration In-License.
1.275	“Third Party Royalty Payments” means, with respect to any Licensed Product, [**].
1.276	“Upfront Payment” has the meaning set forth in Section 9.1 (Upfront Payment).
1.277	“U.S. Dollars” or “$” means the legal tender of the U.S.
1.278	“United States” or “U.S.” means the United States of America (including all possessions and territories thereof, including Puerto Rico).

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1.279

“Valid Claim” means: (a) any claim of an issued and unexpired patent (as may be adjusted through a patent term adjustment or extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or held unenforceable by a patent office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period); or (b) any pending claim of an unissued, pending patent application that (i) is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and (ii) which application has not been pending for more than [**] since the earliest priority date of such application, unless and until such claim becomes an issued claim of an issued patent in which case it will again be considered a Valid Claim under the foregoing clause (a).

1.280	“Withholding Party” has the meaning set forth in Section 9.11 (Taxes).

Article 2
LICENSES

2.1

Grant of Licenses to Roche.  Subject to the terms of this Agreement (including Section 2.4 (No Other Rights and Retained Rights)), Sarepta, on behalf of itself and its Affiliates, hereby grants to Roche an exclusive (even as to Sarepta and its Affiliates) license (with the right to grant Sublicenses through multiple tiers only as provided in Section 2.3.1 (Rights to Grant Sublicenses)) under the Sarepta Technology to (a) Develop Licensed Products and any corresponding Sarepta Diagnostic Products in the Field in the Roche Territory solely in accordance with the Roche Territory Development Plan solely for Commercialization of such Licensed Products in the Field in the Roche Territory, (b) Manufacture Licensed Products in the Territory for use in the Roche Territory in the Field in accordance with this Agreement as provided in Article 8 (Manufacturing and Supply), (c) perform Medical Affairs activities with respect to Licensed Products and any corresponding Sarepta Diagnostic Products in the Field in the Territory solely in accordance with the Roche Medical Affairs Plan and the Joint Global Medical Affairs Plan, and (d) Commercialize Licensed Products and any corresponding Sarepta Diagnostic Products in the Field in the Roche Territory and (e) otherwise perform Roche’s obligations under this Agreement.

2.2

Grant of License to Sarepta. Subject to the terms of this Agreement (including Section 2.4 (No Other Rights and Retained Rights)), Roche, on behalf of itself and its Affiliates, hereby grants to Sarepta a royalty-free, fully paid-up license (with the right to grant Sublicenses through multiple tiers only as provided in Section 2.3.1 (Rights to Grant Sublicenses)) under the Roche Background Technology and the Roche Collaboration Technology to (a) Develop Licensed Products and any corresponding Sarepta Diagnostic Products in the Field worldwide solely in accordance with the Joint Global Development Plan, (b) perform Development activities with respect to Licensed Products, the data from which activities may be used solely to obtain or maintain Regulatory Approval for the Licensed Products in the Sarepta Territory, (c) perform Medical Affairs activities with respect to Licensed Products worldwide solely in accordance with the Joint Global Medical Affairs Plan and the Sarepta Medical Affairs Plan, (d) Manufacture the Licensed Products and any corresponding Sarepta Diagnostic Products worldwide in accordance with this Agreement, (e) Commercialize the Licensed Products and any corresponding Sarepta Diagnostic Products in the Sarepta Territory, and (f) otherwise perform Sarepta’s obligations under this Agreement.  The license granted by Roche to Sarepta under this Section 2.2 (Grant of License to Sarepta) (i) under the Roche Collaboration Technology will be exclusive in the Sarepta Territory and non-exclusive in the Roche Territory and, (ii) under the Roche Background Technology will be non-exclusive.

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2.3	Sublicensing and Subcontracting Terms.
2.3.1

Rights to Grant Sublicenses.  Subject to the terms of this Agreement  (including Roche’s rights of first negotiation set forth under Section 2.8 (Rights of First Negotiation)), each Party (the “Sublicensing Party”) will have the right to grant to one or more of its Affiliates or any Third Party sublicenses of the rights granted to such Sublicensing Party under Section 2.1 (Grant of Licenses to Roche) or Section 2.2  (Grant of Licenses to Sarepta), as applicable (each, a “Sublicense”), without the other Party’s consent (which rights may be further granted through multiple tiers, in each case, in accordance with this Agreement), except that with regards to any Sublicense of rights in any Roche Major Countries (other than the grant of a Sublicense to Chugai for rights in Japan), Roche may only grant Sublicenses upon receipt of Sarepta’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Subject to Section 2.3.2 (Termination of Sublicenses), each Sublicensee shall hold its rights subject to and contingent on the rights licensed to the applicable Sublicensing Party under the terms of this Agreement.

2.3.2

Termination of Sublicenses.  If the licenses granted to the Sublicensing Party under Section 2.1 (Grant of Licenses to Roche) or Section 2.2 (Grant of Licenses to Sarepta) are terminated with respect to a particular Licensed Product in one or more countries, then all Sublicenses granted by such Sublicensing Party with respect to such Licensed Products in such country or countries shall automatically terminate; provided, however, that if (a) Sarepta terminates any licenses under Section 2.1 (Grant of Licenses to Roche) with respect to a particular Licensed Product in one or more countries pursuant to Section 14.2 (Termination for Breach) for material breach by Roche, then, upon the request of any Sublicensee of Roche that is not then in breach of its Sublicense or the terms of this Agreement applicable to such Sublicensee for the grant of a direct license from Sarepta to Exploit the applicable Licensed Products in the applicable country or countries, Sarepta will enter into a written agreement directly with such Sublicensee as soon as reasonably practicable after such termination on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of the sublicense grant.

2.3.3

Subcontracting.  Each Party (the “Subcontracting Party”) may engage one or more Affiliates or Third Party subcontractors to perform services in furtherance of the performance of the Subcontracting Party’s obligations or exercise of the Subcontracting Party’s rights under this Agreement; provided that (a) the Subcontracting Party will not engage any such Affiliate or Third Party that has been Debarred/Excluded; (b) no engagement of any such Affiliate or Third Party subcontractors will relieve the Subcontracting Party of its obligations under this Agreement or any liability hereunder, and (c) the Subcontracting Party will be liable for any act or omission of any Affiliate or Third Party subcontractor that is a breach of any of the Subcontracting Party’s obligations under this Agreement as though the same were a breach by the Subcontracting Party, and the non-Subcontracting Party will have the right to proceed directly against the Subcontracting Party without any obligation to first proceed against such Affiliate or Third Party subcontractor.

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2.3.4

Sublicenses.  Prior to granting any Sublicenses to any Third Parties pursuant to Section 2.3.1 (Rights to Grant Sublicenses) and with regard to Roche for the Roche Major Countries only, the Sublicensing Party shall provide written notice to the other Party identifying (a) the Sublicensing Party’s intention to grant a Sublicense to any Third Party of the rights granted to such Party under this Agreement, (b) the purpose of such Sublicense, and (c) the identity of such Third Party. Each Sublicense granted by a Sublicensing Party pursuant to Section 2.3.1 (Right to Grant Sublicenses) shall be made pursuant to a written agreement that is subject and subordinate to this Agreement.  Each Sublicense agreement shall (i) be consistent with the terms of this Agreement, (ii) require that such Sublicensee undertake obligations of confidentiality and non-use regarding Confidential Information that are at least as protective as those undertaken by the Sublicensing Party with respect to Confidential Information pursuant to Article 12 (Confidentiality), and (iii) require that the Sublicensee assign or license to the Sublicensing Party all Patent Rights and Know-How developed or invented by the Sublicensee that are necessary or useful to Exploit the Licensed Products and corresponding Sarepta Diagnostic Products (such that the Sublicensing Party Controls such Patent Rights and Know-How for the purposes of this Agreement).  As soon as reasonably practicable after execution by Roche or any of its Affiliates of any Sublicense agreement with a Third Party for a Sublicense Roche will provide Sarepta with a copy of such agreement (which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Agreement, including this Section 2.3.4 (Sublicenses)).  Notwithstanding any Sublicense, the Sublicensing Party will be liable for any act or omission of any Sublicensee that is a breach of any of the Sublicensing Party’s obligations under this Agreement as though the same were a breach by the Sublicensing Party, and the non-Sublicensing Party will have the right to proceed directly against the Sublicensing Party without any obligation to first proceed against such Sublicensee.

2.4

No Other Rights and Retained Rights.  Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party or any of its Affiliates, including Sarepta Technology, Roche Background Technology, or Roche Collaboration Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise.  Roche will not practice or otherwise Exploit the Sarepta Technology, and Sarepta will not practice or otherwise Exploit the Roche Background Technology or Roche Collaboration Technology, in each case, other than as expressly licensed and permitted under this Agreement.  Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party.  Without limiting the foregoing, Sarepta hereby expressly retains the right to Exploit any Option Product in accordance with this Agreement (subject to Roche’s exclusive rights under this Agreement upon exercise of the applicable Option for such Option Product) and to perform (a) Development activities for the Licensed Products and Sarepta Diagnostic Products worldwide in accordance with the Agreement; provided that the right to perform such Development activities for the Licensed Products and Sarepta Diagnostic Products in the Roche Territory shall be limited to the activities set forth in the Joint Global Development Plan, (b) Medical Affairs activities for the Licensed Products and Sarepta Diagnostic Products worldwide in accordance with the Joint Global Medical Affairs Plan and the Sarepta Medical Affairs Plan, (c) Commercialization activities for the Licensed Products and Sarepta Diagnostic Products in the Sarepta Territory, (d) Manufacturing activities worldwide in accordance with this Agreement, and (e) Sarepta’s other obligations under this Agreement in accordance with this Agreement.

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2.5	In-Licenses.
2.5.1

Existing In-Licenses.  The agreements listed on Schedule 2.5.1 (Existing In-Licenses) are Existing In-Licenses entered into by Sarepta prior to the Effective Date.  Notwithstanding any provision to the contrary set forth in this Agreement, each Party stipulates and agrees that (a) the rights and licenses granted to the other Party under this Agreement are subject to the applicable terms of all Existing In-Licenses with respect to the Sarepta Technology or Roche Technology, as applicable, (b) each Party’s ability to comply with its obligations, and grant rights and licenses to the other Party, under this Agreement may be limited by requirements and restrictions imposed on the other Party under the Existing In-Licenses with respect to the Sarepta Technology or Roche Technology, as applicable, that is being sublicensed under such Existing In-Licenses, and (c) neither Party will be required to take any action or inaction that would cause such Party to be in breach of any Existing In-License.  Each Party shall maintain all Existing In-Licenses to which it is a Party in full force and effect and shall not, either directly or indirectly, (i) take or omit to take any action that would cause a termination of, or breach under, any such Existing In-Licenses, (ii) accept additional obligations to the extent such additional obligations would adversely impact the other Party or (iii) waive any of its rights under any such Existing In-Licenses.  Sarepta acknowledges and agrees that it is solely responsible for ensuring its compliance (including any obligations to pay its counterparties any owed amounts) with such Existing In-Licenses and will give Roche notice of any material breach under any Existing In-License promptly upon receipt thereof from the applicable counterparty. In such case, if Sarepta has not cured, or put in place a plan to cure, such material breach within 30 days of the date of such notice from Sarepta (or such longer time as may be agreed by the Parties), then, to the extent practicable, Roche will have the right to cure any such uncured material breach of the applicable Existing In-License.  If an Existing In-License is nonetheless terminated, then Sarepta shall use reasonable efforts to reasonably assist Roche in obtaining a direct license from the applicable counterparty to such Existing In-License as soon as reasonably practicable.

2.5.2

Potential In-Licenses.  Either Party may determine that the Exploitation of a Licensed Product or a Sarepta Diagnostic Product in its Territory may require a grant of rights under either (a) additional Patent Rights or (b) Patent Rights together with Know-How, in each case, Controlled by Third Parties, to avoid infringement or misappropriation of the applicable Patent Rights or Know-How Controlled by such Third Party, whether by license or acquisition (each, a “Potential In License”).  [**].

2.5.3	Collaboration In-Licenses. [**].
2.5.4	[**].
2.5.5	Scope of Sarepta Future In-Licenses. [**].

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2.6	Exclusivity.
2.6.1

Exclusivity Obligation. Subject to Section 2.5.5(a)(C) ([**]), Section 2.5.5(b)(B) ([**]), and Section 2.6.2 ([**]), Roche and its Affiliates will not, directly or indirectly by itself or in collaboration with a Third Party, perform any Clinical Trials that relate to, or Commercialize, any Gene Therapy Product, Gene Editing-Product, or antisense oligonucleotide product that targets the dystrophin gene to induce exon skipping, in each case, for the treatment, prevention, cure or amelioration of DMD (“Competitive Product”) during the time period beginning on the Execution Date (to the extent permissible under Applicable Law) and continuing until the date that is five years following the Effective Date (the “Exclusivity Period”); provided that on an Option Product-by-Option Product basis:

(a)

if Roche exercises an Option for a Gene Therapy Product, then the Exclusivity Period for Gene Therapy Products for the treatment, prevention, cure, or amelioration of DMD will extend from the date such Option is exercised until the fifth anniversary of such date;

(b)

if Roche exercises an Option for a Gene-Editing Product, then the Exclusivity Period for Gene-Editing Products for the treatment, prevention, cure, or amelioration of DMD will extend from the date such Option is exercised until the fifth anniversary of such date; and

(c)

if Roche exercises the Option for the Exon-Skipping Products, then the Exclusivity Period for antisense oligonucleotide product that targets the dystrophin gene to induce exon skipping will extend from the date such Option is exercised until the fifth anniversary of such date, and if Roche does not exercise the Option for the Exon-Skipping Products during the Option Exercise Period for the Exon-Skipping Products, then the Exclusivity Period for antisense oligonucleotide product that targets the dystrophin gene to induce exon skipping will end upon the expiration or termination of such Option Exercise Period.

For clarity, the exclusivity obligations set forth in this Section 2.6.1 (Exclusivity Obligation) does not apply to any Licensed Products under this Agreement.

2.6.2	[**].
2.7	Option.
2.7.1

Grant of Options.  Sarepta hereby grants to Roche the exclusive option to be granted the exclusive license under the Sarepta Technology set forth in Section 2.1 (Grant of Licenses to Roche) (a) for, collectively, all Exon-Skipping Products together with any corresponding Sarepta Diagnostic Products, (b) on an Option Product-by-Option Product basis for Gene-Editing Option Products together with any corresponding Sarepta Diagnostic Products, and (c) on an Option Product-by-Option Product basis for Gene Therapy Option Products together with any corresponding Sarepta Diagnostic Products (each, an “Option”).

2.7.2	Option Data Package.
(a)	Exon-Skipping Products Data Package. With regard to the Exon-Skipping Products, Sarepta will deliver to Roche an Option Data Package for all Exon-Skipping Products [**].

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(b)

Gene-Editing Option Products Data Package.  With regard to the Gene-Editing Option Products, on a Gene-Editing Option Product-by-Gene-Editing Option Product basis, [**], Sarepta will deliver to Roche an Option Data Package for such Gene-Editing Option Product.

(c)

Gene Therapy Option Product Data Packages.  With regards to Gene Therapy Option Products, on a Gene Therapy Option Product-by-Gene Therapy Option Product basis, [**], Sarepta will deliver to Roche an Option Data Package for such Gene Therapy Option Product.

(d)

Incomplete Option Data Packages and Right to Ask Questions.  Following receipt of an Option Data Package for the Exon-Skipping Products or any Gene-Editing Option Product or Gene Therapy Option Product, Roche will have 10 Business Days to notify Sarepta if such Option Data Package is missing any information that Roche reasonably needs in order to evaluate whether or not to exercise the Option for the Exon-Skipping Products or such Gene-Editing Option Product or Gene Therapy Option Product (as applicable), which notice will describe the information that Roche believes is missing from such Option Data Package.  If and to the extent in Sarepta’s possession and Control, Sarepta will provide Roche with the missing information identified in such notice no later than 10 Business Days after the date of Roche’s request therefor and in such case, the Option Exercise Period will be extended to the extent necessary such that there are 10 days from the date of receipt of such information remaining prior to the expiration of the Option Exercise Period. In addition, until expiry of the applicable Option Exercise Period Roche shall have the right to ask questions to Sarepta relating to the Option Data Package, and Sarepta shall use reasonable efforts to respond to all such reasonable questions of Roche.

2.7.3

Exercise of Option.  Roche may exercise the Option for the Exon-Skipping Products, or for any Gene-Editing Option Product or Gene Therapy Option Product at any time during the applicable Option Exercise Period by delivering to Sarepta written notice of such exercise (each, an “Option Exercise Notice”).  Such Option shall become effective upon Sarepta’s receipt of the applicable Option Exercise Fee paid in accordance with Section 9.3 (Option Exercise Fees), provided, however, if Roche exercises the Option for the Exon-Skipping Products, then such Option will become effective as of [**].  By way of illustration, if Roche exercises the Option for the Exon-Skipping Products between [**], then the Option will become effective as of [**].

2.7.4	Effect of Option Exercise.
(a)

For Exon-Skipping Products.  Upon Roche’s exercise of the Option for the Exon-Skipping Products in accordance with Section 2.7.3 (Exercise of Option), from and after the effective date of the Option as set forth under Section 2.7.3 (Exercise of Option), all Exon-Skipping Products will be Licensed Products, and no longer Option Products, for all purposes of this Agreement.  [**].

(b)

For Gene-Editing Option Products.  Upon Roche’s exercise of the Option for any Gene-Editing Option Product in accordance with Section 2.7.3 (Exercise of Option), from and after the date of receipt of the Option Exercise Fee for each such Gene-Editing Option Product, such Option Product will be a Licensed Product, and no longer a Gene-Editing Option Product, for all purposes of this Agreement.

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(c)

For Gene Therapy Option Products.  Upon Roche’s exercise of the Option for any Gene Therapy Option Product in accordance with Section 2.7.3 (Exercise of Option), from and after the date of receipt of the Option Exercise Fee for each such Gene Therapy Option Product, such Option Product will be a Licensed Product, and no longer a Gene Therapy Option Product, for all purposes of this Agreement.

(d)

Sarepta Patent Rights and Patent Prosecution.  Upon the exercise of the Option for an Option Product by Roche in accordance with Section 2.7.3 (Exercise of Option), the Option Product Patent Rights that are necessary or useful to Exploit such Licensed Product in the Roche Territory will become Sarepta Patent Rights, and the prosecution of such Patent Rights shall be governed by Section 10.5 (Prosecution of Sarepta Patent Rights) thereafter.

(e)

Sarepta Know-How. Upon the exercise of the Option for an Option Product by Roche in accordance with Section 2.7.3 (Exercise of Option), the Option Product Know-How that is necessary or useful to Exploit such Licensed Product will become Sarepta Know-How for all purposes under this Agreement.

(f)

Updates to the Development Plans.  No later than 30 days following Sarepta’s receipt of the Option Exercise Notice for the Exon-Skipping Products or any Gene-Editing Option Product or Gene Therapy Option Product, Roche will provide to the JDC in accordance with Section 4.4 (Roche Territory Development Plan) an update to the Roche Territory Development Plan that includes such Option Products ([**]).  In addition, following such exercise of the Option for such Option Products ([**]), in accordance with Section 4.3.1 (Joint Global Development Plan), the JDC will update the Joint Global Development Plan to include such Option Products ([**]) and until the JSC approves such an update, all activities relating to such Option Products ([**]) and any corresponding Sarepta Diagnostic Products under the Option Product Development Plan will be deemed to be included in the Joint Global Development Plan as activities relating to such Option Product and Sarepta Diagnostic Products.

(g)

Addition of [**] to the Development Plans.  Reasonably in advance of, but at least [**] prior to, the [**], Sarepta will provide written notice to Roche of the planned commencement of such activities.  No later than [**] following Roche’s receipt of such written notice from Sarepta, Roche will [**].  In addition, following such written notice from Sarepta to Roche, [**].

2.7.5

Termination of Option.  If (a) Roche does not deliver to Sarepta the Option Exercise Notice for the Exon-Skipping Products or any Gene-Editing Option Product or Gene Therapy Option Product, as applicable, prior to the expiration of the Option Exercise Period for such Exon-Skipping Products or such other Gene-Editing Option Product or Gene Therapy Option Product, (b) Roche exercises the Option for the Exon-Skipping Products or any other Gene-Editing Option Product or Gene Therapy Option Product but does not pay to Sarepta the applicable Option Exercise Fee in accordance with Section 9.3 (Option Exercise Fees), or (c) Roche notifies Sarepta in writing that it does not wish to exercise the Option for the Exon-Skipping Products or any Gene-Editing Option Product or Gene Therapy Option Product, then in each case ((a) – (c)), the Option with respect to the Exon-Skipping Products or such other Gene-Editing Option Product or any Gene Therapy Option Product, as applicable, will terminate and Roche will no longer have any rights under this Agreement with respect to such Exon-Skipping Products or such other Gene-Editing Option Product or Gene Therapy Option Product, as applicable.

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2.8	Rights of First Negotiation.
2.8.1

DMD ROFN.  If, at any time during the Term, Sarepta seeks to offer to any Third Party any rights to Commercialize one or more Licensed Products in the Sarepta Territory, then Sarepta will provide to Roche notice of the proposed scope of, and the material terms that would apply to, such Commercialization rights that Sarepta proposes to grant with respect to the applicable Licensed Products (each, a “DMD ROFN Notice”).  Thereafter, Roche will have a right, exercisable no later than [**] after receipt of any such DMD ROFN Notice from Sarepta, to notify Sarepta in writing as to whether Roche desires to negotiate for rights to Develop, perform Medical Affairs activities, and Commercialize the applicable Licensed Products and any corresponding Sarepta Diagnostic Products in the Sarepta Territory (each, a “DMD ROFN Exercise Notice”).  If Roche provides a DMD ROFN Exercise Notice to Sarepta within such [**] period indicating its desire to negotiate for rights to Develop, perform Medical Affairs activities, and Commercialize such Licensed Product and any such corresponding Sarepta Diagnostic Product in the Sarepta Territory, then Roche will have a right for [**] from the date of Sarepta’s receipt of the DMD ROFN Notice (each, a “DMD ROFN Negotiation Period”) to negotiate with Sarepta in good faith the terms of a definitive agreement (or amendment to this Agreement) pursuant to which Sarepta would grant to Roche the rights to Develop, perform Medical Affairs activities, and Commercialize such Licensed Products and such corresponding Sarepta Diagnostic Products in the Sarepta Territory.  Neither Party will have any obligation to enter into any agreement or amendment to this Agreement granting rights to Roche to Develop, perform Medical Affairs activities, or Commercialize any Licensed Product or corresponding Sarepta Diagnostic Product in the Sarepta Territory.  If the applicable DMD ROFN Negotiation Period expires before the Parties have entered into an agreement or amendment to this Agreement with respect to Roche’s Development, performance Medical Affairs activities, and Commercialization of the applicable Licensed Products and corresponding Sarepta Diagnostic Products in the Sarepta Territory, then for a period of [**] after the expiration of the DMD ROFN Negotiation Period Sarepta will have the right to negotiate and enter into a definitive agreement with any Third Party with respect to a grant of rights to Develop, perform Medical Affairs activities, or Commercialize the applicable Licensed Products and corresponding Sarepta Diagnostic Products in the Sarepta Territory. If Sarepta does not enter into any definitive agreement with any such Third Party as provided in the immediately preceding sentence during such [**] period, then with respect to one additional DMD ROFN Notice, Sarepta shall again be subject to Roche’s rights under, and must comply with the procedures set forth in, this Section 2.8.1 (DMD ROFN) with respect to any proposed grant of rights to Commercialize the applicable Licensed Products in the Sarepta Territory.  Following expiration of the second DMD ROFN Negotiation Period without the Parties having entered into an agreement or amendment to this Agreement with respect to Roche’s Development, performance of Medical Affairs, and Commercialization of the applicable Licensed Products and corresponding Sarepta Diagnostic Products in the Sarepta Territory, Sarepta will have no further obligation to negotiate with Roche with respect to any grant of rights to Commercialize such Licensed Products in the Sarepta Territory and will be free to negotiate and enter into an agreement with a Third Party with respect to any grant of rights to Commercialize the applicable Licensed Products and corresponding Sarepta Diagnostic Products in the Sarepta Territory, provided that the agreement with such Third Party will be consistent with the then-current version of the Joint Global Branding and Marketing Strategy as reviewed by the JCC pursuant to Section 3.4.3(c).

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2.8.2

LGMD ROFN.  If, at any time during the Term, Sarepta seeks to offer to any Third Party rights to Commercialize one or more LGMD Products in any part of the Territory, then Sarepta will provide to Roche notice of the proposed scope of rights to be granted to such LGMD Products (the “LGMD ROFN Rights”), and all material terms that would apply to such LGMD ROFN Rights (each, a “LGMD ROFN Notice”).

2.8.3

LGMD ROFN Evaluation Period.  After receipt of a LGMD ROFN Notice, Roche will have the right, exercisable no later than [**] after receipt of any such LGMD ROFN Notice from Sarepta, to notify Sarepta in writing as to whether Roche desires to proceed with an evaluation of the LGMD Product that is the subject of such LGMD ROFN Notice (each, a “LGMD Initial Response”).  If the LGMD Initial Response indicates that Roche is not interested in further evaluating such LGMD Product (or Roche fails to provide the LGMD Initial Response within such [**] period), then Roche shall be deemed to have declined the LGMD ROFN Rights with respect to such LGMD Product.  If Roche provides a LGMD Initial Response within such [**] period indicating that Roche desires to evaluate such LGMD Product, then within [**] after receipt of such LGMD Initial Response, Sarepta shall make available to Roche the LGMD Diligence Package for such LGMD Product.  For [**] after the date on which Roche receives such LGMD Diligence Package (the “LGMD Evaluation Period”), Roche shall have the right to review the information in such LGMD Diligence Package to evaluate such LGMD Product for the purpose of determining whether to negotiate with Sarepta with respect to the LGMD ROFN Rights for such LGMD Product.

Following receipt of the LGMD Diligence Package, Roche will have [**] to (a) notify Sarepta if such LGMD Diligence Package is missing any information that Roche reasonably needs in order to evaluate whether or not to exercise the DMD ROFN, which notice will describe the information that Roche believes is missing from such LGMD Diligence Package.  If and to the extent in Sarepta’s possession and Control, Sarepta will provide Roche with the missing information identified in such notice no later than [**] after the date of Roche’s request therefor and in such case, the LGMD Evaluation Period will be extended to the extent necessary such that there are [**] from the date of receipt of such information remaining prior to the expiration of the LGMD Evaluation Period. In addition, until expiry of the applicable LGMD Evaluation Period Roche shall have the right to ask questions to Sarepta relating to the LGMD Diligence Package, and Sarepta shall use reasonable efforts to respond to all such reasonable questions of Roche.

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2.8.4

LGMD ROFN Exercise.  Prior to the expiration of the LGMD Evaluation Period, Roche shall notify Sarepta in writing as to whether Roche desires to negotiate the terms of a definitive agreement (or amendment to this Agreement) with respect to a grant to Roche of such LGMD ROFN Rights (each, a “LGMD ROFN Exercise Notice”).  If Roche provides a LGMD ROFN Exercise Notice to Sarepta prior to the expiration of the LGMD Evaluation Period indicating its desire to so negotiate for a grant of such LGMD ROFN Rights, then for the [**] period beginning on the date of Sarepta’s receipt of the LGMD ROFN Exercise Notice (each, a “LGMD ROFN Negotiation Period”) the Parties will negotiate in good faith the terms of a definitive agreement (or amendment to this Agreement) pursuant to which Sarepta would grant to Roche rights that reasonably reflect the scope and material terms provided in such LGMD ROFN Notice.  If the applicable LGMD ROFN Negotiation Period expires before the Parties have entered into an agreement or amendment to this Agreement with respect to a grant the applicable LGMD ROFN Rights, then for a period of [**] after the expiration of the LGMD ROFN Negotiation Period, Sarepta will have the right to negotiate and enter into a definitive agreement with any Third Party with respect to a grant of such LGMD ROFN Rights. If during such [**] period, Sarepta does not enter into any definitive agreement with such Third Party as provided in the immediately preceding sentence during such [**] period, then with respect to one additional LGMD ROFN Notice for the same LGMD Product Sarepta shall again be subject to Roche’s LGMD ROFN Rights under, and must comply with the procedures set forth in, this Section 2.8.4 (LGMD ROFN Exercise) with respect to any proposed grant of such LGMD ROFN Rights to a Third Party.  Following expiration of the second LGMD ROFN Negotiation Period without the Parties having entered into an agreement or amendment to this Agreement with respect to a grant of LGMD ROFN Rights from Sarepta to Roche, Sarepta will have no further obligation to negotiate with Roche with respect to any grant of LGMD ROFN Rights to Roche and will be free to negotiate and enter into an agreement with any Third Party granting the LGMD ROFN Rights to such Third Party.

Article 3
GOVERNANCE

3.1	Joint Steering Committee.
3.1.1

Formation and Purpose of the JSC.  Within [**] days after the Effective Date, Sarepta and Roche will establish a Joint Steering Committee (“JSC”), which will have the responsibilities set forth in this Article 3 (Governance).  The JSC will dissolve upon the expiration of the Term.  The JSC shall have no responsibility and authority other than that which is expressly set forth in this Article 3 (Governance).

3.1.2

Membership.  Each Party will designate up to [**] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JSC; provided that [**].  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  Sarepta will designate one of its JSC members as one of the co-chairpersons of the JSC and Roche will designate one of its members as the other co-chairperson of the JSC.  For each Calendar Year, the Alliance Managers will alternate serving in the role of “lead Alliance Manager” with respect to the JSC.  The lead Alliance Manager or his or her designee, in collaboration with the co-chairpersons, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within 30 days thereafter.  Such minutes will be finalized upon endorsement by all JSC members.

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3.1.3

Meetings.  The JSC will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than twice per Calendar Year, unless otherwise agreed by the Parties.  Both Parties shall have the right to ask for ad-hoc meetings and the Party not requesting for such meeting shall be obliged to participate at such meeting as soon as feasible.  The JSC will meet alternatively at Roche’s facilities in Basel, Switzerland and Sarepta’s facilities in Cambridge, MA, U.S. or at such locations as the Parties may otherwise agree, with the first JSC meeting to be held at Sarepta’s offices in Cambridge, MA, U.S. Meetings of the JSC may be held by audio or video teleconference with the consent of each Party; provided, however, that at least one JSC meeting per Calendar Year will be held in-person.  The Alliance Manager of each Party will attend each meeting of the JSC as a non-voting participant.  Each Party will be responsible for all of its own expenses of participating in any JSC meeting.

3.1.4

Meeting Agendas.  The JSC meeting agenda for each meeting of the JSC will be finalized at least [**] Business Days in advance of such meeting, or such other shorter time period as the circumstances allow in the case of an ad-hoc meeting.

3.1.5	Specific Responsibilities of the JSC. The responsibilities of the JSC will be to:
(a)	manage the overall strategic alignment between the Parties under this Agreement and maintain the relationship between the Parties;
(b)	[**];
(c)	approve any material update to the Joint Global Development Plan or Joint Global Development Budget (as described in Section 4.3.1 (Joint Global Development Plans));
(d)	review and discuss the initial Option Product Development Plan and any material update to the Option Product Development Plan (as described in Section 4.3.2 (Option Product Development Plans));
(e)	approve the initial Roche Territory Development Plan and any material updates thereto (as described in Section 4.4 (Roche Territory Development Plan));
(f)	approve any matters related to the Development of the Licensed Products or Medical Affairs activities with respect to the Licensed Products referred to the JSC by the JDC;
(g)

approve the initial Joint Global Medical Affairs Plan, the initial Joint Global Medical Affairs Budget, the initial Roche Medical Affairs Plan, and the initial Sarepta Medical Affairs Plan, and any material updates to any of the foregoing (in each case, as described in Section 7.1 (Medical Affairs Plans));

(h)	approve the initial Development Demand Forecast Plan created by the JMC and any material updates to the Development Demand Forecast Plans (as described in Section 8.1 (Forecast));
(i)	approve the initial Capacity Plan and any material updates thereto (as described in Section 8.2 (Capacity Plan));

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(j)	approve the initial Manufacturing Plan and any material updates thereto (as described in Section 8.8 (Manufacturing Plan));
(k)	approve, if applicable, the Manufacturing Transition Plan, as described in Section 8.11.2 (Manufacturing Transition Period);
(l)	approve the Joint Global Branding and Marketing Strategy and any material updates thereto (as described in Section 6.4 (Branding and Marketing Plans));
(m)	approve the initial Roche Territory Branding and Marketing Plan and initial Sarepta Territory Branding and Marketing Plan and any material updates thereto (as described in Section 6.4 (Brand Plans));
(n)	approve any matters related to the Commercialization of the Licensed Products in the Roche Territory and the Sarepta Territory referred to the JSC by the JCC;
(o)	approve any matters related to the Manufacture of the Licensed Products referred to the JSC by the JMC;
(p)

approve the accepted objective measurement (and the related minimal outcome to be achieved) of a clinically relevant biomarker for purposes of defining Proof of Concept Trial Success for each Option Product (as described in Section 1.196 (Proof of Concept Trial Success));

(q)	approve the initial Joint Publication Strategy and updates thereto (as described in Section 12.6 (Publications));
(r)	establish and delegate specifically defined duties to the JDC, JCC, JMC, or IP Committee; and
(s)	attempt to resolve any matters escalated to the JSC by the JDC, JCC, JMC or IP Committee.
3.2	Subcommittees.
3.2.1

Formation; Authority.  The JSC will establish and delegate specifically-defined duties to the JDC, the JCC, the JMC, and the IP Committee (each a “Subcommittee”).  Each Subcommittee and its activities will be subject to the oversight of, and will report to, the JSC.  No Subcommittee may exceed its authorities specified for the JSC in this Article 3 (Governance).  Any disagreement between the representatives of the Parties on a Subcommittee will be referred to the JSC for resolution in accordance with Section 3.7 (Decision-Making).

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3.2.2

Subcommittee Leadership and Meetings.  Sarepta will designate a co-chairperson of each Subcommittee and Roche will designate a co-chairperson of each Subcommittee, each of whom will be a Party’s representative who is a member of such Subcommittee.  Each Calendar Year, the co-chairpersons of each Subcommittee will alternate serving in the role of “lead co-chairperson.”  The lead co-chairperson or his or her designee will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [**] days thereafter.  Such minutes will be finalized upon endorsement of all Subcommittee members.  Each Party may replace its representatives and co-chairpersons on each such Subcommittee at any time upon written notice to the other Party.  Each Subcommittee will hold meetings at such times as it elects to do so and at such locations as the Parties may agree upon or, if agreed by the Parties, by audio or video teleconference.  Each Party will be responsible for all of its own expenses of participating in any Subcommittee meeting.

3.3	Joint Development Committee.
3.3.1

Formation and Purpose of the JDC.  Within [**] days after the Effective Date, Sarepta and Roche will establish a Joint Development Committee (“JDC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance).  The JDC will dissolve upon completion of all Development activities and Medical Affairs activities with respect to the Licensed Products.

3.3.2

Membership of the JDC.  Each Party will designate up to [**] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JDC; provided that [**].  Each Party may replace its JDC representatives and co-chairpersons at any time upon written notice to the other Party.  The Alliance Manager of each Party (or his or her designee) may attend meetings of the JDC as a non-voting participant.

3.3.3	Specific Responsibilities of the JDC. The responsibilities of the JDC will be to:
(a)	oversee all Development activities and Medical Affairs activities for the Licensed Products under this Agreement in the Territory;
(b)

(i) review and discuss the initial Joint Global Development Plan, the initial Joint Global Development Budget (as described in Section 4.3.1 (Joint Global Development Plan)), (ii) prepare all updates to the Joint Global Development Plan (such as country and Clinical Trial site selection in the Roche Territory) and the Joint Global Development Budget (as described in Section 4.3.1 (Joint Global Development Plan)), and (iii) refer any material update to the Joint Global Development Plan or Joint Global Development Budget to the JSC to approve;

(c)

incorporate a joint medical affairs team comprising of [**] of each Party (“Joint Medical Affairs Team”) to (i) prepare the initial Joint Global Medical Affairs Plan (as described in Section 7.1 (Medical Affairs Plans)), (ii) prepare the initial Joint Global Medical Affairs Budget, (iii) review and discuss the initial Roche Medical Affairs Plan (as described in Section 7.1 (Medical Affairs Plans)), (iv) review and discuss the initial Sarepta Medical Affairs Plan (as described in Section 7.1 (Medical Affairs Plans)), (v) review and discuss all updates to the Joint Global Medical Affairs Plan, the Joint Global Medical Affairs Budget, the Roche Medical Affairs Plan, and the Sarepta Medical Affairs Plan, (vi) refer the initial Joint Global Medical Affairs Plan, the initial Joint Global Medical Affairs Budget, the initial Roche Medical Affairs Plan, the initial Sarepta Medical Affairs Plan, and all material updates to any of the foregoing to the JSC to approve.

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The first such review and discussion by the Joint Medical Affairs Team shall occur no later than [**] following the Effective Date with respect to any Lead Product and no later than [**] following exercise of the Option with respect to the Exon-Skipping Products or any other Option Product.  Any subsequent review and approval, to the extent required, will occur annually thereafter at an appropriate time as agreed by the JDC, or more frequently as may be required during the Term.

(d)	review and discuss the initial Option Product Development Plan (as described in Section 4.3.2 (Option Product Development Plan));
(e)

review and discuss the initial Roche Territory Development Plan and all updates to the foregoing (as described in Section 4.4 (Roche Territory Development Plan)), and (ii) refer the initial Roche Territory Development Plan and all material updates thereto to the JSC to approve;

(f)

review and discuss the overall strategy regarding Regulatory Approval of each Licensed Product throughout the Sarepta Territory and Roche Territory, and oversee the implementation of, and discuss the progress regarding, the same;

(g)	review and discuss principal issues raised in each Material Communication with Regulatory Authorities with respect to the Licensed Products throughout the Sarepta Territory and Roche Territory;
(h)

share information related to, and review and discuss activities and progress under, the Joint Global Development Plan and the Roche Territory Development Plan, including through updates from each Party of the status of Development for the Licensed Products in each Party’s Territory, as described in Section 4.6 (Development Reports);

(i)

share information related to, and review and discuss activities and progress under, the Option Product Development Plan, including through updates from Sarepta of the status of Development for the Option Products, as described in Section 4.6 (Development Reports);

(j)	review and discuss [**] and refer such matter to the JSC to approve;
(k)

review and discuss updates provided by each Party regarding Medical Affairs conducted by such Party and progress under the Joint Global Medical Affairs Plan, the Roche Medical Affairs Plan, and the Sarepta Medical Affairs Plan (in each case, as described in Section 7.2 (Medical Affairs Activities)); and

(l)

review and discuss the initial Joint Publication Strategy and updates thereto (as described in Section 12.6 (Publications)) and refer the initial Joint Publication Strategy and all updates thereto to the JSC to approve.

3.4	Joint Commercialization Committee.
3.4.1

Formation and Purpose of the JCC.  Within [**] days following the Effective Date, the Parties will establish a Joint Commercialization Committee (the “JCC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance).  The JCC will dissolve upon the expiration of the final Royalty Term in the Roche Major Countries.

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3.4.2

Membership of the JCC.  Each Party will designate up to [**] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JCC; provided that [**].  Each Party may replace its JCC representatives and co-chairpersons at any time upon written notice to the other Party.  The Alliance Manager of each Party (or his or her designee) may attend meetings of the JCC as a non-voting participant.

3.4.3	Specific Responsibilities of the JCC. The responsibilities of the JCC will be to:
(a)	oversee all Commercialization activities for the Licensed Products in the Territory;
(b)

attempt to resolve any disputes or disagreements arising from matters within the jurisdiction of the IP Committee with respect to the Product Marks and associated usage instructions in the Roche Territory and escalate any such matters to the JSC for resolution if needed;

(c)

review and discuss the Joint Global Branding and Marketing Strategy with respect to the Commercialization of the applicable Licensed Products in the Roche Territory and the Sarepta Territory (as described in Section 6.4 (Brand Plans));

(d)	review and discuss the Roche Territory Branding and Marketing Plan and the Sarepta Territory Branding and Marketing Plan and all updates thereto;
(e)	oversee the implementation of, and discuss the progress regarding, Commercialization of the Licensed Products in the Territory; and
(f)

review and discuss updates provided by each Party regarding such Party’s Commercialization activities for the Licensed Products in each Party’s respective Territory, as described in Section 6.2 (Commercialization Reporting).

3.5	Joint Manufacturing Committee.
3.5.1

Formation and Purpose of the JMC.  Within [**] days after the Effective Date, the Parties will establish a Joint Manufacturing Committee (the “JMC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 3 (Governance). The JMC will dissolve upon the completion or earlier termination of all Manufacturing activities under the Supply Agreements.

3.5.2

Membership of the JMC.  Each Party will designate up to [**] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JMC; provided that [**].  Each Party may replace its JMC representatives and co-chairpersons at any time upon written notice to the other Party.  The Alliance Manager of each Party (or his or her designee) may attend meetings of the JMC as a non-voting participant.

3.5.3	Specific Responsibilities of the JMC. The responsibilities of the JMC will be to:
(a)	Oversee all aspects of the Manufacture of the Licensed Products under the Supply Agreements, including product specifications and quality;

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(b)	oversee interim supply arrangements for Licensed Products in the Roche Territory prior to the Parties’ execution of the Supply Agreements;
(c)	discuss planning, construction, qualification, and operating of manufacturing sites of the CMOs;
(d)

(i) prepare the initial Development Demand Forecast Plan and all updates thereto (as described in Section 8.1 (Initial Forecast)), and (ii) refer the initial Development Demand Forecast Plan and any material update to the Development Demand Forecast Plan to the JSC to approve;

(e)

(i) review the initial Capacity Plan and all updates thereto (as described in Section 8.2 (Capacity Plan)), and (ii) refer the initial Capacity Plan and any material update thereto to the JSC to approve.

(f)

discuss, promptly after Roche’s request under Section 8.11.1 (Request for Technology Transfer) to commence, itself or through one or more CMOs, Manufacturing Licensed Products, including any alternatives to transfer of Manufacturing Know-How from Sarepta that would be acceptable to Roche;

(g)	prepare, if applicable, the Manufacturing Transition Plan, as described in Section 8.11.2 (Manufacturing Transition Period), and refer such Manufacturing Transition Plan to the JSC to approve; and
(h)

(i) review the initial Manufacturing Plan and all updates thereto (as described in Section 8.8 (Manufacturing Plan)), and (ii) refer the initial Manufacturing Plan and any material update thereto to the JSC to approve.

3.6

Additional Participants.  At the request of a Party, other employees of such Party or any of its Affiliates involved in the Exploitation of the Sarepta Products may attend meetings of the JSC or any Subcommittee as non-voting participants.  In addition, with the consent of each Party, consultants, representatives, or advisors involved in the same activities and under written obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 12 (Confidentiality) may attend meetings of the JSC or any Subcommittee as non-voting observers.

3.7	Decision-Making.
3.7.1

General Decision-Making Process.  Each Party’s representatives on the JSC and each Subcommittee will, collectively, have one vote (the “Party Vote”) on all matters brought before such committee for a decision by consensus.  The JSC and each Subcommittee will make decisions as to matters within its jurisdiction by unanimous Party Vote, which will be reflected in the minutes of the committee meeting.  Except as otherwise expressly set forth in this Agreement, the words “determine” or “approve” by the JSC or any Subcommittee and similar phrases used in this Agreement will mean approval in accordance with this Section 3.7 (Decision-Making) and Section 3.8 (Resolution of Committee Disputes).  For the avoidance of doubt, matters that are specified in Section 3.1.5 (Specific Responsibilities of the JSC), Section 3.3.3 (Specific Responsibilities of the JDC), Section 3.4.3 (Specific Responsibilities of the JCC), or Section 3.5.3 (Specific Responsibilities of the JMC) to be reviewed and discussed (as opposed to approved) do not require any agreement by the JSC or any Subcommittee and are not subject to the voting and decision making procedures set forth in this Section 3.7 (Decision-Making) or Section 3.8 (Resolution of Committee Disputes).

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3.7.2

Decisions of the Subcommittees.  If any Subcommittee cannot reach unanimous agreement using good faith efforts on any matter within their respective scope of authority at the meeting at which such matter was discussed or if a meeting of such Subcommittee is not held within a reasonable period of time or the meeting minutes are not finalized in due time, then a Party may refer such matter to the JSC for resolution in accordance with Section 3.7.3 (Decisions of the JSC).

3.7.3

Decisions of the JSC.  The JSC will use good faith efforts, in compliance with this Section 3.7.3 (Decisions of the JSC), to promptly resolve any such matter for which it has authority.  If, after the use of good faith efforts, the JSC is unable to resolve any such matter referred to it by any Subcommittee or any matter with respect to the matters within the scope of the JSC’s authority or any other disagreement between the Parties that may be escalated to the JSC, in each case, within a period of [**] days after the matter was escalated to the JSC, then a Party may refer such matter to the Parties’ respective Executive Officers for resolution in accordance with Section 3.8.1 (Referral to Executive Officers).

3.8	Resolution of Committee Disputes.
3.8.1

Referral to Executive Officers.  If a Party makes an election under Section 3.7.3 (Decisions of the JSC) to escalate for resolution by the Executive Officers a matter as to which the JSC cannot reach a consensus decision, then each Party will submit in writing the respective positions of the Parties to their respective Executive Officers.  The Executive Officers will use good faith efforts to resolve any such matter so escalated to them as soon as practicable but in any event within [**] days after such matter is escalated to them, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

3.8.2

Final Decision Making Authority.  If the Executive Officers are unable to reach agreement on any such matter so referred within [**] days after such matter is referred to them (or such longer period as the Executive Officers may agree upon), then:

(a)

Regulatory Expert Matters.  If the matter is a Regulatory Expert Matter, then such matter will be resolved by the Regulatory Expert in accordance with the following procedure: (i) within [**] days following the Executive Officers’ failure to reach agreement during the applicable [**]-day period, each Party will send to the other Party a list of [**] regulatory consulting firms that it proposes to nominate as the “Regulatory Expert”, each of which must have sufficient expertise and experience and not have been engaged by such Party previously; (ii) if there are one or more common nominations, then [**] will select one of such common regulatory consulting firm nominees to serve as the regulatory expert to resolve the Regulatory Expert Matter (the “Regulatory Expert”); (iii) within [**] Business Days of selection of the Regulatory Expert in accordance with this Section 3.8.2(a) (Regulatory Expert Matters), the Parties will submit their written positions regarding the Regulatory Expert Matter to the Regulatory Expert; and (iv) the Regulatory Expert will render a decision in writing within [**] Business Days (or such other time period as the Parties may agree) after receipt of the last Party’s submission of its written position and such decision will be conclusive and binding on the Parties.  Notwithstanding the foregoing, if the Parties do not nominate any of the same regulatory consulting firms, then [**] will have the right to select the regulatory consulting firm to serve as the Regulatory Expert.

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(b)	Sarepta Final Decision Making Authority. Subject to Section 3.8.3 (Limitation on Decision-Making), Sarepta will have final decision making authority over [**].
(c)	Roche Final Decision Making Authority. Subject to Section 3.8.3 (Limitation on Decision-Making), Roche will have final decision making authority over [**].
(d)

Matters Requiring Mutual Agreement. Neither Party will have final decision-making authority over [**]. All such matters set forth in the foregoing clauses ([**]) must be decided by unanimous agreement of the Parties.

3.8.3

Limitations on Decision-Making.  Notwithstanding anything to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Party (in the exercise of a Party’s final decision-making authority), the JSC, any Subcommittee, nor a Party’s Executive Officer, in each case, may make a decision that could reasonably be expected to (i) require the other Party to take any action that such other Party reasonably believes would (A) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party (including any Collaboration In-License) or (B) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party or (ii) conflict with, amend, interpret, modify, or waive compliance under this Agreement.

3.9

Alliance Managers.  Each of the Parties will appoint a manager (“Alliance Manager”) within [**] days after the Effective Date.  The role of the Alliance Manager is to ensure a successful relationship under this Agreement.  The Alliance Managers will attend all JSC meetings and will support the co-chairpersons of the JSC in the discharge of his or her responsibilities.  Alliance Managers will be non-voting participants in all JSC meetings, but an Alliance Manager may bring any matter to the attention of the JSC or any Subcommittee if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party may change its designated Alliance Manager at any time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.  Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues; (c) identify and bring disputes to the attention of the JSC in a timely manner; (d) plan and coordinate cooperative efforts and internal and external communications; and (e) take responsibility for ensuring that governance activities, such as the conduct of required JSC meetings and production of meeting minutes, occur as set forth in this Agreement, and that the relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

Article 4
DEVELOPMENT

4.1

Overview.  As between the Parties and in accordance with this Agreement, (a) Sarepta will be the Party that performs all Development activities set forth in the Joint Global Development Plan for the Licensed Products and all Development activities for all Option Products worldwide, and (b) Roche will be the Party that performs all Development activities set forth in the Roche Territory Development Plan for the Licensed Products. Each Party will conduct all Development activities for which it is responsible under this Agreement in a good scientific manner, in accordance with GLP and GCP, as applicable, and in compliance with Professional Requirements and Applicable Law.

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4.2	Development Diligence Obligations.
4.2.1	Of Sarepta. Sarepta will use Commercially Reasonable Efforts to carry out the activities under the Joint Global Development Program in accordance with the Joint Global Development Plan.
4.2.2

Of Roche.  Roche will use Commercially Reasonable Efforts to (a) obtain and maintain Regulatory Approval for each Licensed Product in each Roche Major Country, and (b) carry out the activities under the Roche Territory Development Program in accordance with the Roche Territory Development Plan.

4.2.3

Breach of Development Diligence Obligations.  Any material breach by or on behalf of Sarepta of the diligence obligations set forth in Section 4.2.1 (Of Sarepta) or by or on behalf of Roche of the diligence obligations set forth in Section 4.2.2 (Of Roche) with respect to the Development of a Licensed Product will be a material breach of this Agreement and will be subject to the provisions of Section 14.2 (Termination for Breach).

4.2.4	Mitigation of Development Diligence Obligations. [**].
4.3	Global Development Plans.
4.3.1	Joint Global Development Plan.
(a)

Regulatory Guidance Requirements.  The Development activities set forth in the Joint Global Development Plan will be consistent with all guidances of the EMA, the health technology assessment bodies of any of the Roche Major Countries, the PMDA, and the MHLW, in each case, related to the use of data generated during any such Development such that the data generated in the performance of Development activities under the Joint Global Development Plan can be used to obtain and maintain Regulatory Approval in the European Union and the Roche Major Countries or to support one or more health technology assessments in any Roche Major Country.  For clarity, the Joint Global Development Plan shall not include Clinical Trials or other studies required to obtain or maintain Regulatory Approval for a Licensed Product solely in Japan.

(b)

Initial Joint Global Development Plan and Updates.  The initial Joint Global Development Plan, including the initial Joint Global Development Budget, is set forth on Schedule 4.3.1.  On or before March 31st of each Calendar Year during the Term (and more frequently as may be necessary and determined by the JDC during the Term), the JDC will prepare an update to the Joint Global Development Plan to include the Development activities within the Joint Global Development Program to be conducted during the following Calendar Year, together with the updated Joint Global Development Budget associated with such update to the Joint Global Development Plan.  In addition, from time to time during the Term, either Party may submit to the JDC any proposed update to the Joint Global Development Plan to include additional Development activities within the Joint Global Development Program (or otherwise update such Development activities or propose updates to the applicable Joint Global Development Budget), including [**], a “Regulatory Expert Matter”).

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(c)

Updates Upon Option Exercise.  In addition, no later than 30 days following Roche’s exercise of the Option for the Exon-Skipping Products or any other Option Product in accordance with Section 2.7 (Exercise of Option), the JDC will prepare an update to the Joint Global Development Plan for the Exon-Skipping Products ([**]) or other Option Products and corresponding Sarepta Diagnostic Products, as applicable, that includes all Development activities through the completion of Pivotal Clinical Trials and other Development activities necessary to obtain and maintain Regulatory Approvals for each such product in the U.S. and the European Union in accordance with Section 4.3.1(a) (Regulatory Guidance Requirements) and otherwise similar in scope as the activities conducted under the Joint Global Development Plan for the Lead Product, together with the Joint Global Development Budget associated with the performance of such activities.  Within 30 days following Sarepta’s written notice to Roche of the commencement of activities in furtherance of a Pivotal Clinical Trial for an [**], the JDC will prepare an update to the Joint Global Development Plan for the applicable [**] that includes all Development activities through the completion of Pivotal Clinical Trials and other Development activities necessary to obtain and maintain Regulatory Approvals for each such product in the U.S. and the European Union, together with the Joint Global Development Budget associated with the performance of such activities.

(d)

Review and Approval of Updates to the Joint Global Development Plan.  The JDC will review and discuss each update to the Joint Global Development Plan and will submit any such updates that are material (including any update that contemplates the initial Development activities to be performed thereunder for an Option Product that becomes a Licensed Product following Roche’s exercise of the Option for such product and any material update proposed by either Party) to the JSC for approval.  Once reviewed and discussed by the JDC and approved by the JSC, each update to the Joint Global Development Plan (including any update to the Joint Global Development Budget) will become effective and supersede the previous Joint Global Development Plan or Joint Global Development Budget, as applicable, as of the date of such approval or at such other time as decided by the JSC.

(e)

Day-to-Day Performance of Joint Global Development Activities.  Without limiting Roche’s rights to review, discuss, and approve the Joint Global Development Plan through the JDC and the JSC, Sarepta will have the right, without seeking JDC review or JSC approval, to make operational decisions with respect to the performance of the Development activities within the Joint Global Development Program to the extent consistent with the then-current Joint Global Development Plan.

4.3.2

Option Product Development Plan.  Sarepta may, from time to time, propose updates to the Option Product Development Plan, in which case Sarepta will submit any such updates that are material to the JDC to review and discuss.  Each update to the Option Product Development Plan proposed by Sarepta will become effective and supersede the previous Option Product Development Plan as of the 10th day following the date of submission of such update to the JDC for review and discussion.  Notwithstanding any provision to the contrary set forth in this Agreement, Sarepta will have the right, without seeking JDC or JSC review or approval, to make decisions with respect to the performance of the Development activities for the Option Products.

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4.4

Roche Territory Development Plan.  Within 120 days following the Effective Date, Roche will submit to the JDC to review and discuss, and following review and discussion by the JDC, to the JSC to approve, a proposed Roche Territory Development Plan.  In addition, no later than 60 days following Roche’s exercise of the Option for the Exon-Skipping Products ([**]) or any other Option Product in accordance with Section 2.7.3 (Exercise Notice and Option Fee), Roche will prepare an update to the Roche Territory Development Plan for such Exon-Skipping Products ([**]) or such other Option Products and corresponding Sarepta Diagnostic Products, as applicable, that includes all Development activities, other than the activities included in the Joint Global Development Plan, that are necessary or desirable to obtain and maintain Regulatory Approval or Reimbursement Approval of such Exon-Skipping Products ([**]) or other Option Products throughout the Roche Territory, including all proposed post-Regulatory Approval studies and all other non-clinical and pre-clinical studies and Clinical Trials, in each case, the data from which will be used solely for the Roche Territory, and regulatory plans.  Within 60 days following Sarepta’s written notice to Roche of the commencement of activities in furtherance of a Pivotal Clinical Trial for an [**], Roche will prepare an update to the Roche Territory Development Plan for the applicable [**] that includes all Development activities, other than the activities included in the Joint Global Development Plan, that are necessary or desirable to obtain and maintain Regulatory Approval or Reimbursement Approval of such [**] throughout the Roche Territory, including post-Regulatory Approval studies in the Roche Territory, the data from which will be used solely for the Roche Territory, and all proposed non-clinical and pre-clinical studies and Clinical Trials and regulatory plans.  On or before March 31st of each Calendar Year during the Term (and more frequently as may be necessary during the Term), Roche will prepare an update to the Roche Territory Development Plan to include the Development activities within the Roche Territory Development Program to be conducted during the upcoming Calendar Year.  In addition, from time to time during the Term, Roche may submit to the JDC any proposed update to the Roche Territory Development Plan to include additional Development activities within the Roche Territory Development Program (or otherwise update such Development activities).  The JDC will review and discuss each update to the Roche Territory Development Plan and will submit any such update that is material (including any update that contemplates the initial Development activities to be performed thereunder for an Option Product that becomes a Licensed Product following Roche’s exercise of the Option for such product) to the JSC for approval.  Once reviewed and discussed by the JDC and approved by the JSC, the Roche Territory Development Plan and each update thereto will become effective and, in the case of an update, supersede the previous Roche Territory Development Plan as of the date of such approval or at such other time as decided by the JSC. Without limiting Sarepta’s rights to review, discuss, and approve the Roche Territory Development Plan through the JDC and the JSC, Roche will have the right, without seeking JDC review or JSC approval, to make operational decisions with respect to the performance of the Development activities within the Roche Territory Development Program to the extent consistent with the then-current Roche Territory Development Plan.

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4.5	Development Cost Sharing.
4.5.1

Eligible Global Development Costs.  Commencing from and after the Execution Date and thereafter the Parties will equally share (50:50) all Eligible Global Development Costs in accordance with the procedures set forth in this Section 4.5.1 (Eligible Global Development Costs).  Within (a) 10 days after the end of the first Calendar Quarter after the Effective Date, Sarepta will prepare and deliver to Roche a preliminary report detailing Sarepta’s Eligible Global Development Costs incurred during the time period commencing as of the Execution Date and ending as of the end of first Calendar Quarter after the Effective Date and (b) within 30 days after the end of such Calendar Quarter, Sarepta will prepare and deliver to Roche a report, together with reasonable supporting documentation, detailing such Eligible Global Development Costs incurred during such period. Within (i) 10 days after the end of each Calendar Quarter thereafter, Sarepta will prepare and deliver to Roche a preliminary report detailing Sarepta’s Eligible Global Development Costs incurred during such Calendar Quarter and (ii) within 30 days after the end of each such Calendar Quarter, Sarepta will prepare and deliver to Roche a report, together with reasonable supporting documentation, detailing such Eligible Global Development Costs incurred during such Calendar Quarter.  Sarepta will submit any additional information reasonably requested by Roche related to the Eligible Global Development Costs included in Sarepta’s report no later than 10 Business Days after its receipt of such request.  Within 15 days after delivering the report and documentation set forth in clause (b) of this Section 4.5.1 (Eligible Global Development Costs), Sarepta will deliver an invoice to Roche and Roche will pay Sarepta all undisputed invoiced amounts no later than 30 days after Roche’s receipt of each such invoice, and any disputed amounts within 30 days following resolution of the dispute.

4.5.2	Option Product Development Costs. Sarepta will be solely responsible for all costs and expenses incurred in connection with the performance of the Option Product Development Program.
4.5.3	Roche Territory Development Program Costs. Roche will be solely responsible for all costs and expenses incurred in connection with the performance of the Roche Territory Development Program.
4.6

Development Reports.  At each JDC meeting, Sarepta and Roche will each provide the JDC with a written summary of the activities conducted by or on behalf of such Party under the Joint Global Development Program (in the case of Sarepta) and the Roche Territory Development Program (in the case of Roche) since the last JDC meeting, including patient enrollment and the ongoing status of all Clinical Trials under the applicable plan.  Each Party will also promptly provide written notice to the other Party, through the JDC or Alliance Managers, of any significant Development events under the Joint Global Development Program (in the case of Sarepta) or the Roche Territory Development Program (in the case of Roche) that the reporting Party reasonably believes materially impacts the Development activities of the other Party under this Agreement or is otherwise of interest to the other Party.  In addition, at each JDC meeting, Sarepta will provide to Roche a high-level summary of the activities conducted by or on behalf of Sarepta under the Option Product Development Plan.

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4.7

Development Records.  Each Party and its Affiliates will maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GLP, GCP, and GMP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and reflect all Development work performed and results achieved, in each case, by or on behalf of such Party and its Affiliates under the Global Development Program (in the case of Sarepta) and the Roche Territory Development Program (in the case of Roche).

Article 5
REGULATORY AFFAIRS

5.1

Orphan Drug Designation.  To the extent permissible under Applicable Law, Roche shall have the right to have discussions with Regulatory Authorities in the Roche Territory relating to Orphan Drug Designation and to obtain Orphan Drug Designation for each Licensed Product in all countries of the Roche Territory eligible for Orphan Drug Designation, and in any case in the European Union and Japan. Sarepta shall use reasonable efforts to assist Roche in obtaining Orphan Drug Designation and have the above mentioned discussions with Regulatory Authorities for such products in such countries.

5.2

Regulatory Responsible Party.  As between the Parties, Sarepta will be the Regulatory Responsible Party for all (a) Option Products and corresponding Sarepta Diagnostic Products worldwide, (b) Licensed Products and corresponding Sarepta Diagnostic Products in the Sarepta Territory, and (c) activities relating to the extent solely related to the conduct of preclinical studies and Clinical Trials conducted under the Joint Global Development Plan throughout the Roche Territory. Sarepta will be responsible for INDs and other Regulatory Submissions relating solely to preclinical studies and Clinical Trials conducted under the Joint Global Development Plan or Option Product Development Plan anywhere in the Territory, however excluding any activity relating to obtaining or maintaining any Regulatory Approval or Reimbursement Approval in the Roche Territory. Roche will be the Regulatory Responsible Party for all Licensed Products and corresponding Sarepta Diagnostic Products in the Roche Territory, including as it relates to any Regulatory Approval or Reimbursement Approval or any related strategy of Licensed Products and corresponding Sarepta Diagnostic Products, except to the extent related solely to the conduct of any preclinical studies and Clinical Trials conducted under the Joint Global Development Plan or Option Product Development Plan in any country or jurisdiction in the Roche Territory. The applicable Regulatory Responsible Party will be responsible for, and will have final decision-making authority on the strategy and content of, all Regulatory Submissions, communications, and other dealings with the Regulatory Authorities in the applicable jurisdictions relating to any Licensed Product or any Option Product (and any corresponding Sarepta Diagnostic Product). If any Licensed Product is denied Regulatory Approval due to the receipt of orphan drug exclusivity of a competing product, Roche shall have the right to challenge any such adverse determination in the Roche Territory and Sarepta shall use reasonable efforts to assist Roche as required.

5.3	Collaboration With Respect to Regulatory Interactions.
5.3.1

Correspondence. The Parties’ regulatory teams will collaborate with respect to substantive correspondence in support of regulatory submissions.  In addition, the Regulatory Responsible Party for each Licensed Product and corresponding Sarepta Diagnostic Product will provide the other Party with (a) copies (without translation) of any material written correspondence submitted to or received from (i) the FDA and the Regulatory Authorities in each Roche Major Country, and (ii) upon Sarepta’s reasonable request to the extent necessary to satisfy its obligations under this Agreement or to comply with Applicable Law, Regulatory Authorities in other countries within the Roche Territory

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(or summaries thereof), and (b) summaries of any material oral communications with (i) the FDA and the Regulatory Authorities in each Roche Major Country and (ii) upon Sarepta’s reasonable request, Regulatory Authorities in other countries in the Roche Territory, in each case ((a) and (b)), relating to Regulatory Submissions for a Licensed Product or a corresponding Sarepta Diagnostic Product in such jurisdiction or country, reasonably promptly after receipt or delivery by such Regulatory Responsible Party of such correspondence or communication, as the case may be (but in any event, with respect to correspondence or communications with the EMA no later than ten Business Days after receipt or delivery).

5.3.2

Regulatory Delays. The Regulatory Responsible Party will not be required to delay any submission, correspondence, or communication with any Regulatory Authorities in its jurisdiction in a manner that affects such Regulatory Responsible Party’s ability to comply with any Regulatory Authority requirement or deadline or Applicable Law in such jurisdiction.

5.4

Regulatory Meetings.  The applicable Regulatory Responsible Party will invite one representative of the other Party with relevant experience and expertise (to be chosen by such other Party and at such other Party’s expense) to attend as an observer all meetings relating to Regulatory Submissions for Licensed Products and corresponding Sarepta Diagnostic Products (to the extent such meetings are scheduled in advance) with (a) the FDA, (b) the EMA, and (c) upon Sarepta’s request, other Regulatory Authorities in the Roche Major Countries, in each case ((a), (b), and (c)), to the extent not prohibited by Applicable Law or the applicable Regulatory Authority.  In addition, the representatives of the non-Regulatory Responsible Party will be notified reasonably in advance of, and invited to attend, all substantive discussions (as determined by the Regulatory Responsible Party in its reasonable discretion) held by the Regulatory Responsible Party to prepare for any meetings with Regulatory Authorities that the non-Regulatory Responsible Party has the right to attend under this Section 5.4 (Regulatory Meetings). In addition, upon the request of the Regulatory Responsible Party, the non-Regulatory Responsible Party will review any preparatory documentation for any such meetings. The non-Regulatory Responsible Party will strictly follow the Regulatory Responsible Party’s instructions with respect to any such meeting that it attends, and will not discuss the contents of any such meeting with any Third Party or Regulatory Authority except as required by Applicable Law or authorized by the Regulatory Responsible Party in writing.  If either Party requires an interpreter or other translation services in connection with its participation in any such meeting with Regulatory Authorities, then the costs of such translation services will be borne solely by the requiring Party.

5.5

Cooperation.  The Parties will cooperate with each other to achieve the regulatory objectives contemplated herein in a timely, accurate, and responsive manner. The non-Regulatory Responsible Party shall use reasonable efforts to assist the Regulatory Responsible Party, including through meetings between the Parties to prepare documents to be filed, in order for such Regulatory Responsible Party to obtain and maintain each applicable Marketing Authorization Application for each Licensed Product and corresponding Sarepta Diagnostic Products in the Regulatory Responsible Party’s Territory, including in connection with the preparation, filing, and submission of all Regulatory Submissions by such Regulatory Responsible Party.

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5.6

Assignment of Regulatory Submissions and Regulatory Approvals to Roche.  On a Licensed Product-by-Licensed Product basis, upon last patient, last dosing of the final Clinical Trial under the Joint Global Development Program with respect to a Licensed Product, Sarepta will and hereby does assign and transfer to Roche all INDs and other Regulatory Submissions and Regulatory Approvals with respect to the applicable Licensed Product and corresponding Sarepta Diagnostic Products in the applicable countries in the Roche Territory that are in the possession and Control of Sarepta or any of its Affiliates or Sublicensees. In connection with the transfer of such Regulatory Submissions and Regulatory Approvals, Sarepta will provide to Roche copies (in electronic or other format) of the study reports that are Controlled by Sarepta or any of its Affiliates or Sublicensees (to the extent not previously provided to Roche) from all non-clinical and preclinical studies and Clinical Trials for the applicable Licensed Product and corresponding Sarepta Diagnostic Products relating to such Regulatory Submissions and Regulatory Approvals.  For any such assignment and transfer, each Party will submit to the applicable Regulatory Authority all filings, letters, and other documentation necessary to effect such assignment and transfer as soon as practicable (or as soon as possible after the other Party’s submission of any such filings, letters, or documentation to the extent required before such Party may take any such action).

5.7

Cost of Regulatory Activities.  The Parties will share equally (50:50) all actual Internal Costs and actual External Costs relating to regulatory activities included within the Eligible Global Development Costs, and otherwise, the applicable Regulatory Responsible Party will be responsible for the costs and expenses incurred by each Party and its Affiliates in connection with the preparation or maintenance of Regulatory Submissions and Regulatory Approvals with respect to a Licensed Product and corresponding Sarepta Diagnostic Products in a given jurisdiction, including any filing fees.

5.8

Right of Reference.  Subject to the rules of the relevant Regulatory Authority and the terms of this Agreement, each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R.  § 314.3(b) (or any successor rule or analogous Applicable Law recognized outside of the United States) to, and a right to copy, access, and otherwise use, all information and data relating to the Licensed Products and corresponding Sarepta Diagnostic Products in any Regulatory Submission or Regulatory Approval Controlled by the grantor Party during the Term, solely for the other Party’s or its Affiliates’ use in the Development and Commercialization of the Licensed Products and Sarepta Diagnostic Products in the other Party’s Territory in accordance with this Agreement.  All such information and data contained in any such Regulatory Submissions or Regulatory Approvals will be considered Confidential Information of the grantor Party and subject to the terms of Article 12 (Confidentiality).  If requested by the grantee Party, the grantor Party will provide a signed statement to this effect in accordance with 21 C.F.R.  § 314.50(g)(3) (or any successor rule or analogous Applicable Law outside of the United States) to give effect to the intent of this Section 5.8 (Right of Reference).

5.9

Pharmacovigilance and Adverse Event Reporting.  The Parties will cooperate with each other with regard to the reporting and handling of safety information involving the Licensed Products and Sarepta Diagnostic Products in accordance with Applicable Law, regulatory requirements, and regulations on pharmacovigilance and clinical safety.  Prior to the commencement of any activities conducted by or on behalf of Roche or any of its Affiliates in furtherance of any Clinical Trial for any Licensed Product, the Parties will negotiate in good faith and enter into a Pharmacovigilance Agreement related to the Licensed Products and a quality agreement, or such other agreement as the Parties may agree, related to the Sarepta Diagnostic Products, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the class and products (e.g., Serious Adverse Events, emerging safety issues) to enable each Party to comply with all of its legal and regulatory obligations related to such Licensed Products and Sarepta Diagnostic Products.  Sarepta will own and maintain the global safety database for all Sarepta Products and Sarepta Diagnostic Products.

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5.10	Recall, Withdrawal, or Field Alerts.
5.10.1

Notification and Determination.  If any Governmental Authority threatens in writing or initiates any action to remove a Licensed Product or Sarepta Diagnostic Product from the market (in whole or in part) in the Roche Territory, then the Party receiving notice thereof will notify the other Party of such communication immediately, but in no event later than two Business Days after receipt thereof.  Notwithstanding the foregoing, in all cases the Regulatory Responsible Party for a Licensed Product in a given jurisdiction will determine whether to initiate any recall, withdrawal, or field alert of such Licensed Product or applicable Sarepta Diagnostic Product in such jurisdiction, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert.  Before the Regulatory Responsible Party for a Licensed Product in a certain jurisdiction in the Roche Territory initiates a recall, withdrawal, or field alert for such Licensed Product or Sarepta Diagnostic Product in such jurisdiction, the Parties will use reasonable efforts to promptly meet and discuss in good faith the reasons therefor, provided that such discussions will not delay any action that such Regulatory Responsible Party reasonably believes should be taken in relation to any actual or potential recall, withdrawal, or field alert.  In the event of any such recall, withdrawal, or field alert in the Roche Territory, the Regulatory Responsible Party for the applicable Licensed Product and the applicable jurisdiction will determine the necessary actions to be taken and will implement such action.  Without limiting the foregoing, either Party will have the right to propose that a recall, withdrawal, or field alert for a Licensed Product or Sarepta Diagnostic Product should be initiated by such Party, but the Regulatory Responsible Party for the applicable Licensed Product in the applicable jurisdiction in the Roche Territory will have the right to make the final decision as to whether or not to initiate the recall, withdrawal, or field alert.  Notwithstanding any provision to the contrary set forth in this Agreement, if Sarepta notifies Roche of a Manufacturing issue related to a Licensed Product that Sarepta reasonably believes could give rise to a recall, withdrawal, or field alert, then Roche, if it is the Regulatory Responsible Party for the applicable Licensed Product in the applicable jurisdiction in the Roche Territory, will assess such notification from Sarepta and initiate such recall, withdrawal, or field alert as appropriate. In all cases, Sarepta will determine whether to initiate any recall, withdrawal, or field alert of any Option Product, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert and will have sole control over and decision-making authority with respect thereto.

5.10.2

Cost Allocation.  Sarepta will be responsible for all costs and expenses associated with implementing a recall, withdrawal, or field alert with respect to any Option Product or corresponding Sarepta Diagnostic Product.  Sarepta will be responsible for all costs and expenses directly associated with implementing a recall, withdrawal, or field alert with respect to a Licensed Product or corresponding Sarepta Diagnostic Product in the Roche Territory in the event, and to the extent, that the recall, withdrawal, or field alert arises as a result of any breach by Sarepta or its Affiliates or CMOs of this Agreement or any Supply Agreement. Roche will be responsible for all costs and expenses associated with implementing a recall, withdrawal, or field alert with respect to a Licensed Product or corresponding Sarepta Diagnostic Product in the Roche Territory that does not result from any breach by Sarepta or its Affiliates or CMOs of this Agreement or any Supply Agreement.

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To the extent necessary to effectuate the cost-sharing principles set forth in this Section 5.10.2 (Cost Allocation), either Party may deliver an invoice to the Party responsible for the applicable recall, withdrawal, or field alert for such Party’s actual costs and expenses incurred in connection with such recall, withdrawal, or field alert, and the responsible Party will pay all undisputed invoiced amounts no later than 30 days after receipt of such invoice.

Article 6
COMMERCIALIZATION

6.1	Commercialization Responsibilities for Licensed Product.
6.1.1

Commercialization in the Sarepta Territory.  Sarepta and its Affiliates will have sole control over and decision-making authority with respect to the Commercialization of the Licensed Products Sarepta in the Sarepta Territory, including, if applicable, seeking and maintaining any Reimbursement Approval for the Licensed Products in the Sarepta Territory, at its sole cost and expense.

6.1.2

Commercialization in the Roche Territory.  Roche and its Affiliates will have sole control over and decision-making authority with respect to the Commercialization of the Licensed Products in the Roche Territory, including seeking and maintaining any Reimbursement Approval for the Licensed Products in the Roche Territory, at its sole cost and expense.

6.1.3

Coordination of Commercialization Activities.  The Parties will coordinate global Commercialization activities, except pricing and reimbursement activities, with respect to Commercialization of Licensed Products in each Party’s Territory through the JCC, as further set forth in Section 3.3.3(a) (Joint Commercialization Committee).

6.2	Commercialization Reporting.
6.2.1

Sarepta Obligations.  No later than 45 days following the end of each Calendar Year, Sarepta will provide to the JCC a high-level summary of the material Commercialization activities, except pricing and reimbursement activities, conducted by Sarepta or its Affiliates or Sublicensees for each Licensed Product in the Sarepta Territory during such Calendar Year and the material Commercialization activities expected to be conducted by Sarepta or its Affiliates or Sublicensees in the Sarepta Territory during the upcoming Calendar Year.

6.2.2

Roche Obligations.  No later than 45 days following the end of each Calendar Year, Roche will provide to the JCC a high-level summary of the material Commercialization activities, except pricing and reimbursement activities, conducted by Roche or its Affiliates or Sublicensees for such Licensed Product in the Roche Territory during such Calendar Year and the material Commercialization activities expected to be conducted by Roche or its Affiliates or Sublicensees in the Roche Territory during the upcoming Calendar Year.  In addition, no later than 45 days prior to the end of each Calendar Year, Roche will provide to the JCC a report of the forecasted Net Sales anticipated to be generated by Roche or its Affiliates or Sublicensees in the Roche Territory during the upcoming Calendar Year.

6.3

Pricing.  Notwithstanding any provision to the contrary set forth in this Agreement, all decisions for each Licensed Product related to any pricing matter, including list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including the approach to pricing with different types of accounts and plans, including types of discounts and rebates), and modifications to any of the foregoing, will be solely made by (a) Sarepta for the Sarepta Territory and (b) Roche for the Roche Territory.

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6.4

Branding and Marketing Plans.  Within 90 days following (a) the formation of the JCC with respect to any Lead Product, and (b) the exercise of the Option with respect to each of the Exon-Skipping Products and any other Option Product, in each case ((a) and (b)), the JCC will prepare, review, and discuss, and following review and discussion by the JCC, submit to the JSC to approve, a joint global branding and marketing strategy with respect to the Commercialization of the applicable Licensed Products throughout the Roche Territory and the Sarepta Territory (the “Joint Global Branding and Marketing Strategy”).  The Joint Global Branding and Marketing Strategy will include, in reasonable detail, the Product Marks, trade dress, positioning, detailing, market access planning, and marketing messages with respect to the Licensed Products that each Party will use under its own branding and marketing plan.  The Joint Global Branding and Marketing Strategy will not include information related to pricing or reimbursement for any Licensed Product.  Based on the Joint Global Branding and Marketing Strategy, Roche shall develop a branding and marketing plan that is applicable for the Licensed Products in the Roche Territory (the “Roche Territory Branding and Marketing Plan”) and Sarepta shall develop a branding and marketing plan that is applicable for the Licensed Products in the Sarepta Territory (the “Sarepta Territory Branding and Marketing Plan”).  Each of the Roche Territory Branding and Marketing Plan and the Sarepta Territory Branding and Marketing Plan will, at all times during the Term, be consistent with, and not conflict with, the Joint Global Branding and Marketing Strategy.

6.5

Roche Commercialization Diligence Obligations.  Following receipt of Regulatory Approval for a Licensed Product in a country in the Roche Territory, Roche will use Commercially Reasonable Efforts to obtain Reimbursement Approval for and subsequently Commercialize each Licensed Product for which it has obtained Regulatory Approval in such country.

6.5.1

Notice to JCC.  If Roche determines not to (a) seek Reimbursement Approval for a Licensed Product in a country in the Roche Territory in which Roche or its Affiliates or Sublicensees has obtained Regulatory Approval or (b) Commercialize a Licensed Product in a country in the Roche Territory in which Roche or its Affiliates or Sublicensees has obtained Reimbursement Approval, in each case ((a) and (b)), then Roche will promptly inform Sarepta, through the JCC, of such decision and explain its rationale for such decision in reasonable detail at the next meeting of the JCC.

6.5.2

Breach of Commercialization Diligence Obligation.  Any material breach by or on behalf of Roche of the diligence obligations set forth in this Section 6.5 (Roche Commercialization Diligence Obligations) with respect to the Commercialization of a Licensed Product will be a material breach of this Agreement and will be subject to the provisions of Section 14.2 (Termination for Breach).

6.5.3

Mitigation of Commercialization Diligence Obligations.  Notwithstanding any provision to the contrary set forth in this Agreement, any failure of Roche to comply with its obligations under this Section 6.5 (Roche Commercialization Diligence Obligations) with respect to a particular Licensed Product will be excused only to the extent that and for so long as such failure results from the failure of Sarepta or any of its Affiliates, Sublicensees, or subcontractors to supply such Licensed Product in accordance with its obligations under this Agreement or any of the Supply Agreements or to satisfy its obligations to Develop such Licensed Product in accordance with Section 4.2.1 (Of Sarepta).

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6.6

Standards of Conduct; Compliance.  Each Party will perform, or will ensure that each of its Affiliates, Sublicensees, and subcontractors perform, all Commercialization activities in a professional and ethical business manner and in compliance with Applicable Law and applicable Professional Requirements.

6.7

Diversion. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to attend, or have its designees attend, conferences and meetings of congresses inside and outside of such Party’s Territory, subject to this Section 6.7 (Diversion).  As applicable, (a) in the case of Roche, in any country or jurisdiction outside of the Roche Territory, or (b) in the case of Sarepta, in any country or jurisdiction outside of the Sarepta Territory:

6.7.1

such Party will inform the other Party timely in advance of any marketing, promotion, or attendance at conferences and such activities must comply with Applicable Law and the Joint Global Medical Affairs Plan, Roche Medical Affairs Plan, and Sarepta Medical Affairs Plan;

6.7.2

such Party and its Affiliates will not engage, nor permit its Third Party Sublicensees and subcontractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any such country or jurisdiction;

6.7.3	such Party and its Affiliates will not solicit orders from any prospective purchaser located in any such country or jurisdiction;
6.7.4

such Party and its Affiliates will use reasonable efforts not to, and will take reasonable measures to cause its Third Party Sublicensees and subcontractors to not, deliver or tender (or cause to be delivered or tendered) any Licensed Product to Third Parties for use in such country or jurisdiction; and

6.7.5

if either Party or its Affiliates or Sublicensees receive any order for any Licensed Product from a prospective purchaser located in any such country or jurisdiction, then such Party will use reasonable efforts to refer that order to the other Party or its designee.

Article 7
MEDICAL AFFAIRS

7.1	Medical Affairs Plans.
7.1.1

Joint Global Medical Affairs Plan.  The JDC, through the Joint Global Medical Affairs Team, will prepare a reasonably detailed, annual plan for Medical Affairs activities to be performed jointly by the Parties for the Licensed Products and any corresponding Sarepta Diagnostic Product, including a Joint Global Medical Affairs Budget (the “Joint Global Medical Affairs Plan”).

7.1.2

Roche Medical Affairs Plan.  Roche will prepare a reasonably detailed, annual plan for Medical Affairs activities to be performed for the Licensed Products and any corresponding Sarepta Diagnostic Product by or on behalf of Roche or its Affiliates that are not included in the Joint Global Medical Affairs Plan (the “Roche Medical Affairs Plan”), in each case, no later than 120 days following the Effective Date.

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7.1.3

Sarepta Medical Affairs Plan.  Sarepta will prepare a reasonably detailed, annual plan for Medical Affairs activities to be performed for the Licensed Products and any corresponding Sarepta Diagnostic Product by or on behalf of Sarepta or its Affiliates that are not included in the Joint Global Medical Affairs Plan (the “Sarepta Medical Affairs Plan”), in each case, no later than 120 days following the Effective Date.

7.1.4

Addition of Option Products to Medical Affairs Plans.  Following exercise of the Option for each of the Exon-Skipping Products or any other Option Product, the JDC will prepare an update to the Joint Global Medical Affairs Plan, Roche will prepare an update to the Roche Medical Affairs Plan, and Sarepta will prepare an update to the Sarepta Medical Affairs Plan, in each case, to include the Exon-Skipping Products or any other Option Product, as applicable, and any corresponding Sarepta Diagnostic Product.

7.1.5

Alignment of Medical Affairs Plans.  The strategic objectives in the Roche Medical Affairs Plan and the Sarepta Medical Affairs Plan, respectively, will be consistent with the activities and strategic objectives set forth in the Joint Global Medical Affairs Plan, unless otherwise agreed by the Parties.  In order to ensure consistency between the Joint Global Medical Affairs Plan and each of the Roche Medical Affairs Plan and the Sarepta Medical Affairs Plan, and coordination and alignment between the Parties with respect to the Medical Affairs to be conducted by each Party pursuant to the Joint Global Medical Affairs Plan, by Roche in the Roche Territory pursuant to the Roche Medical Affairs Plan, and by Sarepta in the Sarepta Territory pursuant to the Sarepta Medical Affairs Plan (including with respect to each Party’s communications with key opinion leaders in each Party’s Territory), the JDC will review and discuss each such plan and any update thereto and submit the initial Joint Global Medical Affairs Plan and any update that is material to the JSC to approve.

7.2

Medical Affairs Activities.  Roche will conduct Medical Affairs activities in accordance with the Joint Global Medical Affairs Plan and the Roche Medical Affairs Plan.  Sarepta will conduct Medical Affairs activities in accordance with the Joint Global Medical Affairs Plan and the Sarepta Medical Affairs Plan. In addition, each Party will conduct all Medical Affairs activities under this Agreement in a professional and ethical business manner and in compliance with Applicable Law and applicable Professional Requirements.  Each Party will provide the other Party with reasonable cooperation, support, and assistance with respect to preparing such Party’s Medical Affairs plans, and conducting activities under each such plan, in order to coordinate Medical Affairs under this Agreement.  In addition, each Party will provide to the JDC an update (by means of a slide presentation or otherwise) summarizing the Medical Affairs activities conducted by such Party and progress under the Joint Global Medical Affairs Plan (with respect to each Party), the Roche Medical Affairs Plan (with respect to Roche), and the Sarepta Medical Affairs Plan (with respect to Sarepta), during the period since the last JDC meeting, as provided in Section 3.3.3(k) (Specific Responsibilities of the JDC).

7.3	Medical Affairs Cost Sharing.
7.3.1

Eligible Medical Affairs Costs.  The Parties will equally share all Eligible Medical Affairs Costs in accordance with the procedures set forth in this Section 7.3.1 (Eligible Medical Affairs Costs).  Within 30 days after the end of each Calendar Quarter, each Party will prepare and deliver to the other Party a report, together with reasonable supporting documentation, detailing such Party’s Eligible Medical Affairs Costs incurred during such Calendar Quarter.  Each Party will submit any additional information reasonably requested by the other Party related to the Eligible Medical Affairs Costs included in such Party’s report no later than 10 Business Days after its receipt of such request.  The Party that

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incurred greater Eligible Medical Affairs Costs than the other Party during such Calendar Quarter will prepare and deliver to the other Party an invoice for a balancing payment between the Parties, which will be equal to the amount that is 50% of the difference between the Parties’ Eligible Medical Affairs Costs incurred during such Calendar Quarter.  The other Party will pay the invoicing Party all undisputed invoiced amounts no later than 30 days after the date of each such invoice, and any disputed amounts within 30 days following resolution of the dispute.

7.3.2

Other Medical Affairs Costs.  Other than as set forth in Section 7.3.1 (Eligible Medical Affairs Costs), each Party will be responsible for all costs and expenses related to the performance of Medical Affairs activities under this Agreement by or on behalf of such Party or any of its Affiliates or Sublicensees, including the costs of performing Medical Affairs activities under (a) the Roche Medical Affairs Plan (with respect to Roche) and (b) the Sarepta Medical Affairs Plan (with respect to Sarepta).

Article 8
MANUFACTURING AND SUPPLY

8.1

General.  This Article 8 (Manufacturing and Supply) shall apply with respect to the Lead Product and all Exon-Skipping Products together with any corresponding Sarepta Diagnostic Products, but shall only apply with respect to other Option Products together with any corresponding Sarepta Diagnostic Products, if the Parties have not agreed otherwise in good faith discussion.

8.2

Capacity Plan.  Within 60 days following the Effective Date, the Parties will agree upon an initial plan setting forth the quantities of Sarepta’s or its CMOs’ [**] (the “Capacity Plan”). The JMC will update the Capacity Plan on an annual basis contemporaneously with updates to the Manufacturing Plan based on updates to the Parties’ Demand Forecast Plans (if any); provided that [**].

8.3	Initial Forecasts.
8.3.1

Commercial Demand Forecast Plan. Each Party will prepare an initial good faith five-year rolling forecast of its demand in the Sarepta Territory or the Roche Territory (as applicable) for each Licensed Product for Commercialization purposes (a) with respect to the Lead Product, within six months after the Effective Date, and (b) with respect to each other Licensed Product, within six months following Roche’s Exercise of Option pursuant to Section 2.7.3 (Exercise of Option) for such Licensed Product (each, a “Commercial Demand Forecast Plan”).

8.3.2

Development Demand Forecast Plan. The JMC will prepare an initial good faith five-year rolling forecast of the demand of both Parties throughout the Territory for each Licensed Product for Development purposes (a) with respect to the Lead Product, within 60 days following the formation of the JMC, or such other time as agreed by the Parties, and (b) with respect to each other Licensed Product, within 60 days following the JSC’s approval of the applicable updated Roche Territory Development Plan that includes activities for such Licensed Product (each, a “Development Demand Forecast Plan”, together with the Commercial Demand Forecast Plan, the “Demand Forecast Plan”).

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8.3.3

Allocation of Supply.  Each Demand Forecast Plan shall allocate the supply of each Licensed Product needed to meet the expected demand of each Party for Development and Commercialization in the Sarepta Territory and the Roche Territory in accordance with this Agreement.  [**].  The JMC will review each initial Demand Forecast Plan for each Licensed Product and submit each initial Demand Forecast Plan to the JSC to approve.

8.4	Demand Forecast Plans.
8.4.1	Details.
(a)	[**]
(b)	[**].
8.4.2	Updates. Each Demand Forecast Plan will be subsequently updated every Calendar Quarter for the upcoming five year period by the JMC and submitted for approval by the JSC.
8.4.3	Supply Agreements. The principles set forth in Section 8.4 (Demand Forecast Plans) shall be further detailed in the Supply Agreements established under Section 8.6 (Supply Agreement).
8.5	Purchase and Supply Obligation.
8.5.1

Roche Purchase Obligation. Roche shall purchase from Sarepta the following (as may be adjusted through agreement of the Parties) (a) [**] of the quantities of Licensed Product (drug product bulk) set forth for the first year of (i) the Development Demand Forecast Plan allocated for Development purposes under the Roche Territory Development Plan in such year and (ii) Roche’s Commercial Demand Forecast Plan for such Licensed Product in such year; and (b) [**] of the quantities of Licensed Product (drug product bulk) set forth for the second year of (i) the Development Demand Forecast Plan allocated for Development purposes under the Roche Territory Development Plan in such year and (ii) Roche’s Commercial Demand Forecast Plan for such Licensed Product in such year.

8.5.2

Sarepta Supply Obligation. Sarepta will use Commercially Reasonable Efforts to Manufacture itself or have Manufactured on its behalf through its network of CMOs the Licensed Products for Development purposes in accordance with the applicable Demand Forecast Plans and the Development Supply Agreement and the Commercial Supply Agreement to be negotiated in good faith by the Parties pursuant to Section 8.6 (Supply Agreements), in each case, to the extent such Demand Forecast Plans are not in excess of the Manufacturing capacity set forth in the Capacity Plan. Sarepta will not be responsible for the storage of any inventory of Licensed Products for the Roche Territory, all of which inventory will be held by or on behalf of Roche or its Affiliates.

8.6	Supply Agreements.
8.6.1

Development Supply Agreement.  Unless otherwise agreed by the Parties, no later than [**] following (a) the Effective Date with regards to the Lead Product, and (b) the effective date of exercise of the Option with regards to every other Licensed Product, (or such other time as agreed by each Party), the Parties will negotiate in good faith and enter into a supply agreement on reasonable and customary terms for the supply of the Licensed Products by Sarepta to Roche in the Roche Territory at the Supply Price (the “Development Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing the Licensed Products for Development purposes.

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8.6.2

Commercial Supply Agreement.  Unless otherwise agreed by the Parties, no later than [**] following (a) the Effective Date with regards to the Lead Product, and (b) the effective date of exercise of the Option with regards to every other Licensed Product, (or such other time as agreed by each Party), the Parties will negotiate in good faith and enter into a commercial supply agreement on reasonable and customary terms for the commercial-grade supply of the Licensed Products by Sarepta to Roche in the Roche Territory at the Supply Price, including customary remedies for Sarepta or its CMOs’ failure to deliver quantities of Licensed Product consistent with the applicable quantities under properly submitted and accepted orders (the “Commercial Supply Agreement” and together with the Development Supply Agreement, the “Supply Agreements”), and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing and supply of the Licensed Products for Commercialization purposes.

8.6.3

Consistency with Contract Manufacturing Agreements.  The Parties shall endeavor to agree on such operational terms in the Supply Agreements that are as closely aligned as possible with the terms of the agreements between Sarepta and its CMOs. Notwithstanding the above, Sarepta will be liable for any act or omission of any CMO that is a breach of any Sarepta’s obligations under this Agreement as though the same were a breach by Sarepta, and Roche will have the right to directly proceed against Sarepta without any obligation to first proceed against such CMO.

8.7

Supply Price.  The Parties agree that Roche will pay a supply price to Sarepta under the Supply Agreements that is equal to [**] (the “Supply Price”).  The average Supply Price shall represent the price per drug product dose needed to treat one kilogram-equivalent patient over a particular Calendar Quarter (the “Average Supply Price”).  The Parties agree that the Supply Price of a Licensed Product will be [**].

8.8

Manufacturing Plan.  Within a period of time after the Effective Date to be agreed by the Parties, but in no case later than [**] days following the formation of the JMC, Sarepta will prepare a reasonably detailed annual plan for the Manufacture and supply of the Licensed Products throughout the Territory, which plan will include (a) the current Capacity Plan, (b) a plan to reduce Manufacturing Costs, (c) an annual plan for capital expenditure by Sarepta and its network of Third Party contract manufacturers in connection with such Manufacture and supply of the Licensed Products, and (d) each Party’s good faith long-term, five-year rolling Development Demand Forecast Plans for its requirements of each Licensed Product (the proposed “Manufacturing Plan”). [**] after the Effective Date with respect to the Lead Product and [**] following Roche’s Exercise of Option with respect to each other Licensed Product, Sarepta will prepare an update to the Manufacturing Plan including the Parties’ Commercial Demand Forecast Plan. On or before [**] of each Calendar Year during the Term after the approval of the initial Manufacturing Plan (and more frequently as may be necessary during the Term), Sarepta will prepare an update to the Manufacturing Plan.  The JMC will review and discuss the initial Manufacturing Plan and each update thereto, and submit the initial plan and any material update thereto to the JSC to approve.  Once approved by the JSC, the initial Manufacturing Plan and each update to the Manufacturing Plan will become effective and, with respect to any update, supersede the previous Manufacturing Plan as of the date of such approval or at such other time as decided by the JMC.  Notwithstanding any provision to the contrary set forth in this Agreement or in any Supply Agreement, Sarepta will have the right, without seeking JMC approval, to make operational decisions with respect to performance of the Manufacturing activities within the Manufacturing Plan that do not require a material update to the Manufacturing Plan.

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8.9

Audit.  Sarepta shall, and shall use reasonable efforts to ensure that its CMOs, maintain full and accurate records for the Licensed Products related to GMP and safety, health, and environmental protection standards. Roche shall have the right, upon reasonable advance notice during regular business hours, to audit the facilities and records of any of Sarepta’s or any Affiliates’ CMOs, including to perform audits related to GMP and safety, health, and environmental protection standards.  Such audit will not be performed more frequently than once per Calendar Year for each facility of any such CMO. To the extent Sarepta is not able to facilitate such audits as set forth in this Section 8.9 (Audit), the Parties shall agree upon alternative measures to provide Roche with equivalent information.

8.10	Shortage and Supply Failure.
8.10.1

Mitigation. Each Party will promptly inform the other Party and the JMC if (a) the Demand Forecast Plans indicate that the Parties’ demand for Licensed Products will outstrip the Manufacturing capacity set forth in the Capacity Plan, (b) it becomes aware of any issues relating directly or indirectly to planning, construction, qualification, and operating of Sarepta or a CMOs’ manufacturing sites that could lead to a Shortage or Supply Failure, or (c) it otherwise believes that there is a reasonable risk of Shortage or Supply Failure of a Licensed Product for Development or Commercialization purposes in the Roche Territory in accordance with this Agreement.  In such event, the JMC will meet to discuss potential remedies or mitigation strategies, including whether the Parties should invest in or otherwise procure such additional capacity and how such investments should be financed.

8.10.2

Additional Audit. To the extent agreed by the CMOs (which agreement Sarepta will use reasonable efforts to secure), in the event of a Supply Failure under clause (b) of Section 1.264 (Supply Failure), Roche will have the right to perform an additional audit in accordance with Section 8.9 (Audit) sufficient to verify the existence of such Supply Failure.

8.10.3	Insufficient Supply.
(a)

Insufficient Quantities; Shortages. As will be more fully set forth in the applicable Supply Agreement, in the event of a Shortage of any Licensed Product for Development or Commercialization purposes in the Territory in accordance with this Agreement, until such Shortage is resolved, Sarepta will allocate available supply of the affected Licensed Product according to the allocation principles set forth in this Section 8.10.3(a) (Insufficient Quantities; Shortages). [**].

(b)

Insufficient Quantities; To Meet Demand Under Capacity Plan. As will be more fully set forth in the applicable Supply Agreement, in the event that available supply of Licensed Product for Development or Commercialization purposes in the Territory falls below the total amount allocated to both Parties’ Territories under the then-current Capacity Plan in an applicable year (“Insufficient Supply Event”), Sarepta will (i) investigate the cause(s) of such Insufficient Supply Event and report the result of such investigation to the JMC, (ii) use Commercially Reasonable Efforts to remedy the Insufficient Supply Event, and (iii) until such Insufficient Supply Event is resolved, allocate available supply of the affected Licensed Product in accordance with the allocation principles set forth in this Section 8.10.3(b) (Insufficient Quantities; To Meet Demand Under Capacity Plan). [**].

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8.10.4

Supply Failure.  As will be more fully set forth in the applicable Supply Agreement, in the event of a Supply Failure of any Licensed Product for Development or Commercialization purposes in the Territory in accordance with this Agreement, Sarepta will (a) investigate the cause(s) of such Supply Failure and report the result of such investigation to the JMC, and (b) use Commercially Reasonable Efforts to remedy such Supply Failure. In addition, in the event of a Supply Failure, Roche shall have the right to terminate the Agreement pursuant to Section 14.3 (Supply Failure).

8.10.5	Sarepta Inability to Supply. In the event of a Sarepta Inability to Supply, following discussion between the Parties, solely during the pendency of such Sarepta Inability to Supply, [**].
8.11	Technology Transfer.
8.11.1

Request for Technology Transfer. At any time, irrespective of any actual or imminent Shortage or Supply Failure, Roche shall have the right to request that Sarepta transfer the Sarepta Manufacturing Know-How to Roche or one or more Roche CMOs. In such event, no later than [**] after Roche’s request, the JMC will discuss in good faith such request, including any alternatives that would be acceptable to Roche. Following such JMC discussion, Roche may provide written notice of its intention to, itself or through one or more CMOs, Manufacture Licensed Products in accordance with this Agreement (the “Manufacturing Transition Notice”). Subject to Section 8.11.2 (Manufacturing Transition Period), following Roche’s delivery of the Manufacturing Transition Notice to Sarepta, (a) Roche may Manufacture the Licensed Product for Development and Commercialization purposes in accordance with this Agreement for the purpose of satisfying demand for Licensed Product in the Roche Territory and (b) Sarepta will use reasonable efforts to transfer to Roche or its CMOs copies of the Sarepta Manufacturing Know-How in electronic form or such other form maintained by Sarepta. To facilitate such transfer set forth in the foregoing clause (b), upon Roche’s reasonable request, Sarepta will use reasonable efforts to make available to Roche or its selected Roche CMO a reasonable number of Sarepta’s technical personnel with appropriate skill and experience at times to be agreed by the Parties.  Unless such request is made following a Supply Failure, Roche will be responsible for all Internal Costs and External Costs incurred by or on behalf of Sarepta or its Affiliates in connection with such transfer of Know-How.  Accordingly, Sarepta may invoice Roche for such costs and expenses, and Sarepta will pay the undisputed invoiced amounts within 30 days after the date of the invoice. If such request is made following a Supply Failure, then Sarepta will be responsible for all Internal Costs and External Costs incurred by or on behalf of Sarepta or its Affiliates in connection with such transfer of Know-How.

8.11.2

Manufacturing Transition Period. For a period of years to be agreed by the JMC following delivery to Sarepta of the Manufacturing Transition Notice in accordance with Section 8.11.1 (Request for Technology Transfer) (such period, the “Manufacturing Transition Period”), Roche will continue to order Licensed Products from Sarepta or Sarepta’s CMOs in the quantities set forth in a manufacturing transition plan proposed by the JMC and approved by the JSC (the “Manufacturing Transition Plan”), which quantities in any event will not be less than the Manufacturing capacity of Sarepta or any of its Affiliates or CMOS, in each case, that was reserved in accordance with the Demand Forecast Plan at the applicable time for any Licensed Product, which capacity Sarepta or any of its Affiliates cannot, using reasonable efforts, use itself, cancel (free of charge), or allocate to any product that is not a Licensed Product or to any Third Party. During the Manufacturing Transition Period, the JMC will regularly update the Demand Forecast Plans in accordance with Section 8.4.2 (Updates).

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Article 9
PAYMENTS

9.1

Upfront Payment.  No later than [**] days after the Effective Date, Roche will pay to Sarepta by wire transfer of immediately available funds a payment of $750,000,000 (the “Upfront Payment”) in consideration for the rights granted by Sarepta and for prepaid funding for Development activities.

9.2	Equity Investment. Roche Finance Ltd will purchase shares of common stock of Sarepta Therapeutics, Inc. in accordance with the terms set forth in the Stock Purchase Agreement.
9.3

Option Exercise Fees.  No later than 15 days following Roche’s delivery to Sarepta of an Option Exercise Notice with respect to the exercise of the Option for the Exon-Skipping Products or any other Option Product and receipt of a corresponding invoice from Sarepta, Roche will pay to Sarepta by wire transfer of immediately available funds a payment of (a) for the exercise of the Option for the Exon-Skipping Products: $[**], (b) for the exercise of the Option for any Gene-Editing Option Product: (i) $[**] for the exercise of the Option for the first Gene-Editing Option Product; and (ii) $[**] for the exercise of the Option for each of the [**] Gene-Editing Option Product, (c) subject to any reduction permitted under Section 2.5.5(a)(C) ([**]), for each exercise of the Option for any Gene Therapy Option Product: $[**] (each, an “Option Exercise Fee”). If Roche fails to pay any Option Exercise Fee when due under this Section 9.3 (Option Exercise Fees), then Sarepta will notify Roche of such failure in writing and, to avoid termination of the applicable Option with respect to such Option Product, Roche will pay to Sarepta the applicable Option Exercise Fee within 15 days after receipt of such notice. Roche will not owe any Option Exercise Fee with respect to the exercise of the Option for any Gene-Editing Option Product after the [**] Gene-Editing Option Product. [**].

9.4	Milestone Payments.
9.4.1

Regulatory Milestones for Lead Product.  No later than 30 days after receipt of an invoice from Sarepta for the first achievement of each regulatory milestone event set forth in Table 9.4.1 below for the Lead Product in each of [**], Roche will pay to Sarepta the corresponding regulatory milestone payment set forth in Table 9.4.1 (the regulatory milestone events set forth in Table 9.4.1, the “Lead Product Regulatory Milestone Events” and the regulatory milestone payments set forth in Table 9.4.1, the “Lead Product Regulatory Milestone Payments”).  If the Lead Product receives Regulatory Approval in [**] for a label that includes more than one Lead Product Regulatory Milestone Events set forth in Table 9.4.1, then all applicable Lead Product Regulatory Milestone Payments corresponding to the Regulatory Milestone Events achieved will be due and payable.  By way of illustration, upon receipt of Regulatory Approval in [**] for the Lead Product that [**] in Lead Product Regulatory Milestone Payments will be due and payable.

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Table 9.4.1 – Lead Product Regulatory Milestones
Lead Product Regulatory Milestone Event	Lead Product Regulatory Milestone Payment (in U.S. Dollars)
	Achievement of the Lead Product Regulatory Milestone Event in [**]	Achievement of the Lead Product Regulatory Milestone Event in [**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]

9.4.2

Clinical and Regulatory Milestones for Exon-Skipping Products that are Licensed Products.  On a Licensed Product-by-Licensed Product basis, no later than 30 days after receipt of an invoice from Sarepta for the first achievement of each clinical and regulatory milestone event set forth in Table 9.4.2 below for a Licensed Product that is an Exon-Skipping Product in [**], Roche will pay to Sarepta the corresponding clinical and regulatory milestone payment set forth in Table 9.4.2 (the clinical and regulatory milestone events set forth in Table 9.4.2, the “Exon-Skipping Product Clinical Milestone Events”, the “Exon-Skipping Product Clinical Milestone Payments”, the “Exon-Skipping Product Regulatory Milestone Events” and “Exon-Skipping Product Regulatory Milestone Payments”).

Exon-Skipping Product Clinical Milestone Payments and Exon-Skipping Product Regulatory Milestone Payments are due only for Exon-Skipping Product Clinical Milestone Events and Exon-Skipping Product Regulatory Milestone Events that occur after delivery of the Option Exercise Notice for the Exon-Skipping Products.  Each Exon-Skipping Product Clinical Milestone Payment and each Exon-Skipping Product Regulatory Milestone Payment is payable only once with respect to each Exon-Skipping Product and each such milestone payment is due for achievement of the same Exon-Skipping Product Clinical Milestone Event or Exon-Skipping Product Regulatory Milestone Event for a maximum of [**] distinct Exon-Skipping Products.  For clarity, the maximum aggregate amount of Exon-Skipping Product Clinical Milestone Payments and Exon-Skipping Product Regulatory Milestone Payments is $[**].

Table 9.4.2 – Exon-Skipping Product Clinical Milestones and Regulatory Milestones
Exon-Skipping Product Clinical Milestone Event	Exon-Skipping Product Clinical Milestone Payment (in U.S. Dollars)
[**]	$[**]
Exon-Skipping Product Regulatory Milestone Event in [**]	Exon-Skipping Product Regulatory Milestone Payment in [**] (in U.S. Dollars)
[**]	$[**]
[**]	$[**]

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9.4.3

Regulatory Milestones for Gene Therapy Products that are Licensed Products other than Lead Product.  On a Gene Therapy Product-by-Gene Therapy Product basis, no later than 30 days after receipt of an invoice from Sarepta for the first achievement of each regulatory milestone event set forth in Table 9.4.3 below for a Gene Therapy Product that is a Licensed Product (other than the Lead Product) in each of [**], Roche will pay to Sarepta the corresponding regulatory milestone payment set forth in Table 9.4.3 (the regulatory milestone events set forth in Table 9.4.3, the “Gene Therapy Product Regulatory Milestone Events” and the regulatory milestone payments set forth in Table 9.4.3, the “Gene Therapy Product Regulatory Milestone Payments”), subject to any reduction permitted under [**].  For clarity, each Gene Therapy Product Regulatory Milestone Payment is payable only once per Licensed Product.

Table 9.4.3 – Gene Therapy Product Regulatory Milestones (other than for Lead Product)
Gene Therapy Product Regulatory Milestone Event	Gene Therapy Product Regulatory Milestone Payment (in U.S. Dollars)
	Gene Therapy Product Regulatory Milestone Event in [**]	Gene Therapy Product Regulatory Milestone Event in [**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]

9.4.4

Clinical and Regulatory Milestones for Gene-Editing Licensed Products.  On a Gene-Editing Licensed Product-by-Gene-Editing Licensed Product basis, no later than 30 days after receipt of an invoice from Sarepta for the first achievement of each regulatory milestone event set forth in Table 9.4.4 below for a Gene-Editing Licensed Product in each of [**], Roche will pay to Sarepta the corresponding regulatory milestone payment set forth in Table 9.4.4 (the regulatory milestone events set forth in Table 9.4.4, the “Gene-Editing Licensed Product Regulatory Milestone Events” and the regulatory milestone payments set forth in Table 9.4.4, the “Gene-Editing Licensed Product Regulatory Milestone Payments”).  For clarity, each Gene-Editing Licensed Product Regulatory Milestone Payment is payable only once per Gene-Editing Licensed Product.

Gene-Editing Licensed Product Regulatory Milestone Payments and Gene-Editing Licensed Product Regulatory Milestone Payments are due only for Gene-Editing Licensed Product Regulatory Milestone Events and Gene-Editing Licensed Product Regulatory Milestone Events that occur after delivery of the Option Exercise Notice for the Gene-Editing Licensed Products. Each Gene-Editing Licensed Product Regulatory Milestone Payment and each Gene-Editing Licensed Product Regulatory Milestone Payment is payable only once for the [**] Gene-Editing Licensed Product (as applicable). If Roche or its Affiliates or Sublicensees files for Regulatory Approval for a Gene-Editing Licensed Product prior to Roche paying Sarepta any Gene-Editing Licensed Product Milestone Payment that is due upon Initiation of a Pivotal Clinical Trial for such Gene-Editing Licensed Product (e.g., because the Pivotal Clinical Trial was the same Clinical Trial as the Proof of Concept Trial for such Gene-Editing Licensed Product), then Roche will promptly pay to Sarepta such unpaid Gene-Editing Licensed Product Milestone Payment for Initiation of such Pivotal Clinical Trial. For clarity, the maximum aggregate amount of Gene-Editing Licensed Product Regulatory Milestone Payments and Gene-Editing Licensed Product Regulatory Milestone Payments is $[**].

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Table 9.4.4– Gene-Editing Licensed Product Clinical Milestones and Regulatory Milestones
Gene-Editing Licensed Product Regulatory Milestone Event	Gene-Editing Licensed Product Regulatory Milestone Payment (in U.S. Dollars)
	Gene-Editing Licensed Product Regulatory Milestone Event in [**]	Gene-Editing Licensed Product Regulatory Milestone Event in [**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]
[**]	$[**]	$[**]

9.4.5

Sales Milestones with respect to Lead Product.  With respect to the Lead Product, no later than 60 days after the end of the first Calendar Quarter in which for the first time either [**] crosses each of the thresholds set forth in Table 9.4.5, Roche will pay to Sarepta the corresponding sales milestone payment set forth in Table 9.4.5 below (the sales milestone events set forth in Table 9.4.5, the “Lead Product Sales Milestone Events” and the sales milestone payments set forth in Table 9.4.5, the “Lead Product Sales Milestone Payments”).

Table 9.4.5 – Lead Product Sales Milestones
One-time Lead Product Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

9.4.6

Sales Milestones for Gene-Editing Licensed Products. With respect to all Gene-Editing Licensed Products in aggregate, no later than 60 days after the end of the first Calendar Quarter in which for the first time either [**] crosses each of the thresholds set forth in Table 9.4.6, Roche will pay to Sarepta the corresponding sales milestone payment set forth in Table 9.4.6 below (the sales milestone events set forth in Table 9.4.6, the “Gene-Editing Sales Milestone Events” and the sales milestone payments set forth in Table 9.4.6, the “Gene-Editing Sales Milestone Payments”).

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Table 9.4.6 – Gene-Editing Licensed Products Sales Milestones
One-time Gene-Editing Licensed Products Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

9.4.7

Notification of Milestone Events.  Roche will promptly notify Sarepta in writing, but in no event later than 30 days after, the achievement of each Regulatory Milestone Event or Sales Milestone Event (collectively, the “Milestone Events”).  However, in no event will a failure by Roche to deliver such notice of achievement of a Milestone Event relieve Roche of its obligation to pay Sarepta the corresponding Regulatory Milestone Payment or Sales Milestone Payment (collectively, the “Milestone Payments”) for achievement of the applicable Milestone Event.

9.5	Royalties.
9.5.1

Royalty Payments for Lead Product.  With respect to the Lead Product, Roche will pay to Sarepta, on a country-by-country basis, royalties at the applicable royalty rate set forth in Table 9.5.1 (the “Lead Product Royalty Rates”) on Net Sales of Lead Product by Roche and its Affiliates and Sublicensees in each country in the Roche Territory (the “Lead Product Royalties”) beginning with First Commercial Sale until the later to occur of (a) [**] years after First Commercial Sale of the Lead Product in such country, (b) the expiration of the last Valid Claim in the Royalty-Bearing Patent Rights that Covers the Lead Product in such country, and (c) loss of Regulatory Exclusivity of the Lead Product in such country (the “Lead Product Royalty Term”).  [**].

Table 9.5.1 – Lead Product Royalty Rates
[**]	Lead Product Royalty Rate
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

9.5.2

Royalty Payments for Licensed Products Other than the Lead Product.  For Licensed Products other than the Lead Product, Roche will pay to Sarepta, on a Licensed Product-by-Licensed Product and country-by-country basis, royalties during the Term at a royalty rate of [**]% on the Net Sales of each such Licensed Product sold by Roche and its Affiliates and Sublicensees in each country in the Roche Territory (the “Other Product Royalties” and together with the Lead Product Royalties, the “Royalties”) beginning at First Commercial Sale until the latest to occur of (a) 12 years after First Commercial Sale of such Licensed Product in such country, (b) the expiration of the last Valid Claim in the Royalty-Bearing Patent Rights that Covers such Licensed Product in such country, and (c) loss of Regulatory Exclusivity of such Licensed Product in such country (the “Other Product Royalty Term”).

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9.5.3	Royalty Reduction.
(a)

Step-Down for no Valid Claim of Royalty-Bearing Patent Rights.  Subject to Section 9.5.3(e) (Royalty Reductions Floor), on a Licensed Product-by-Licensed Product and country-by-country basis, the Royalties payable by Roche with respect to the Net Sales of an applicable Licensed Product in a country in the Roche Territory will be reduced by [**]% during each Calendar Quarter in which there exists no Valid Claim within the Royalty-Bearing Patent Rights that Cover such Licensed Product thereof in such country.

(b)

Biosimilar Competition Royalty Reduction for Licensed Products.  Subject to Section 9.5.3(e) (Royalty Reductions Floor), on a Licensed Product-by-Licensed Product and country-by-country basis, in the event of Biosimilar Competition with respect to a Licensed Product in a given country in the Roche Territory, the applicable Royalties in such country for such Licensed Product shall be reduced as follows:

(A)	[**].
(B)	[**].
(c)

Apportionment of Compulsory Sublicensee Consideration.  The Parties will [**] all consideration from Compulsory Sublicensees received by Roche or its Affiliates or Sublicensees for a Licensed Product in a country in the Roche Territory from a Compulsory Sublicensee.

(d)

Royalty Stacking.  Subject to Section 9.5.3(e) (Royalty Reductions Floor), Roche may credit [**]% of any Third Party Payments and Third Party Royalty Payments with respect to a Licensed Product in a country in the Roche Territory in a Calendar Quarter against the Royalties due and payable by Roche to Sarepta on the Net Sales for such Licensed Product in such country in such Calendar Quarter; provided that the terms of this Section 9.5.3(d) (Royalty Stacking) will not apply to any license agreement entered into in violation of the terms of Section 10.11.3 (Settlement).

(e)

Royalty Reductions Floor; Carry Forward.  In no event will the Royalties due to Sarepta for a Licensed Product in a country in the Roche Territory in any given Calendar Quarter during the Royalty Term for such Licensed Product in such country be reduced by more than [**]% of the amount that otherwise would have been due and payable to Sarepta in such Calendar Quarter for such Licensed Product in such country but for the reductions set forth in this Section 9.5.3 (Royalty Reduction). Roche may carry forward any such reductions permitted under this Section 9.5.3 (Royalty Reduction) that are incurred or accrued in a Calendar Quarter but that are not creditable in such Calendar Quarter as a result of the foregoing floor and apply such amounts in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 9.5.3(e) (Royalty Reductions Floor; Carry Forward)) until the amount of such reductions have been fully applied.

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9.5.4	Royalty Payments and Reports.
(a)

Royalty Report.  Within 45 days after the end of each Calendar Quarter during the applicable Royalty Term, Roche will provide to Sarepta a written report (each, a “Royalty Report”) setting forth in reasonable detail, on a country-by-country basis, (i) the Sales of the Licensed Products by Roche or its Affiliate or Sublicensee in the Roche Territory in such Calendar Quarter; (ii) the aggregate Net Sales of the Licensed Products sold by Roche or its Affiliates or Sublicensees in the Roche Territory in such Calendar Quarter; (iii) all deductions and reductions from Sales used to determine the Net Sales of the Licensed Products for such Calendar Quarter or the Royalties payable with respect to the Licensed Products for such Calendar Quarter, including any reductions pursuant to Section 9.5.2 (Royalty Reduction); (iv) the exchange rates used to calculate the Royalties payable in U.S. Dollars; and (v) the Compulsory Sublicense Consideration due in such Calendar Quarter.  The Parties will seek to resolve any questions or issues related to a Royalty Report within five days following receipt by Sarepta of each Royalty Report.

(b)

Royalty Payments.  The information contained in each Royalty Report will be considered Confidential Information of Roche.  Within 60 days after the end of each Calendar Quarter, Roche will make the Royalty payment due hereunder for such Calendar Quarter covered by the applicable Royalty Report.

9.6

Accounting; Audit.  Each Party agrees to keep full, clear, and accurate records in accordance with the applicable Accounting Standard for such Party, for a period of at least three years after the relevant payment is owed pursuant to this Agreement, setting forth (as applicable) Eligible Global Development Costs, Eligible Medical Affairs Costs, Royalties, sales of the Licensed Products (including all calculations of Net Sales), and other amounts payable to the other Party hereunder, in each case, in sufficient detail to enable amounts owed or payable to the other Party hereunder to be determined.  Each Party further agrees to permit its books and records to be examined by an independent accounting firm selected by the auditing Party and reasonably acceptable to the audited Party to verify the accuracy of any of the foregoing; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth described in Article 12 (Confidentiality).  Such audit will not be (a) performed more frequently than once per Calendar Year, (b) conducted for any Calendar Year more than three years after the end of such year, or (c) repeated for any Calendar Year or with respect to the same set of records (unless a discrepancy with respect to such records is discovered during a prior audit).  Such examination is to be made at the expense of the auditing Party, except in the event that the results of the audit reveal an underpayment, or overcharge in the case of Manufacturing Costs charged, by the audited Party of [**]% or more during the period being audited, in which case reasonable audit fees for such examination will be paid by the audited Party.  The underpaid Party will be entitled to recover any shortfall in payments as determined by such audit, plus interest thereon, calculated in accordance with Section 9.12 (Late Payments; Disputed Payments).  If such examination of records reveals any overpayment by a Party, then the other Party will credit the amount overpaid against future amounts due to the other Party by the overpaying Party.

9.7	No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

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9.8

Currency Conversion.  Any Net Sales that are invoiced or incurred in a currency other than U.S. Dollars, and all other payments by Roche to Sarepta, will be converted into Swiss Francs and then into U.S. Dollars using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements, which as of the Effective Date, uses the year-to-date average conversion rate reported by Reuters.

9.9

Blocked Payments.  If, in a given country, proceeds related to Net Sales are received in a local currency that cannot be removed from such country as a result of Applicable Law, then Roche will promptly notify Sarepta of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Sarepta in a recognized banking institution designated by Sarepta or, the Royalties for such Net Sales in such country shall continue to be accrued and shall continue to be reported, but not paid to Sarepta until the sales proceeds related to such Net Sales are permitted to be removed from such country under Applicable Law.  At such time as Roche or its Affiliates or Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country under Applicable Law, Roche will pay such accrued Royalties in accordance with Section 9.10 (Method of Payment) using the actual exchange rate that is used to remove such sales proceeds from such country (it being understood that such Royalties shall not be deemed to be a late payment or subject to any interest under Section 9.12 (Late Payments)).

9.10

Method of Payment.  All payments due to a Party under this Agreement will be made in U.S. Dollars by wire transfer to a U.S. bank account of such Party designated from time-to-time in writing by the relevant Party.

9.11

Taxes.  If under any law or regulation of any country of the Territory withholding of taxes of any type, levies or other charges is required with respect to any amounts payable hereunder to a Party, the other Party (“Withholding Party”) will apply the withholding or deduction as so required and will promptly pay such tax, levy, or charge to the proper Governmental Authority, and will promptly furnish the Party with proof of such payment.  The Withholding Party will have the right to withhold or deduct any such tax, levy, or charge actually paid from payment due the Party or be promptly reimbursed by the Party if no further payments are due the Party.  Any amounts so withheld or deducted from the payment due the Party pursuant to the relevant law or regulation will be deemed paid to such Party for all purposes of this Agreement.  Each Withholding Party agrees to assist the other Party in claiming exemption from (or reduction in) such deductions or withholdings under double taxation or similar agreement or treaty from time-to-time in force and in minimizing the amount required to be so withheld or deducted.  Notwithstanding the foregoing, all sums payable by either Party hereunder are stated exclusive of any sales tax, value added tax, or other similar taxes, assessments, and charges imposed by the jurisdiction of the Withholding Party or the payee and any such taxes will be paid by the Withholding Party.

9.12

Late Payments; Disputed Payments.  Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at [**].  If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article 15 (Effectiveness).  For clarity, no interests shall accrue for any payment that is successfully disputed, and accordingly not due, in accordance with this Agreement.

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Article 10
INTELLECTUAL PROPERTY

10.1

Patent Filing.  To the extent that prosecution of applicable Patent Rights are within Sarepta’s responsibility as set forth in this Article 10 (Intellectual Property), Sarepta shall use reasonable efforts to obtain and maintain patent protection for the Licensed Product in the Roche Major Countries.

10.2	Ownership.
10.2.1

Sarepta Technology.  As between the Parties, ownership of the Sarepta Know-How, Sarepta Patent Rights, the Option Product Know-How, and Option Product Patent Rights, in each case, will be and remain vested at all times in Sarepta.  To the extent that Roche or any of its Affiliates or Sublicensees acquires any rights, title, or interests in or to any Sarepta Collaboration Know-How or Sarepta Collaboration Patent Rights, Roche for itself and on behalf of its Affiliates and Sublicensees, hereby irrevocably assigns to Sarepta all such rights, title, and interests in and to all such Sarepta Collaboration Know-How and Sarepta Collaboration Patent Rights.

10.2.2

Roche Technology.  As between the Parties, ownership of the Roche Collaboration Technology and Roche Background Technology will be and remain vested at all times in Roche.  To the extent that Sarepta or any of its Affiliates or Sublicensees acquires any rights, title, or interests in or to any Roche Collaboration Technology or Roche Background Technology, Sarepta for itself and on behalf of its Affiliates and Sublicensees, hereby irrevocably assigns to Roche all such rights, title, and interests in and to all such Roche Collaboration Technology and Roche Background Technology.

10.2.3

Joint Collaboration Technology.  All Joint Collaboration Technology will be jointly owned by the Parties, with each Party holding an equal and undivided joint ownership interest therein, and each Party for itself and on behalf of its Affiliates and Sublicensees, hereby assigns to the other Party an equal and undivided joint ownership interest in and to all Joint Collaboration Technology to be held in accordance with this Section 10.2.1 (Joint Collaboration Technology).  Each Party is and will be entitled to practice the Joint Collaboration Technology for all purposes on a worldwide basis and to license such Joint Collaboration Technology through multiple tiers and transfer its ownership interest in such Joint Collaboration Technology, in each case without the consent of the other Party (and where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting or compensation to the other Party, but in each case subject to the terms and conditions of this Agreement, including the license grants under Article 2 (Licenses).  Each Party will grant and hereby does grant to the other Party all further permissions, consents, waivers with respect to, and all licenses under the Joint Collaboration Technology throughout the world, necessary to provide the other Party with full rights of use and Exploitation of the Joint Collaboration Technology in accordance with the terms of this Agreement.  Without limiting the foregoing, each Party will cooperate with the other Party through the IP Committee pursuant to Section 10.6 (Prosecution of Joint Collaboration Patent Rights) in the filing and prosecution of Joint Collaboration Technology.

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10.3	Disclosure; Inventorship.
10.3.1

Invention Disclosure.  Each Party will promptly disclose to the other Party through the IP Committee any Inventions within the Collaboration Know-How developed or invented during the Term by or on behalf of such Party, in each case, no later than 30 days after the applicable Party’s intellectual property department receives notice of such Invention and in any event as soon as practicable prior to an intended public disclosure of such Invention and prior to the filing of a patent application thereon.

10.3.2

Inventions by a Party.  Inventorship for Inventions and discoveries (including Know-How) first invented or developed during the course of the performance of activities under this Agreement will be determined in accordance with United States Patent Laws for determining inventorship.

10.3.3

CREATE Act.  Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) (the “CREATE Act”) when exercising its rights under this Agreement without prior notice to the IP Committee and the prior written approval of the other Party.  If a Party intends to invoke the CREATE Act, then it will notify the other Party through the IP Committee and if agreed by the Parties the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

10.4	IP Committee.
10.4.1

Membership.  Within [**] days following the Effective Date, the Parties will establish a committee (the “IP Committee”) comprised of at least [**] senior patent attorneys and one senior trademark attorney from each Party (provided that [**]) to (a) manage, review, and discuss the patent strategy for the preparation, filing, prosecution, and maintenance of (i) Collaboration Patent Rights, other than Joint Collaboration Patent Rights, (ii) Inventions within the Collaboration Know-How, other than Inventions within the Joint Collaboration Know-How, and (iii) any Patent Rights Controlled pursuant to a Collaboration In-License, (b) review, discuss, and, as provided in this Article 10 (Intellectual Property), comment on the preparation, filing, prosecution, and maintenance of Sarepta Patent Rights as provided under Section 10.5.2 (Status Updates), Joint Collaboration Patent Rights as provided under Section 10.6.3 (Status Updates), Option Product Patent Rights as provided under Section 10.7.2 (Status Updates), and Roche Collaboration Patent Rights as provided under Section 10.8.2 (Status Updates), (c) review, discuss, and, as provided in this Article 10 (Intellectual Property), comment on any Third Party Patent Challenges under Section 10.10 (Defense of Third Party Patent Challenges) or Third Party infringement claims or Patent Challenges as provided under Section 10.11 (Third Party Infringement Claims) or Section 10.12 (Patent Challenges of Third Party Patent Rights), as applicable, (d) review, discuss, and, as provided in this Article 10 (Intellectual Property), comment on the preparation, filing, prosecution, and maintenance of Sarepta-Owned Marks as provided under Section 10.16.3(b) (Status Updates) and review, discuss, and determine whether to approve the Product Marks and associated usage instructions in the Roche Territory under Section 10.16 (Marks), and (e) perform such other activities as may be delegated to the IP Committee from time to time during the Term by the JSC or otherwise by agreement of the Parties.

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10.4.2

Meetings.  The IP Committee will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than once per Calendar Quarter.  The IP Committee will meet alternatively at Roche’s facilities in Basel, Switzerland and Sarepta’s facilities in Cambridge, MA, U.S., or at such locations as the Parties may otherwise agree, with the first IP Committee meeting to be held at Sarepta’s offices in Cambridge, MA, U.S. Meetings of the IP Committee may be held by audio or video teleconference with the consent of each Party; provided, however, that at least one IP Committee meeting per Calendar Year will be held in-person.  In between such meetings, the IP Committee will receive updates from the Parties regarding the prosecution and maintenance of Sarepta Patent Rights, Roche Collaboration Patent Rights and Joint Collaboration Patent Rights as set forth in this Agreement and will discuss such updates as well as day-to-day activities regarding the preparation, filing, prosecution and maintenance of Sarepta Patent Rights, Roche Collaboration Patent Rights and Joint Collaboration Patent Rights by audio or video teleconference.

10.4.3

Decision-Making.  All decisions of the IP Committee will be made by consensus, with each Party’s representatives on the IP Committee having collectively one vote on all matters that are within the responsibility of the IP Committee.  If the members of the IP Committee are unable to agree on any such matter after a period of [**] days, then, except as otherwise agreed by the Parties, the matter will be escalated to the JDC, JCC or JMC, as appropriate.

10.5	Prosecution of Sarepta Patent Rights.
10.5.1

Sarepta First Right to Prosecute.  Sarepta will have the first right, but not the obligation, to file, prosecute, and maintain the Sarepta Patent Rights using internal counsel and external counsel mutually agreed to by the Parties. Upon the reasonable request of Sarepta, Roche will at Sarepta’s own cost and expense cooperate with and assist Sarepta as needed in connection with the filing, prosecution, and maintenance of all Sarepta Patent Rights.

10.5.2

Status Updates; Comments.  Upon Roche’s request, but no more than once per month, Sarepta will provide to the IP Committee a written summary of the status of all Sarepta Patent Rights (including patent applications) being prosecuted and maintained by Sarepta in the Roche Territory and will provide updates to the IP Committee by audio or video teleconference regarding Sarepta Patent Rights being prosecuted and maintained by Sarepta in the Roche Territory, including the strategies for the filing, prosecution, and maintenance of such Sarepta Patent Rights in the Roche Territory.  Through the IP Committee, Sarepta will reasonably discuss and consult with Roche regarding the prosecution and maintenance of the Sarepta Patent Rights.  Sarepta will consider in good faith the comments provided by Roche’s representatives on the IP Committee, but will retain final decision-making authority regarding the prosecution and maintenance of all Sarepta Patent Rights.

10.5.3

Assistance; Costs.  Subject to Section 10.5.4 (Abandonment in Roche Territory), [**] will be responsible for [**] of the actual External Costs incurred by Sarepta with respect to the filing, prosecution, and maintenance of the Sarepta Patent Rights in the Roche Territory.  Sarepta will invoice Roche quarterly for such External Costs incurred by Sarepta.  Roche will pay Sarepta the undisputed invoiced amount within 30 days after the date of Sarepta’s invoice therefor, and any disputed amount within 30 days following the resolution of the dispute.

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10.5.4

Abandonment in Roche Territory.  If Sarepta decides that it is no longer interested in prosecuting or maintaining a particular Sarepta Patent Right in any country in the Roche Territory during the Term such that there would be an irrevocable loss of such Sarepta Patent Right (including the ability to file a new Patent Right claiming benefit of priority to such Patent Right) in such country, then Sarepta will promptly, and in any event at least [**] prior to the date any such Sarepta Patent Right would become abandoned, no longer available or otherwise forfeited, provide written notice to Roche of such decision.  Roche may, upon written notice to Sarepta no later than [**] after Roche’s receipt of the applicable notice from Sarepta, assume such prosecution and maintenance in Sarepta’s name at Roche’s sole cost and expense. Notwithstanding any provision to the contrary, such Sarepta Patent Right shall remain exclusively licensed to Roche with rights to sublicense without requiring Sarepta’s approval, cease to be a Royalty-Bearing Patent Right for the purposes of this Agreement, and may be abandoned by Roche without permission of, but with notice to, Sarepta.

10.6	Prosecution of Joint Collaboration Patent Rights.
10.6.1

Filing of Joint Collaboration Patent Rights.  Sarepta will have the first right, but not the obligation, to file, prosecute, and maintain Patent Rights that claim any Invention included in the Joint Collaboration Know-How using internal counsel and external counsel mutually agreed to by the Parties.  If Sarepta declines to file such Patent Rights, then Sarepta will promptly, and in any event no later than 30 days after the applicable decision, provide written notice to Roche of such decision and Roche may, upon written notice to Sarepta within 30 days after Roche’s receipt of the applicable notice from Sarepta, elect to do so using such external counsel.  Whichever Party files patent applications claiming Joint Collaboration Know-How in accordance with this Section 10.6.1 (Filing of Joint Collaboration Patent Rights) will be responsible for prosecuting and maintaining such Joint Collaboration Patent Rights (such Party, the “Prosecuting Party”).

10.6.2

Prosecuting Party’s First Right to Prosecute.  The Prosecuting Party will have the first right, but not the obligation, to prosecute and maintain the Joint Collaboration Patent Rights using internal counsel and external counsel mutually agreed to by the Parties.  On the reasonable request of the Prosecuting Party, the non-Prosecuting Party will at its own cost and expense cooperate with and assist the Prosecuting Party as needed in connection with the prosecution and maintenance of all Joint Collaboration Patent Rights.

10.6.3

Status Updates.  Upon the other Party’s request, but no more than once per month, the Prosecuting Party will provide to the IP Committee a written summary of the status of all Joint Collaboration Patent Rights, including patent applications, being prosecuted and maintained by the Prosecuting Party.  Furthermore, upon the other Party’s request, but no more than once per Calendar Quarter, the Prosecuting Party will reasonably discuss and consult with the IP Committee and will provide updates to the IP Committee by audio or video teleconference regarding Joint Collaboration Patent Rights being prosecuted and maintained by the Prosecuting Party, including the strategies for the preparation, filing, prosecution, and maintenance of such Joint Collaboration Patent Rights.

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10.6.4

Assistance; Costs.  The Parties will cooperate in obtaining any necessary assignment documents for the Prosecuting Party with respect to prosecution and maintenance of Joint Collaboration Patent Rights, rendering all signatures that will be necessary for Joint Collaboration Patent Right filings, and assisting the Prosecuting Party in all other reasonable ways that are necessary for the issuance of the Joint Collaboration Patent Rights as well as for the prosecution and maintenance of such Patent Rights.  Subject to Section 10.5.2 (Filing of Joint Collaboration Patent Rights) and Section 10.5.2 (Abandonment), [**] will be responsible for [**] of the actual External Costs incurred by the other Party with respect to the filing, prosecution, and maintenance of such Joint Collaboration Patent Rights.  [**] will invoice [**] quarterly for the other Party’s [**] share of such External Costs.  Both Parties agree that each Party will pay the other Party the undisputed invoiced amount within 30 days after the date of the invoice therefor, and any disputed amount within 30 days following the resolution of the dispute.

10.6.5

Abandonment.  If the Prosecuting Party decides that it is no longer interested in prosecuting or maintaining a particular Joint Collaboration Patent Right in any country during the Term such that there would be an irrevocable loss of such Joint Collaboration Patent Right (including the ability to file a new Patent Right claiming benefit of priority to such Patent Right) in such country, then it will promptly, and in any event at least [**] prior to the date any such Joint Collaboration Patent Right would become abandoned, no longer available or otherwise forfeited, provide written notice to the non-Prosecuting Party of such decision.  The non-Prosecuting Party may, upon written notice to the Prosecuting Party within [**] following the non-Prosecuting Party’s receipt of the applicable notice from the Prosecuting Party, assume such prosecution and maintenance at such non-Prosecuting Party’s sole cost and expense, in which case, it may prosecute and maintain (or abandon) such Patent Right in the name of the Parties jointly and such Joint Collaboration Patent Right will cease to be a Royalty-Bearing Patent Right for the purposes of this Agreement. Subject to the terms and conditions of this Agreement, including the terms of Article 2 (Licenses), the non-Prosecuting Party shall have the sole right to grant licenses under such Joint Collaboration Patent Right, and where required, the Prosecuting Party agrees to join in the granting of such licenses.

10.7	Prosecution of Option Product Patent Rights.
10.7.1	Sarepta’s Right to Prosecute. Sarepta will have the sole right, but not the obligation, to file, prosecute, and maintain the Option Product Patent Rights.
10.7.2

Status Updates.  Upon Roche’s request, but no more than once per Calendar Quarter, Sarepta will provide to the IP Committee a written summary of the status of all Option Product Patent Rights (including patent applications) being prosecuted and maintained by Sarepta in the Roche Territory and will provide updates to the IP Committee by audio or video teleconference regarding Option Product Patent Rights being prosecuted and maintained by Sarepta in the Roche Territory, including the strategies for the filing, prosecution, and maintenance of such Sarepta Patent Rights in the Roche Territory.

10.7.3	Costs. Sarepta will be responsible for the External Costs incurred by it with respect to the filing, prosecution, and maintenance of the Option Product Patent Rights in the Roche Territory.

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10.8	Prosecution of Roche Collaboration Patent Rights.
10.8.1

Filing of Roche Patent Rights.  Except as provided in Section 10.8.4 (Abandonment), Roche will have the sole right to file, prosecute, and maintain the Roche Background Patent Rights and the Roche Collaboration Patent Rights, provided that Roche will file, prosecute, and maintain the Roche Collaboration Patent Rights using internal counsel and external counsel mutually agreed to by the Parties.

10.8.2

Status Updates.  Upon Sarepta’s request, but no more than once per month, Roche will provide to the IP Committee a written summary of the status of all Roche Collaboration Patent Rights being prosecuted and maintained by Roche.  Furthermore, upon Sarepta’s request, but no more than once per Calendar Quarter, Roche will reasonably discuss and consult with the IP Committee and will provide updates to the IP Committee by audio or video teleconference regarding Roche Collaboration Patent Rights being prosecuted and maintained by Roche, including the strategies for the filing, prosecution, and maintenance of such Roche Collaboration Patent Rights.

10.8.3

Assistance; Costs.  Roche will be responsible for 100% of the External Costs incurred by it with respect to the filing, prosecution, and maintenance of the Roche Background Patent Rights and the Roche Collaboration Patent Rights.

10.8.4

Abandonment.  If Roche decides that it is no longer interested in maintaining or prosecuting a particular Roche Collaboration Patent Right in any country during the Term such that there would be an irrevocable loss of such Roche Collaboration Patent Right (including the ability to file a new Patent Right claiming benefit of priority to such Patent Right) in such country, then Roche will promptly, and in any event at least [**] prior to the date any such Roche Collaboration Patent Right would become abandoned, no longer available or otherwise forfeited, provide written notice to Sarepta of such decision.  In such case, Sarepta may, upon written notice to Roche within [**] following Sarepta’s receipt of the applicable notice from Roche, assume such prosecution and maintenance in Roche’s name at Sarepta’s sole expense.  In such event, such Roche Collaboration Patent Right shall remain exclusively licensed to Sarepta with rights to sublicense without requiring Roche’s approval and may be abandoned by Sarepta without permission of, but with notice to, Roche.

10.9	Enforcement Against Third Party Infringement or Misappropriation.
10.9.1	Notice of Infringement or Misappropriation. Each Party will promptly notify the other of any apparent, threatened, or actual Competitive Infringement of which it becomes aware.
10.9.2

Enforcement in Roche Territory.  Subject to the terms of Section 10.9.5 (Abbreviated Applications) and of any applicable license pursuant to which Sarepta Controls any Patent Right or Know-How included within the Sarepta Patent Rights or Sarepta Know-How, and except as may be otherwise agreed by the Parties, Roche will have the first right, but not the obligation, to enforce any Sarepta Patent Rights, Sarepta Know-How, Roche Collaboration Patent Rights, Roche Collaboration Know-How, Joint Collaboration Patent Rights, or Joint Collaboration Know-How against any Competitive Infringement in the Roche Territory, in each case, at its own cost and expense and using counsel reasonably acceptable to Sarepta; provided that Sarepta will be entitled to attend any substantive meetings, hearings, or other proceedings related to such infringement or misappropriation suit (together with its own counsel, at its own expense) and to review and comment on all

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substantive documents related to such Competitive Infringement suit prior to filing or submission of such documents.  If Roche fails to initiate a suit or take other action to terminate any such Competitive Infringement within [**] after the notice provided under Section 10.9.1 (Notice of Infringement or Misappropriation) (or such shorter period of time as is required to comply with the provisions of Section 10.9.5 (Abbreviated Applications)), then Sarepta will have the second right, but not the obligation, to attempt to resolve such Competitive Infringement, as applicable, at its own expense, including the filing of an infringement or misappropriation suit, as applicable, to enforce the applicable Patent Rights or Know-How using counsel of its own choice.

10.9.3

Enforcement in Sarepta Territory.  Subject to the terms of Section 10.9.5 (Abbreviated Applications), Sarepta will have the sole right, but not the obligation, to enforce any Sarepta Patent Rights, Sarepta Know-How, Roche Collaboration Patent Rights, Roche Collaboration Know-How, Joint Collaboration Patent Rights, or Joint Collaboration Know-How against any Competitive Infringement in the Sarepta Territory, in each case, at its own cost and expense, and, solely with respect to the enforcement of Roche Collaboration Patent Rights, Roche Collaboration Know-How, Joint Collaboration Patent Rights and Joint Collaboration Know-How, using counsel reasonably acceptable to Roche. Roche will be entitled to attend any substantive meetings, hearings, or other proceedings related to any such infringement or misappropriation suit enforcing Roche Collaboration Patent Rights, Roche Collaboration Know-How, Joint Collaboration Patent Rights, or Joint Collaboration Know-How, (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Competitive Infringement suit prior to filing or submission of such documents to the extent related to the enforcement of the Roche Collaboration Patent Rights, Roche Collaboration Know-How, Joint Collaboration Patent Rights or Joint Collaboration Know-How.

10.9.4

Allocation of Recoveries.  Any amounts recovered by a Party as a result of an action pursuant to this Section 10.9 (Enforcement Against Third Party Infringement or Misappropriation), whether by settlement or judgment, will be allocated as follows: (a) first each Party will be reimbursed its actual External Costs incurred in conducting, or cooperating with, such action, and (b) second, (i) in the event of any amount awarded by a court, the balance of such recovered amounts will be split as follows: (A) to the extent the Competitive Infringement occurs in the Sarepta Territory, Sarepta will receive the balance of such recoveries (unless the recoveries result from a judgment of infringement of only Roche Collaboration Patent Rights or Roche Collaboration Know-How and no other Patent Rights or Know-How, in which case [**]), and (B) to the extent the Competitive Infringement occurs in the Roche Territory, Roche will receive [**] of the balance of such recoveries and Sarepta will receive the remainder (unless the recoveries result from a judgment of infringement of only Roche Collaboration Patent Rights or Roche Collaboration Know-How and no other Patent Rights or Know-How, in which case [**]); and (ii) in the event of any amount awarded by a settlement, [**].

10.9.5

Cooperation; Procedures.  In any event, at the request and expense of the Party bringing an infringement or misappropriation action under this Section 10.9 (Enforcement Against Third Party Infringement or Misappropriation), the other Party will provide reasonable assistance and cooperation in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and agrees to be joined as a party to the suit if necessary for the initiating Party to bring or continue an infringement or misappropriation action hereunder.  In addition, the Party bringing an infringement or misappropriation action under this Section 10.9 (Enforcement Against Third Party

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Infringement or Misappropriation) will provide the other Party with copies of all pleadings and other documents in advance of filing with the court and will consider reasonable input from the other Party during the course of the action.  Neither Party may settle any action or proceeding brought under this Section 10.9 (Enforcement Against Third Party Infringement or Misappropriation) or knowingly take any other action in the course thereof (a) without Sarepta’s prior written consent with respect to the Sarepta Territory and (b) without Roche’s prior written consent with respect to the Roche Territory.  The Parties will reasonably assist each other and cooperate with each other, at their own expense, in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation and enforcement strategy.

10.9.6

Abbreviated Applications.  Notwithstanding Section 10.9.2 (Enforcement in Roche Territory) or Section 10.9.3 (Enforcement in Sarepta Territory), if either Party or their Affiliate or Sublicensee receives a copy of an Abbreviated Application naming a Licensed Product as a reference product or otherwise becomes aware that such an Abbreviated Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), then such Party will promptly notify the other Party.  If either Party receives any equivalent or similar certification or notice in the United States or any other jurisdiction, then such Party will promptly notify and provide the other Party copies of such communication.  The Parties will comply with all Applicable Laws in the Roche Territory in connection with the actions taken by the Parties in exercising their rights and obligations with respect to Abbreviated Applications under this Section 10.9.6 (Abbreviated Applications).  Other than any actions and procedures that would not comply with such Applicable Law, the Parties will pursue any legal actions they may have against the applicant of an Abbreviated Application in accordance with the provisions of Section 10.9.2 (Enforcement in Roche Territory), Section 10.9.3 (Enforcement in Sarepta Territory) and Section 10.9.5 (Cooperation; Procedures).

10.10

Defense of Third Party Patent Challenges.  Each Party will promptly notify the other Party in writing of its becoming aware of an actual or threatened Patent Challenge by a Third Party of any Sarepta Patent Right or Collaboration Patent Right (each, a “Third Party Patent Challenge”).

10.10.1

Defense of Third Party Patent Challenges in the Roche Territory.  Subject to the terms of Section 10.9.5 (Abbreviated Applications) and Section 10.10.2 (Cooperation; Procedures) and of any applicable license pursuant to which Sarepta Controls any Patent Right, and except as may be otherwise agreed by the Parties, Roche will have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to a Sarepta Patent Right or Collaboration Patent Right in the Roche Territory and to compromise, litigate, settle, or otherwise dispose of any such challenge, in each case at its own expense using counsel of its own choice; provided that Sarepta will be entitled to attend any substantive meetings, hearings, or other proceedings related to such Third Party Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Third Party Patent Challenge, and if Roche fails to initiate or continue the defense of such Third Party Patent Challenge of a Sarepta Patent Right or Collaboration Patent Right within [**] after the notice provided under Section 10.10 (Defense of Third Party Patent Challenges) (or such shorter period of time as is required to comply with the provisions of Section 10.9.5 (Abbreviated Applications)), or otherwise abandons or elects not to continue any such defense once initiated, then Sarepta will have the second right, but not the obligation, to control the defense of such Third Party Patent Challenge at its own expense using counsel of its own choice.

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10.10.2

Defense of Third Party Patent Challenges in the Sarepta Territory.  Subject to the terms of Section 10.9.5 (Abbreviated Applications) and Section 10.10.2 (Cooperation; Procedures), Sarepta will have the sole right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to a Sarepta Patent Right or Collaboration Patent Right in the Sarepta Territory and to compromise, litigate, settle, or otherwise dispose of any such challenge, in each case, at its own expense using counsel of its own choice; provided that, to the extent practicable and such actions will not compromise any privilege available to Sarepta, (a) Sarepta will keep Roche reasonably informed with respect to any such defense of any Third Party Patent Challenge relating to a Sarepta Patent Right or Collaboration Patent Right in the Sarepta Territory, and (b) Roche will be entitled to attend any substantive meetings, hearings, or other proceedings related to such Third Party Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Third Party Patent Challenge.  If Sarepta fails to (i) initiate or continue the defense of such Third Party Patent Challenge of a Roche Collaboration Patent Right or Joint Collaboration Patent Right or (ii) commit to do so within a reasonable period of time, in each case ((i) and (ii)), within [**] after the notice provided under Section 10.10 (Defense of Third Party Patent Challenges) (or such shorter period of time as is required to comply with the provisions of Section 10.9.5 (Abbreviated Applications)), or otherwise abandons or elects not to continue any such defense once initiated, then Roche, will have the second right, but not the obligation, to control the defense of such Third Party Patent Challenge at its own expense using counsel of its own choice.

10.10.3

Cooperation; Procedures.  In any event, at the request and expense of the Party controlling the defense of any Third Party Patent Challenge under this Section 10.10 (Defense of Third Party Patent Challenges), the other Party will provide reasonable assistance and cooperation in any such action.  In addition, the Party controlling the defense of any Third Party Patent Challenge under this Section 10.10 (Defense of Third Party Patent Challenges) will provide the other Party with copies of all pleadings and other documents to be filed with the court and will consider reasonable input from the other Party during the course of the action.  Roche may not settle any action or proceeding brought or defended under this Section 10.10 (Defense of Third Party Patent Challenges) or knowingly take any other action in the course thereof without Sarepta’s prior consent.  Sarepta may not settle any action or proceeding brought or defended under this Section 10.10 (Defense of Third Party Patent Challenges) or knowingly take any other action in the course thereof without Roche’s prior written consent with respect to the Roche Territory.  The Parties will reasonably assist each other and cooperate with each other, at their own expense, in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation strategy.

10.11	Third Party Infringement Claims.
10.11.1

Infringement Claim; Patent Challenges of Third Party IP.  If a Third Party asserts that a Patent Right controlled by it is, or will be, infringed by the Exploitation of a Licensed Product in the Roche Territory in accordance with this Agreement, then the Party first obtaining knowledge of such claim will promptly provide the other Party and the IP Committee with prompt written notice thereof and the related facts in reasonable detail.

10.11.2

Responsibility to Defend.  During the Term of this Agreement, if a Third Party asserts that a Patent Right controlled by such Third Party is infringed, or will be infringed, by the Exploitation of a Licensed Product, then [**].

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10.11.3	Settlement. [**].
10.12	Patent Challenges of Third Party Patent Rights.
10.12.1

Notice of Third Party Patent Right.  If either Party becomes aware of a Third Party Patent Right that might form the basis for a claim that the Exploitation of a Licensed Product anywhere in the world infringes, or will infringe, such Patent Right, then [**].

10.12.2	Patent Challenges of Third Party Patent Rights. [**].
10.12.3	Restrictions on Settlement. [**].
10.13

Patent Term Extensions.  Each Party will be solely responsible for making all decisions regarding patent term extensions in its respective Territory, including supplementary protection certificates and any other extensions that are now or become available in the future, in all cases, that are applicable to Sarepta Patent Rights or Collaboration Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of a Licensed Product; provided, however, that such Party will consult with the other Party with respect to such decisions and will consider the comments and concerns of the other Party in good faith.  [**].

10.14

Unified Patent Court.  If the Unified Patent Court Agreement enters into force during the Term of this Agreement, then Roche will be solely responsible for making all decisions regarding Patent Rights, including decisions regarding the opting-out or opting-in of existing Patent Rights into the jurisdiction of the Unified Patent Court or the registration of Patent Rights with Unitary Effect; provided that Roche will consult with Sarepta with respect to such decisions and will consider the comments and concerns of Sarepta in good faith.

10.15

Common Interest.  All information exchanged between the Parties regarding the prosecution, maintenance, enforcement, and defense of Patent Rights or a Patent Challenge with respect to a Third Party’s Patent Rights under this Article 10 (Intellectual Property) will be the Confidential Information of the disclosing Party.  In addition, the Parties stipulate and agree that, with regard to such prosecution, maintenance, enforcement, and defense the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature.  The Parties stipulate and agree that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 10 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines.  Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

10.16	Marks.
10.16.1

Product Mark.  All Licensed Products will be sold in the Roche Territory solely under the Product Marks selected by the IP Committee with advice from the Parties’ intellectual property counsel and the Sarepta Housemarks and Roche Housemarks as provided in this Agreement.  No such Mark will be used by Roche outside of the country as to which it has been approved for use by the IP Committee, unless otherwise agreed by the Parties in writing.

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10.16.2

Ownership of Marks.  Ownership of all Product Marks as well as all Sarepta Housemarks (together, the “Sarepta-Owned Marks”) will be and remain vested at all times in Sarepta.  To the extent that Roche acquires any rights, title, or interests in any Product Mark in the Territory, or any registration or application therefore or any goodwill associated therewith, Roche will, and hereby does, assign the same to Sarepta.

10.16.3	Prosecution of Trademarks.
(a)

Sarepta’s First Right to Prosecute.  Sarepta will have the first right, but not the obligation, to file, prosecute, and maintain all Sarepta-Owned Marks.  Upon the reasonable request of Sarepta, Roche will [**] cooperate with and assist Sarepta in connection with the filing, prosecution, and maintenance of all Sarepta-Owned Marks in the Roche Territory.

(b)

Status Updates.  Upon Roche’s request, but no more than once per month, Sarepta will provide to the IP Committee a written summary of the status of all Product Marks being prosecuted and maintained by Sarepta in the Roche Territory and reasonably discuss and consult with the IP Committee and will provide updates to the IP Committee by audio or video teleconference regarding the Sarepta-Owned Marks being prosecuted and maintained by Sarepta in the Roche Territory, including the strategies for the filing, prosecution, and maintenance of such Sarepta-Owned Marks in the Roche Territory.

(c)

Assistance; Costs.  Subject to Section 10.16.3(d) (Abandonment in Roche Territory), [**] will be responsible for all actual External Costs incurred by or on behalf of Sarepta or its Affiliates in connection with the filing, prosecution, maintenance, and defense of the Product Marks in the Roche Territory.

(d)

Abandonment in Roche Territory.  If [**] decides that it is no longer interested in prosecuting or maintaining a particular Product Mark in any country in the Roche Territory during the Term such that there would be an irrevocable loss of such Product Mark in such country, then [**] will promptly, and in any event no later than [**] days following the applicable decision, provide written notice to [**] of such decision.  [**] may, upon written notice to [**] within [**] days following [**] receipt of the applicable notice from [**], assume such prosecution and maintenance at [**] sole expense, and promptly following the date of [**] notice, [**] will assign such [**] to [**] at [**]. Following such assignment, such Product Mark will no longer be considered a [**] for any purposes of this Agreement. In such event, [**] will be responsible for [**] of the External Costs incurred in connection with the prosecution and maintenance of such Product Mark in the [**] Territory.

10.16.4

Trademark License.  To effectuate the purposes of this Agreement, Sarepta hereby grants to Roche a royalty-free license to use and display the Sarepta-Owned Marks, in each case, solely for the Commercialization of a Licensed Product in the Field in the Roche Territory and solely in accordance with this Agreement.  All goodwill arising from the use of such Sarepta-Owned Marks will inure to the benefit of Sarepta.

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10.16.5

Trademark Use.  The manner of use of the Product Marks selected by the IP Committee in the Roche Territory will be subject to periodic review by the IP Committee.  Neither Party nor its Affiliates will use such Product Marks in a way that is inconsistent with the usage instructions approved by the IP Committee, and neither Party nor its Affiliates will (a) use, file, register, or maintain any registrations for any trademarks or trade names that are confusingly similar to one of such Product Marks with any of its other products, (b) except as otherwise provided herein, use such Product Marks in combination with its other trademarks in a manner which would create combination marks, or (c) authorize or assist any Third Party to do the foregoing.  The Parties will utilize such Product Marks within the Sarepta Territory and the Roche Territory only in accordance with this Agreement.  In addition, Roche will not, and will cause its Affiliates and Sublicensees to not, attack, challenge, oppose, petition to cancel, or initiate legal action or proceedings in connection with any Sarepta-Owned Mark during the Term, or challenge the registration of any Sarepta-Owned Mark in any country, or authorize or assist any Third Party to do any of the foregoing.  Roche will maintain the quality standards of Sarepta with respect to use of the Sarepta-Owned Marks and will assure at all times that the quality of the products sold under the Sarepta-Owned Marks are of a standard of quality consistent with Licensed Products in the Sarepta Territory.

10.16.6

Enforcement of Product Marks in Roche Territory.  Except as may be otherwise agreed by the Parties, Roche will have the first right, but not the obligation, to enforce any Product Mark in the Roche Territory against any infringement or threatened infringement by any Third Party with respect to any Product Mark by reason of the sale or marketing of any product that would be competitive with any Licensed Product in the Field in the Roche Territory, in each case, at its own cost and expense and using counsel reasonably acceptable to Sarepta.  Sarepta will be entitled to attend any substantive meetings, hearings, or other proceedings related to such infringement or misappropriation suit (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such infringement suit prior to filing or submission of such documents.  If Roche fails to initiate a suit or take other action to terminate any such infringement within [**] after receiving notice thereof from Sarepta, then Sarepta will have the second right, but not the obligation, to attempt to resolve such infringement, at its own expense, including the filing of an infringement suit, as applicable, to enforce the applicable Product marks using counsel of its own choice.  In such case, Roche will be entitled to attend any substantive meetings, hearings, or other proceedings related to such infringement suit (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such infringement suit prior to filing or submission of such documents.  Any amounts recovered in any such suit enforcing the Product Marks in the Roche Territory will be allocated between the Parties in the same manner as a suit regarding Competitive Infringement of the Sarepta Patent Rights would be allocated pursuant to Section 10.9.4 (Allocation of Recoveries).  Each Party will provide the other Party with reasonable assistance and cooperating, at its own expense, in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and agrees to be joined as a party to the suit if necessary for the initiating Party to bring or continue a trademark infringement action hereunder.

10.16.7

Party Name on Product Promotional Material.  Subject to Applicable Law, Roche will exercise commercially reasonable efforts to include a notice on all Product Materials in the Roche Territory indicating that the applicable Product Mark included in such Product Materials is a Mark of Sarepta.

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Article 11
REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1	Mutual Representations and Warranties. Each of Roche and Sarepta hereby represents and warrants to the other Party as of the Execution Date that:
11.1.1

It is a corporation or entity duly organized and validly existing under the laws of the state, municipality, provinces, administrative division, or other jurisdiction of its incorporation or formation.

11.1.2

It has full power and authority and the legal right to own and operate property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

11.1.3	The execution, delivery, and performance of this Agreement by it has been duly authorized by all requisite corporate action.
11.1.4

This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.

11.1.5	It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
11.1.6

It has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder, including, for the avoidance of doubt, to grant the licenses granted by it under this Agreement.

11.1.7

The execution and delivery of this Agreement and the performance of its obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of its articles of incorporation, bylaws, limited partnership agreement, or any similar instrument, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Law or any contractual obligation or court or administrative order by which it or any of its Affiliates are bound.

11.1.8

To its Knowledge, it has not, directly or indirectly, offered, promised, paid, authorized, or given to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in each case in any way related to this Agreement.

11.1.9

It is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly, or indirectly, from this Agreement.

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11.1.10

It is in compliance with all applicable global trade laws (including the Global Trade Control Laws), including those related to import controls, export controls, or economic sanctions.  It is not, nor is any of its Affiliates or its or their respective directors, officers, employees, agents, or representatives, or in the last five years was, a Restricted Party.

11.1.11

It and its Affiliates have not been debarred or suspended under 21 U.S.C. §335(a) or (b), are not the subject of a conviction described in Section 306 of the FD&C Act, have not been and are not excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, is not subject to OFAC sanctions or on the OFAC list of specially designated nationals, and is not subject to any similar sanction of any Governmental Authority, in the Territory (“Debarred/Excluded”), and no proceeding that could result in it or any of its Affiliates being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to any Licensed Product any employee, subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.

11.2

Additional Sarepta Warranties.  Except as disclosed in the disclosure letter dated as of the Execution Date delivered by Sarepta to Roche, Sarepta hereby represents and warrants as of the Execution Date to Roche that:

11.2.1

Sarepta solely and exclusively owns or Controls the Sarepta Technology, including all Sarepta Patent Rights set forth on Schedule 1.250 (Sarepta Patent Rights) and licensed to Roche pursuant to Section 2.1 (Grant of Licenses to Roche), and it has not assigned, transferred, conveyed, or granted any right, title or interest in any of the Sarepta Technology in any manner that is inconsistent with the licenses granted to Roche with respect to the Licensed Product under, or any other terms and conditions of, this Agreement.

11.2.2	Sarepta has provided Roche with redacted and otherwise true copies of each Existing In-License entered into by Sarepta and listed on Schedule 2.5.1 (Existing In-Licenses).
11.2.3

Sarepta possesses, under the Existing In-Licenses or otherwise, all rights necessary to grant to Roche an exclusive license under Sarepta Technology with respect to Licensed Products pursuant to Section 2.1 (License Grants to Roche) and the right to grant sublicenses to one or more of its Affiliates or any Third Party sublicenses (which may be further granted through multiple tiers) as set forth in this Agreement, including Section 2.3.1 (Right to Grant Sublicenses).

11.2.4

The Sarepta Patent Rights set forth on Schedule 1.250 (Sarepta Patent Rights) have been duly filed and maintained in the Roche Territory and, to Sarepta’s Knowledge, are (a) being diligently prosecuted in the Roche Territory and (b) are valid and enforceable.

11.2.5

Other than routine patent prosecution, (a) there is no pending, or to Sarepta’s Knowledge threatened, litigation or claims relating to it or any Affiliate that seeks to invalidate or challenge the enforceability of any of the Sarepta Patent Rights, (b) no Sarepta Patent Right is the subject of any declaratory judgment, interference, reissue, derivation, opposition, revocation, cancellation, inter partes review, post grant review, re-examination or other similar proceeding, (c) no Third Party has challenged in writing, or, to the Knowledge of Sarepta, has threatened to challenge, Sarepta’s or any of its Affiliates’ right to use and license the Sarepta Know-How, and (d) there are no claims asserted in writing, judgments, or settlements in effect against Sarepta or any of its Affiliates relating to the Sarepta Technology.

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11.2.6

Sarepta has obtained the written assignment of the entire right, title, and interest of all Third Parties who have or have had any rights in or to any of the Sarepta Patent Rights that are owned by Sarepta or any of its Affiliates, and, to Sarepta’s Knowledge, the applicable Third Party licensor under each Existing In-License has obtained the assignment of all interests and all rights of all Third Parties who has or has had any rights in or to any of the Sarepta Patent Rights that are licensed by Sarepta or any of its Affiliates from such Third Party licensor.

11.2.7	There are no investigations, inquiries, actions, or other proceedings pending, or, to Sarepta’s Knowledge, threatened by any Person, disputing the Sarepta Technology.
11.2.8	To Sarepta’s Knowledge, no Third Party is infringing, misappropriating, or otherwise violating any Sarepta Technology.
11.2.9

There are no investigations, inquiries, actions, or other proceedings pending before or, to Sarepta’s Knowledge, threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to any Licensed Product in the Roche Territory arising from any violation of Applicable Law by Sarepta or any of its Affiliates or any Third Party acting on behalf of Sarepta or any of its Affiliates in the Exploitation of any Licensed Product, and Sarepta and its Affiliates have not received written notice threatening any such investigation, inquiry, action, or other proceeding, and to Sarepta’s Knowledge, there are no circumstances currently existing that, in Sarepta’s reasonable discretion, would reasonably be expected to lead to or result in an investigation, corrective action, or enforcement action by any other Regulatory Authority with respect to any Licensed Product.

11.2.10

There are no investigations, inquiries, actions or other proceedings pending, or, to Sarepta’s Knowledge, threatened in writing alleging that any Exploitation of any Licensed Product in the manner contemplated in this Agreement, infringes, misappropriates or otherwise violates, or would infringe, misappropriate or otherwise violate, any Patent Right or Know-How of any Third Party in the Roche Territory.

11.2.11

To Sarepta’s Knowledge, it, its Affiliates and its contractors and consultants, have complied in all material respects with all Applicable Law, including GLP, GCP, and the requirements of informed consent and institutional review boards (as those terms are defined by the FDA or other relevant Regulatory Authorities), and in accordance with its or their standard operating procedures for the conduct of Clinical Trials at the time such tests were conducted, in the Exploitation of the Licensed Products prior to the Execution Date.

11.2.12

All personal data collected, processed or disclosed by Sarepta or any of its Affiliates in connection with any Licensed Product have been, and are being, collected, processed, and disclosed in compliance, in all material respects, with all Applicable Laws that were in effect at the time such data was collected, processed or disclosed, or currently stored, including the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services,; and neither Sarepta nor any of its Affiliates has received any: (a) written notice or complaint alleging non-compliance with any Applicable Law relating to the collection, processing, and disclosure of information or data; (b) written claim for compensation for loss or unauthorized collection, processing, or disclosure of data; or (c) written notification of an application for rectification, erasure or destruction of information or data that is still outstanding, in each case ((a) through (c)), in connection with any Licensed Product; Sarepta and its Affiliates have documented and stored all material data, documents, and reports resulting from the Exploitation of each Licensed Product in accordance with Sarepta’s practices and standards in place for its own activities at the time such data, documents, and reports were documented or stored.

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11.3

Additional Roche Warranties.  Roche hereby represents and warrants as of the Execution Date that Roche has immediately available funds sufficient to cover Roche’s financial obligations under this Agreement.

11.4	Additional Covenants. Each of Roche and Sarepta hereby covenant to the other:
11.4.1

Assignment of Inventions.  Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed or invented by such employees according to the ownership principles described in Section 10.1 (Ownership).

11.4.2

Compliance with Law.  It will, and will cause its Affiliates and its and its Affiliates’ employees and contractors to, comply with all Applicable Laws (including anti-corruption and anti-slavery and anti-human trafficking laws, statutes, regulations, and codes) and, to the extent applicable, Professional Requirements, with respect to the performance of its obligations under this Agreement.

11.4.3

No Bribery.  It will not, and will cause its Affiliates and its and its Affiliates’ employees and contractors not to, directly or indirectly, in the future offer, promise, pay, authorize, or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in each case, in any way related to this Agreement.

11.4.4

Restricted Countries. Neither it nor its Affiliates will knowingly export, transfer, or sell any Licensed Product or corresponding Sarepta Diagnostic Product (a) to any country or territory that is subject to comprehensive economic sanctions administered by OFAC, unless the sale of such Licensed Product or corresponding Sarepta Diagnostic Product would be permissible if Roche or its Affiliates or Sublicensees were subject to OFAC’s jurisdiction, (b) to any Restricted Party unless the sale of such Licensed Product or corresponding Sarepta Diagnostic Product would be permissible if Roche or its Affiliates or Sublicensees was subject to OFAC’s jurisdiction, or (c) in such a manner that would violate the Global Trade Control Laws.

11.4.5

Debarred/Excluded Persons.  Neither it nor any of its Affiliates will engage, in any capacity in connection with this Agreement or any ancillary agreements, any officer, employee, contractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.  Each Party will inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing any obligations under this Agreement or any ancillary agreements is Debarred/Excluded, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to each Party’s Knowledge, is threatened, pursuant to which a Party, any of its Affiliates or any such Person performing obligations hereunder or thereunder may become Debarred/Excluded, and such Party shall cease employing, contracting with, or retaining any such Person to perform any such services.

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11.5

Additional Covenants of Sarepta.  Sarepta will not assign, transfer, convey, or grant any rights, licenses and title, or interests in or to any of the Sarepta Technology in any manner that is inconsistent with the rights and licenses granted to Roche hereunder, including the Options, DMD ROFN, and LGMD ROFN, or any other terms and conditions of, this Agreement.

11.6	Additional Covenants of Roche.
11.6.1

Diagnostic Tests. Roche will not Develop any in vitro diagnostic tests or products for use with any Licensed Product except as set forth in the Joint Global Development Plan or as otherwise agreed in writing by the Parties.

11.6.2

Anti-Corruption; Integrity. In performing under this Agreement, Roche and its Affiliates will maintain and comply with Roche’s “Directive on Integrity in Business” and the “Roche Group Code of Conduct,” copies of which are attached as Schedule 11.6.2., as such policies may be updated from time to time.

11.7

Time For Claims.  Except in the case of any fraud or intentional misrepresentation by a Party: (a) no claim may be made or suit instituted alleging breach or seeking indemnification pursuant to Article 13 (Indemnification) for any breach of, or inaccuracy in, any representation or warranty contained in Section 11.1 (Mutual Representations and Warranties), Section 11.2 (Additional Sarepta Warranties), and Section 11.3 (Additional Roche Warranties) unless a written notice is provided to the Indemnifying Party at any time prior to the date that is [**] following the Effective Date, and (b) after such [**] period, no Party may bring any claim against the other Party arising from or relating to such other Party’s breach of such representations and warranties.

11.8

Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY SAREPTA ARE PROVIDED “AS IS” AND WITHOUT WARRANTY.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE REPRESENTATIONS AND WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

11.9

Limitation of Liability.  NEITHER OF THE PARTIES WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT, LOSS OF REVENUE, OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A BREACH OF THE OBLIGATIONS OF A PARTY UNDER ARTICLE 12 (CONFIDENTIALITY), A VIOLATION BY ROCHE OF THE PROVISIONS IN SECTION 2.6 (EXCLUSIVITY COVENANT), MISAPPROPRIATION, INFRINGEMENT OR OTHER VIOLATION OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY THE OTHER PARTY, OR AMOUNTS REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 13 (INDEMNIFICATION).  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.9 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT ANY DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR FRAUDULENT OMISSIONS OF EITHER PARTY.

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Article 12
CONFIDENTIALITY

12.1	Duty of Confidence. Subject to the other provisions of this Article 12 (Confidentiality):
12.1.1

except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and for 10 years thereafter;

12.1.2

the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;

12.1.3	the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;
12.1.4

a Receiving Party may only disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates and Sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement.  Each Party will remain responsible for any failure by its Affiliates and Sublicensees, and its and its Affiliates’ and Sublicensees’ respective employees, directors, officers, agents, consultants, attorneys, accountants, banks, investors, advisors, and contractors, in each case, to treat such Confidential Information as required under this Section 12.1 (Duty of Confidence) (as if such Affiliates, Sublicensees, employees, directors, officers agents, consultants, advisors, attorneys, accountants, banks, investors, and contractors were Parties directly bound to the requirements of this Section 12.1 (Duty of Confidence)); and

12.1.5	each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.
12.2

Confidential Information.  The Sarepta Know-How, each Option Data Package, each LGMD Diligence Package, and each DMD ROFN Notice and LGMD ROFN Notice will be the Confidential Information of Sarepta.  The Joint Collaboration Know-How and the terms of this Agreement will be the Confidential Information of both Parties.  The Roche Collaboration Know-How and Roche Background Know-How will be the Confidential Information of Roche.  Except as provided in Section 12.4 (Authorized Disclosures) and Section 12.8 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement. In addition, any report regarding the Exploitation of any Sarepta Product provided by a Party to the other Party under this Agreement will be the Confidential Information of the providing Party.

12.3

Exemptions.  Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

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12.3.1

is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

12.3.2	is generally available to the public before its receipt from the Disclosing Party;
12.3.3

became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

12.3.4

is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

12.3.5

is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

12.4	Authorized Disclosures.
12.4.1

Permitted Circumstances.  Notwithstanding the obligations set forth in Section 12.1 (Duty of Confidence) and Section 12.7 (Publication and Listing of Clinical Trials), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a)

(i) the filing and prosecution of Sarepta Patent Rights, Joint Collaboration Patent Rights, or Roche Collaboration Patent Rights, in each case, as contemplated by this Agreement; or (ii) Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Sarepta Product as contemplated by this Agreement;

(b)

disclosure of this Agreement, its terms, and the status and results of Exploitation of one or more Sarepta Products or Sarepta Diagnostic Products to actual or bona fide potential investors, acquirors, Sublicensees, lenders, and other financial or commercial partners (including in connection with any royalty financing transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, Sublicense, debt transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth Article 12 (Confidentiality) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

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(c)

such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment.  The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion.  Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 12.4.1(c) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 12 (Confidentiality) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least 10 years (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other External Costs in connection with any such filing or disclosure pursuant to this Section 12.4.1(c) (Permitted Circumstances); or

(d)	disclosure pursuant to Section 12.7 (Publication and Listing of Clinical Trials) and Section 12.8 (Publicity; Use of Name).
12.4.2

Confidential Treatment.  Notwithstanding any provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel.  In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

12.5

Tax Treatment.  Nothing in Section 12.1 (Duty of Confidence) or 12.4 (Authorized Disclosures) will limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.6

Publications.  Within 90 days following the Effective Date, the JDC (or other assigned subcommittee, such as the Joint Medical Affairs Team) will prepare a written joint publication strategy for the Licensed Products (the “Joint Publication Strategy”).  During the Term, each Party may present or publish any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of either Party pursuant to this Agreement (each such proposed presentation or publication, a “Publication”) only in accordance with the Joint Publication Strategy and subject to the limitations set forth in this Section 12.6 (Publications) and Section 12.7 (Publication and Listing of Clinical Trials).

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(a)	Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines.
(b)

A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed Publication at least 30 days prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement.  The implementation of such recommended changes shall not be unreasonably refused by the Publishing Party. If such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within 30 days after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time.  In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than 90 days from the date of the Publishing Notice.

(c)	Each Party will provide the other Party a copy of the Publication at the time of the submission or presentation thereof.
(d)

Each Party agrees to determine the authorship of all Publications in accordance with all applicable International Committee of Medical Journal Editors (ICMJE)  guidelines, and, in addition, to acknowledge the contributions of the other Party and its employees, in each case, as scientifically appropriate.

12.7

Publication and Listing of Clinical Trials.  With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party.  The Parties agree that any such listings or publications made pursuant to this Section 12.7 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 12.6 (Publications).

12.8	Publicity; Use of Names.
12.8.1

Press Release.  Roche will be permitted to issue the initial press release regarding the execution of this Agreement and the Stock Purchase Agreement as set forth in Schedule 12.8.1(a). Roche shall otherwise issue press releases in accordance with its internal policy that typically does not issue a second press release until proof of concept has been achieved for a compound. Following such initial press release, Roche shall provide Sarepta with a copy of any draft press release related to the activities contemplated by this Agreement and Stock Purchase Agreement at least two weeks prior to its intended publication for Sarepta’s review.  Sarepta may provide Roche with suggested modification to the draft press release.  Roche shall consider Sarepta’s suggestions in good faith in issuing its press release. Sarepta

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will be permitted to issue the initial press release regarding the execution of this Agreement and the Stock Purchase Agreement as set forth in Schedule 12.8.1(b). Following such initial press release, Sarepta may issue additional press releases and other public announcements related to the activities contemplated by this Agreement or the Stock Purchase Agreement that (a) have been approved by Roche, or (b) are required to be issued by Sarepta to comply with Applicable Law.  In all circumstances, to the extent practicable, Sarepta shall provide Roche with a draft of such press release or announcement at least two days prior to its first intended publication for Roche’s review.  During such two-day period, Roche may approve the draft press release or announcement and permit Sarepta to issue the press release or announcement or contact Sarepta to discuss modification to the draft press release or announcement.  If Roche asks for modification of any press release following the initial press release, then Sarepta will consider implementing such modification in good faith. To ensure communication alignment between the Parties or Stock Purchase Agreement issuance of a permitted press release or announcement by Sarepta shall consist solely of the press release or other publicly announced language previously issued by either Party in accordance with this Agreement or shall follow the response guidelines that may be mutually developed by the Parties.

12.8.2

Other Releases.  Other than such press release and the public disclosures permitted by this Section 12.8 (Publicity; Use of Names), and Section 12.4 (Authorized Disclosures), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement, the Stock Purchase Agreement, or the performance hereunder or thereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed).  However, the Parties agree that after (a) a disclosure pursuant to Section 12.8 (Publicity; Use of Names) or Section 12.4 (Authorized Disclosures) or (b) the issuance of a press release (including the initial press release) or other public announcement pursuant to this Section 12.8.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.  Similarly, after a Publication has been made available to the public in accordance with Section 12.6 (Publications), (i) each Party may post such Publication or a link to it on its corporate web site (or any website managed by such Party in connection with a Clinical Trial for a Licensed Product, as appropriate) without the prior written consent of the other Party and (ii) the disclosing Party may make subsequent public disclosures reiterating the information in such prior Publications without having to obtain the other Party’s prior consent and approval so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein.

12.8.3

Disclosures.  Notwithstanding any provision to the contrary set forth in this Agreement, each Party has the right to publicly disclose (in written, oral, or other form): (a) the achievement of any Regulatory Milestone Event or Sales Milestone Event under this Agreement (including the amount, payment, and timing of any such milestone event); (b) the commencement, completion, material data, or key results of any Clinical Trials for the Sarepta Products or Sarepta Diagnostic Product conducted by or on behalf of either Party; and (c) the achievement of Regulatory Approval for any Sarepta Product or Sarepta Diagnostic Product in its Territory; provided that, subject to Section 12.4.1(c) (Authorized Disclosures; Permitted Circumstances), Sarepta may disclose the achievement of Regulatory Approval for any Sarepta Product or Sarepta Diagnostic Product in the Roche Territory.

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12.8.4

Use of Names and Logos.  Each Party will have the right to use the other Party’s name in presentations, its website, collateral materials, and other public communications to describe the collaboration relationship, as well as in press releases and other announcements issued pursuant to this Section 12.8 (Publicity; Use of Names); provided that each Party will use the other Party’s stylized corporate trademarks and logos only in accordance with the other Party’s standard written trademark usage guidelines communicated by either Party to the other in writing from time to time.

12.9

Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections.  The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.  Notwithstanding the foregoing, nothing in this Section 12.9 (Attorney-Client Privilege) will apply with respect to a dispute between the Parties (including their respective Affiliates) in connection with this Agreement or the activities of the Parties (including their respective Affiliates) hereunder.

Article 13
INDEMNIFICATION

13.1

Indemnification by Sarepta.  Sarepta will indemnify, hold harmless, and defend Roche and its Affiliates and their respective, directors, officers, employees, and agents (the “Roche Indemnitees”) from and against any and all Third Party suits, claims, actions, and demands (“Third Party Claims”) and all liabilities, expenses, or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines, and amounts paid in settlement) arising therefrom (“Losses”) to the extent that the applicable Third Party Claims and such Losses arise out of (a) a breach of this Agreement by Sarepta or any of its Affiliates, subcontractors or Sublicensees, (b) the Exploitation of a Sarepta Product by Sarepta or any of its Affiliates, subcontractors, or Sublicensees (c) Sarepta’s failure to undertake any recall or product withdrawal of a Sarepta Product for which it is responsible pursuant to Section 5.10 (Recall, Withdrawal, or Field Alert of a Licensed Product), or (d) the fraud, gross negligence or willful misconduct of any Sarepta Indemnitee.  Notwithstanding any provision to the contrary set forth in this Agreement, Sarepta will not have any obligation to indemnify Roche Indemnitees to the extent that any Third Party Claims or Losses arise out of the fraud, gross negligence, or willful misconduct of any Roche Indemnitee, any breach of this Agreement by Roche or any of its Affiliates, subcontractors, or Sublicensees, the Exploitation of a Licensed Product by Roche or any of its Affiliates, subcontractors, or Sublicensees, or Roche’s failure to undertake any recall or product withdrawal of a Licensed Product in the Roche Territory in accordance with Section 5.10 (Recall, Withdrawal, or Field Alert of a Licensed Product).

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13.2

Indemnification by Roche.  Roche will indemnify, hold harmless, and defend Sarepta and its Affiliates, and their respective directors, officers, employees, and agents (the “Sarepta Indemnitees”) from and against any and all Third Party Claims and Losses arising therefrom, to the extent that the applicable Third Party Claims and such Losses arise out of (a) a breach of this Agreement by Roche or its Affiliates, subcontractors, or Sublicensees, (b) the Exploitation of a Licensed Product by Roche or its Affiliates, subcontractors, or Sublicensees, (c) Roche’s failure to undertake any recall or product withdrawal of a Licensed Product for which it is responsible pursuant to Section 5.10 (Recall, Withdrawal, or Field Alert of a Licensed Product), or (d) the fraud, gross negligence, or willful misconduct of any Roche Indemnitee.  Notwithstanding any provision to the contrary set forth in this Agreement, Roche will not have any obligation to indemnify the Sarepta Indemnitees to the extent that any Third Party Claims or Losses arise out of the gross negligence or willful misconduct of any Sarepta Indemnitee, any breach of this Agreement by Sarepta or any of its Affiliates, subcontractors, or Sublicensees, the Exploitation of a Sarepta Product by Sarepta or any of its Affiliates, subcontractors, or Sublicensees, or Sarepta’s failure to undertake any recall or product withdrawal of a Licensed Product in the Sarepta Territory in accordance with Section 5.10 (Recall, Withdrawal, or Field Alert of a Licensed Product).

13.3

Indemnification Procedure.  Each Party, if seeking indemnification under this Article 13 (Indemnification) (the “Indemnified Party”), will give written notice of the Third Party Claim to the other Party (the “Indemnifying Party”) no later than five Business Days after becoming aware of the Third Party Claim; provided, however, that any failure or delay in providing such notice will not relieve the Indemnifying Party of its indemnification obligation, except to the extent it is actually prejudiced by such failure or delay.  Each Party will promptly furnish to the other Party, copies of all papers and official documents it receives in respect of any Third Party Claims or Losses arising therefrom.  The Indemnifying Party will have the right to assume and control the defense of the indemnification Third Party Claim at its own expense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that an Indemnified Party will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings.  If the Indemnifying Party does not assume the defense of the Third Party Claim as described in this Section 13.3 (Indemnification Procedure), then the Indemnified Party may defend the Third Party Claim but will have no obligation to do so.  The Indemnified Party will not settle or compromise the Third Party Claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the Third Party Claim in any manner that would have an adverse effect on the Indemnified Party’s interests (including any rights under this Agreement or the scope, validity, or enforceability of any Patent Rights, Confidential Information, or other rights licensed to Roche by Sarepta hereunder), in each case, without the prior written consent of the Indemnified Party, which consent (by the Indemnifying Party or Indemnified Party, as the case may be) will not be unreasonably withheld, conditioned, or delayed.  The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and will make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information will be subject to Article 12 (Confidentiality).  The Indemnifying Party will not be liable for any settlement or other disposition of Losses by the Indemnified Party if such settlement is reached without the written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnifying Party in accordance with this Section 13.3 (Indemnification Procedure).

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13.4

Insurance.  Each Party will procure and maintain comprehensive general liability operations insurance, adequate to cover its obligations hereunder and that is at all times sufficient to cover its obligations. During the period in which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement, the Parties shall maintain clinical trial liability insurance coverage that in no event be less than $[**] per loss occurrence for any period during which the Parties or its Affiliates or any of their Sublicensees are conducting a clinical trial and $[**] for any period during which the Parties or its Affiliates or any of their Sublicensees are selling Licensed Product(s). The Parties shall maintain workers’ compensation insurance in accordance with statutory requirements not less than $[**].  Each of the above insurance policies shall be primary insurance. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13 (Indemnification).  Sarepta shall name Roche as an additional insured by endorsement on product liability insurance policies and shall carry insurance with insurance companies with an A.M. Best’s rating of A-VII or better. Each Party will provide the other Party with written evidence of such insurance upon request.  Each Party will provide the other Party with written notice at least 30 days prior to the cancellation, nonrenewal, or material change in such insurance that materially adversely affects the rights of the other Party hereunder.  Notwithstanding any provision to the contrary set forth in this Agreement, Roche may self-insure in whole or in part the insurance requirements described in this Section 13.4 (Insurance) in accordance with its own internal policies for self-insurance.

Article 14
TERM AND TERMINATION

14.1

Term.  The term of this Agreement will begin on the Effective Date and, unless earlier terminated in accordance with this Article 14 (Term and Termination), will continue (a) with respect to each of the Exon-Skipping Products and each other Option Product until any of the conditions described in Section 2.7.5 (Termination of Option) apply, if Roche does not exercise the applicable Option within the applicable Option Exercise Period, and (b) on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).

14.2	Termination for Breach.
14.2.1

Notice and Cure.  Subject to the terms of this Section 14.2 (Termination for Breach), a Party (the “Non-Breaching Party”) will have the right, in addition to any other rights and remedies under this Agreement and under Applicable Law, to terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) materially breaches a material term of this Agreement; provided, however, that (a) if such material breach relates only to one or more of Regions, and not all Regions, then the Non-Breaching Party shall only have the right to terminate this Agreement with respect to the Region to which such material breach relates, and (b) if one or more Options are exercised and accordingly there are more than one Licensed Product under this Agreement and such material breach relates to only one Licensed Product and not all Licensed Products, then the Non-Breaching Party shall only have the right to terminate this Agreement with respect to the Licensed Product to which such material breach relates.  The Non-Breaching Party will first provide written notice to the Breaching Party, which notice will identify with particularity the alleged breach and state the Non-Breaching Party’s intent to terminate this Agreement if such breach is not cured.  With respect to material breaches of any payment provision hereunder, the Breaching Party will have a period of [**] after such written notice is provided to cure such breach.  With respect to all other breaches, the Breaching Party will have a period of [**] after such written notice is provided to cure such breach.  If the Breaching Party fails to cure the applicable breach within the relevant cure period set forth in this Section 14.2 (Termination for Breach), then the Non-Breaching Party may terminate this Agreement in the applicable Region or, if the breach affects the entire Roche Territory, in its entirety, immediately upon written notice thereof to the Breaching Party.

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14.2.2	Certain Breaches of Diligence in a Region. Notwithstanding any provision to the contrary set forth in this Agreement and on a Licensed Product-by-Licensed Product basis,
(a)

Roche’s breach of its Development diligence obligation set forth in Section 4.2.2 (Of Roche) with respect to a Roche Major Country in the European Region but not all Roche Major Countries in the European Region, will neither give Sarepta the right to terminate this Agreement pursuant to Section 14.2.2 (Termination for Breach) with respect to such Roche Major Country in the European Region in which Roche failed to use Commercially Reasonable Efforts nor will it give Sarepta the right to terminate this Agreement with respect to the European Region, provided that Roche uses Commercially Reasonable Efforts to Develop in the European Region when considered as a whole;

(b)

Roche’s breach of its Commercialization diligence obligation set forth in Section 6.5 (Roche Commercialization Diligence Obligation) with respect to a country in a Region but not all countries in the Region, will neither give Sarepta the right to terminate this Agreement pursuant to this Section 14.2.2 (Termination for Breach) with respect to such country in which Roche failed to use Commercially Reasonable Efforts nor give Sarepta the right to terminate this Agreement with respect to the applicable Region, provided that Roche uses Commercially Reasonable Efforts to Commercialize in the applicable Region when considered as a whole.

14.3

Supply Failure. In the event of a Supply Failure, Roche shall have the right to terminate the Agreement in its entirety by providing written notice to Sarepta no later than [**] following such Supply Failure.

14.4

Termination by Roche for Convenience.  Following the Effective Date, Roche will have the right to terminate the Agreement (a) in its entirety upon (i) [**] prior written notice as long as none of the Licensed Products has achieved first patient dosed for a Pivotal Clinical Trial, or (ii) [**] prior written notice if any of the Licensed Products has achieved first patient dosed for a Pivotal Clinical Trial or (b) on a Licensed Product-by-Licensed Product basis (including Exon-Skipping Product-by- Exon-Skipping Product basis) with respect to one or more Regions at any time during the Term for any reason upon (A) [**] prior written notice if the applicable Licensed Product has not achieved first patient dosed of a Pivotal Clinical Trial or (B) [**] prior written notice if the applicable Licensed Product has achieved first patient dosed for a Pivotal Clinical Trial.

14.5

Termination for Bankruptcy.  Following the Effective Date, this Agreement may be terminated in its entirety at any time during the Term by either Party by providing written notice to the other Party in the event of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization, or other similar proceedings by or against the other Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within 90 days after they are instituted; (b) the making of an assignment for the benefit of creditors; (c) the appointment of a receiver for all or substantially all of the other Party’s assets; or (e) any corporate action is taken by the board of directors of the other Party in furtherance of any of the foregoing actions.

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14.6

Cessation of Development and Commercialization.  On a Licensed Product-by-Licensed Product and Region-by-Region basis, if Roche and its Affiliates do not conduct any material Development or Commercialization activities with respect to a Licensed Product in one or more Regions for a continuous period of longer than [**] at any time following the first Regulatory Approval of such Licensed Product in the European Union, then Sarepta may, at its election, terminate this Agreement with respect to such Licensed Product and such Regions upon [**] prior written notice to Roche.  Notwithstanding any provision to the contrary set forth in this Agreement, such [**] period set forth in this Section 14.6 (Cessation of Development and Commercialization) will automatically be tolled if such delays are due to [**].

14.7	[**].
14.8

Effects of Termination.  In the event of any termination (but not expiration) of this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis, all rights in the Licensed Products that are the subject of such termination (each, a “Terminated Product,” provided that all Licensed Products will be Terminated Products if the Agreement is terminated in its entirety) in the Terminated Regions will revert to Sarepta, and the following will apply with respect to the Terminated Products in the Terminated Regions:

14.8.1

Termination of Licenses.  As of the effective date of termination of this Agreement, all rights and licenses granted to each Party under Section 2.1 (Grant of Licenses to Roche) and Section 2.2 (Grant of Licenses to Sarepta) or otherwise under this Agreement, in each case, with respect to the Terminated Products in the Terminated Regions, will each terminate and all Sublicenses granted by Roche or its Affiliates pursuant to, and subject to, Section 2.3 (Rights to Grant Sublicenses) with respect to the Terminated Products in the Terminated Regions will also terminate, but each Party will retain its joint ownership interests in the Joint Collaboration Technology.

14.8.2

Return of Confidential Information.  As soon as reasonably practicable after the effective date of termination of this Agreement, Roche will cease using the Sarepta Technology in connection with the Terminated Products in the Terminated Regions and will return to Sarepta or destroy all copies of any documents containing any Sarepta Know-How or Option Product Know-How to the extent relating to the Terminated Products in the Terminated Regions and then in existence and in the possession of Roche.  If this Agreement is terminated in its entirety and upon request in writing by the Disclosing Party, the other Party will return or destroy (at the other Party’s election) all Confidential Information of the other Party in its possession upon termination of this Agreement and, if applicable, the Receiving Party will provide a written confirmation of such destruction within 30 days of such request.  Notwithstanding the foregoing or any provision to the contrary set forth in this Agreement: (a) the foregoing terms of this Section 14.8.2 (Return of Confidential Information) will not apply to any Confidential Information that is necessary to allow such Party to perform its obligations or exercise any of its rights that expressly survive the applicable termination of this Agreement, and the Receiving Party may retain one copy of such Confidential Information for its legal archives; and (b) the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

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14.8.3

Sarepta Designees. To facilitate the reversion of the Terminated Products to Sarepta, upon any termination of this Agreement and within [**] after receipt or delivery of (as applicable) notice of termination, Sarepta shall provide Roche with a notice that describes Sarepta’s bona fide intention to continue Developing and Commercializing a Terminated Product and (b) Sarepta’s request for Roche’s continuation of activities with respect to the Terminated Product in support of reversion of the Terminated Product back to Sarepta as set forth in Section 14.7 (Effects of Termination) until such activities are complete (a “Continuation Election Notice”). The Continuation Election Notice will include the countries in the Terminated Regions in which Sarepta intends to continue Development and Commercialization of the Terminated Products (the “Continued Countries List”) and, if applicable and to the extent available, a list of designees in each country in the Continued Countries List to whom Sarepta would like certain Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for the Terminated Products in the Terminated Regions then Controlled by Roche or any of its Affiliates or Sublicensees, to be assigned (the “Country Designees List”).  After Sarepta’s delivery of the Continuation Election Notice to Roche within [**] after receipt or delivery of (as applicable) notice of termination, the rights and obligations set forth in Section 14.8.4 through Section 14.8.13 shall apply. If Sarepta does not provide Roche with a Continuation Election Notice as set forth in this Section 14.8.3 (Sarepta Designees) and a Continued Countries List and a Country Designees List within [**] after notice in writing from Roche that Sarepta has not provided such lists within the [**] period set forth in this Section 14.8.3 (Sarepta Designees), then the terms set forth in Section 14.8.4 through Section 14.8.13 shall not be applicable.

14.8.4

Intellectual Property License to Sarepta.  Upon any termination of this Agreement, Roche will, and hereby does, grant to Sarepta, effective upon the effective date of such termination and without any warranty and at Sarepta’s sole risk, a [**], non-transferable (except as set forth in Section 17.1 (Assignment)) license (with the right to grant sublicenses including through multiple tiers) under the Roche Background Technology and the Roche Collaboration Technology Controlled by Roche or any of its Affiliates as of the effective date of such termination and Roche’s interest in the Joint Collaboration Technology, in each case, solely to Exploit the Terminated Products in the Field in the Terminated Regions (or, in the case of termination of this Agreement in its entirety, worldwide), which license will be exclusive with respect to the Roche Collaboration Technology and Roche’s interest in the Joint Collaboration Technology and non-exclusive and solely to the extent necessary with respect to the Roche Background Technology.

14.8.5	[**].
14.8.6

Assignment of Agreements.  Upon any termination of this Agreement, Roche will use reasonable efforts to assign to Sarepta any Third Party agreements pursuant to which Roche then Controls any Roche Collaboration Patent Rights that Cover, or Roche Collaboration Know-How that relates to, a Terminated Product in a Terminated Region, if permitted under such Third Party agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment) and solely to the extent such Third Party agreements relates to such Terminated Product in a Terminated Region (it being understood that the foregoing obligation shall not apply to any such Third Party agreement that also relates to any products or services other than applicable Terminated Products or any regions other than the applicable Terminated Regions).  If such Third Party agreement cannot or will not be assigned to Sarepta as contemplated by the previous sentence, then upon Sarepta’s reasonable request, Roche will use reasonable efforts to maintain such Third Party agreement and to grant Sarepta the

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sublicenses or other rights under such Roche Collaboration Patent Rights or Roche Collaboration Know-How necessary for Sarepta to Exploit the Terminated Products in the Terminated Regions (to the extent permitted under such Third Party agreement).  If such a sublicense or other right is granted to Sarepta, then Sarepta will pay to Roche [**] of all payments due to the applicable Third Party under any such Third Party agreement in consideration of such sublicense or other rights.  If Roche is unable to sublicense any such Roche Collaboration Patent Rights or Roche Collaboration Know-How to Sarepta without the consent of the Third Party, then Roche undertakes, on request from Sarepta, to use reasonable efforts to procure such consent with respect to the Terminated Products in the Terminated Regions on behalf of Sarepta to the extent that it is able to do so, and Sarepta will pay such fees and agree to be bound by the terms agreed between Roche and the Third Party licensor.

14.8.7

Assignment and Disclosure.  Upon any termination of this Agreement, to the extent requested by Sarepta following the date that a Party provides notice of termination of this Agreement (and in any event no later than the later of 30 days after the effective date of termination), Roche will use reasonable efforts promptly upon request of Sarepta to:

(a)

assign and transfer to Sarepta or its designee all of Roche’s rights, title, and interests in and to all (i) clinical trial agreements, manufacturing and supply agreements, distribution agreements, and other agreements to which Roche is a party that relates to the Terminated Product and (ii) data from any applicable Clinical Trials in Roche’s Control, in each case, solely to the extent assignable without consent of, or the provision of consideration (whether monetary or otherwise) to, any Third Party and not cancelled and solely to the extent the foregoing relates exclusively to the Terminated Products in the Terminated Regions and are necessary for the Exploitation of the Terminated Products in the Terminated Regions;

(b)

to the extent any agreement or data set forth in the foregoing clause (a) is not assignable to Sarepta or does not exclusively relate to the Terminated Products in the Terminated Regions, reasonably cooperate with Sarepta to arrange to continue to provide such services, at the costs of Sarepta, for a reasonable time but in no case longer than for 18 months after termination of this Agreement with respect to such Terminated Products in the Terminated Regions to facilitate the orderly transition of all Development, Commercialization, and other activities then being performed by or on behalf of Roche or its Affiliates or Sublicensees for the Terminated Products in the Terminated Regions to Sarepta or its designee;

(c)

assign and transfer (and if unable to assign and transfer, exclusively license) to Sarepta or its designee, as of the effective date of termination, all of Roche’s rights, title, and interests in and to the Product Marks and any domain names associated with the Product Marks (to the extent that Roche or its Affiliates has any), in each case, for the Terminated Products in the Terminated Regions, and promptly provide to Sarepta all login and password information necessary to maintain such domain names;

(d)

assign and transfer to Sarepta or its designee all of Roche’s rights, title, and interests in and to any necessary Product Materials for the Terminated Products in the Terminated Regions, training materials, medical education materials, packaging and labeling, related to the Terminated Products in the Terminated Regions, and copyrights and any registrations for the foregoing (and, with respect to copyrights, if unable to assign and transfer, exclusively license); and

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(e)

disclose to Sarepta or its designee all material and updated documents, records, and materials that are controlled by Roche or that Roche is able to obtain using reasonable efforts, and that embody the foregoing.

Subject to Section 14.8.14 (Termination by Roche for Breach), Roche will be responsible for the costs and expenses associated with the assignments set forth in this Section 14.8.7 (Assignment and Disclosure).

14.8.8

Regulatory Submissions and Regulatory Approvals.  Upon any termination of this Agreement, Roche will and hereby does, and will cause its Affiliates and Sublicensees to, assign and transfer to Sarepta or its designee all of Roche’s rights, title, and interests in and to all Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for the Terminated Products in the Terminated Regions then Controlled by Roche or any of its Affiliates or Sublicensees, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit Sarepta to cross-reference and rely upon any Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals filed by Roche with respect to such Terminated Products in the Terminated Regions.  Upon Sarepta’s reasonable written request, Roche will execute and deliver, or will cause to be executed and delivered, to Sarepta or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to Sarepta or its designee all of Roche’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals, including submitting to each applicable Regulatory Authority or other Governmental Authority in the Terminated Regions a letter or other necessary documentation (with copy to Sarepta) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, the transfer of ownership to Sarepta of all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals.  In addition, upon Sarepta’s reasonable written request, Roche will, at its cost and expense, provide to Sarepta copies of all material related documentation, including material non-clinical, preclinical, and clinical data related to the Terminated Products in the Terminated Regions that are then held by or reasonably available to Roche or its Affiliates, provided that Roche shall have no obligation to provide copies of any such documentation to the extent previously received by Roche from Sarepta or provided from Roche to Sarepta or otherwise publicly available.  The Parties will discuss and establish appropriate arrangements with respect to safety data exchange.

14.8.9

Appointment as Exclusive Distributor.  Upon any termination of this Agreement, if Roche is Commercializing any Terminated Products in any country of the Continued Countries List as of the applicable effective date of termination, then, at Sarepta’s election (in its sole discretion) on a country-by-country basis and at Sarepta’s expense plus a reasonable mark-up, until such time as all Regulatory Approvals with respect to such Terminated Products in such country have been assigned and transferred to Sarepta, Roche will appoint Sarepta or its designee as its exclusive distributor of such Terminated Products in such country and grant Sarepta or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Roche or any of its Affiliates and a Third Party, provided that, for the avoidance of doubt, Roche shall not be required to pay to Sarepta any of the payments set forth in Section 9.4 (Milestone Payments) or Section 9.5 (Royalties) with respect to any sales of Terminated Products.

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14.8.10

Know-How Transfer Support.  Upon any termination of this Agreement other than by Roche for Sarepta’s material breach pursuant to Section 14.2 (Termination for Breach), in furtherance of the license of Roche Background Know-How and Roche Collaboration Know-How pursuant to Section 14.8.4 (Intellectual Property License to Sarepta), Roche will, for a period of one hundred and eighty (180) days from the effective date of such termination, provide such consultation or other assistance, as Sarepta may reasonably request to assist Sarepta in becoming familiar with such Roche Background Know-How and Roche Collaboration Know-How in order for Sarepta to undertake further Exploitation of the Terminated Products in countries of the Continued Countries List, at Sarepta’s cost and expense.

14.8.11

Inventory.  Upon any termination of this Agreement, at Sarepta’s election and request, Roche will transfer to Sarepta or its designee some or all inventory of the Terminated Products for the Terminated Regions (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of Roche, its Affiliates or Sublicensees; provided that Sarepta will pay Roche a price equal to the Supply Price incurred by Roche for such Terminated Product.

14.8.12

Wind Down and Transition.  Upon any termination of this Agreement, Roche will be responsible, at its own cost and expense, for the wind-down of Roche’s and its Affiliates’ and its Sublicensees’ activities with respect to the Terminated Products in the Terminated Regions.

14.8.13

Other Assistance; Further Assurances.  Without limiting the assistance to be provided under Section 14.8.10 (Know-How Transfer Support), Roche will provide any other assistance reasonably requested by Sarepta for the purpose of allowing Sarepta or its designee to proceed expeditiously with the Exploitation of the Terminated Products in the Terminated Regions for a period of [**] after the effective date of termination of this Agreement.  Roche will execute all documents, including transitional services agreements, and take all such further actions as may be reasonably requested by Sarepta in order to give effect to the requirements in this Section 14.7 (Effects of Termination).

14.8.14

Termination by Roche for Breach.  Notwithstanding any provision to the contrary in this Section 14.7 (Effects of Termination), in the event of any termination of this Agreement by Roche pursuant to Section 14.2 (Termination for Breach) or Section 14.3 (Supply Failure), Roche may, in its sole discretion, wind down or cease any and all Development and Commercialization of the Terminated Products in the Field in the Terminated Regions prior to the effective date of such termination, and Sarepta will be responsible for reimbursing Roche for the Internal Costs and External Costs incurred by Roche in the course of performing its obligations set forth in this Section 14.7 (Effects of Termination).

14.9

Effects of Expiration.  Upon expiration (but not termination) of this Agreement with respect to a Licensed Product and a particular country in the Roche Territory pursuant to Section 14.1 (Term), the rights and licenses granted under Section 2.1 (Grant of Licenses to Roche), Section 2.2 (Grant of Licenses to Sarepta), and Section 10.16.4 (Trademark License) for such Licensed Product in such country will become worldwide, full-paid, non-exclusive, perpetual, and irrevocable.

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14.10

Survival; Accrued Rights.  The following Articles and Sections of this Agreement will survive expiration or early termination of this Agreement for any reason: Article 1 (Definitions); Section 9.5.2 (Royalty Reduction) (but only with respect to Net Sales made during the Term); Section 9.5.4(b) (Royalty Payments) (but only with respect to payment obligations accruing during the Term and only for a period of 3 years after expiration or termination); Section 9.12 (Late Payment; Disputed Payment) (but only with respect to payment obligations accruing during the Term); Section 10.2.1 (Sarepta Technology); Section 10.2.2 (Roche Collaboration Technology); Section 10.2.3 (Joint Collaboration Technology); Section 10.6 (Prosecution of Joint Collaboration Patent Rights); Section 11.1 (Mutual Representations and Warranties) until the date that is six years after the Effective Date; Section 11.2 (Additional Sarepta Warranties) until the date that is six years after the Effective Date; and Section 11.3 (Additional Roche Warranties) until the date that is six years after the Effective Date; Section 11.9 (Limitation of Liability); Section 12.1 (Duty of Confidence); Section 12.2 (Confidential Information); Section 12.3 (Exemptions); Section 12.4 (Authorized Disclosures); Section 12.5 (Tax Treatment); Article 13 (Indemnification) (excluding Section 13.3 (Insurance)); Section 14.8 (Effects of Termination); Section 14.9 (Effects of Expiration); Section 14.10 (Survival; Accrued Rights); Article 15 (Effectiveness); Article 16 (Dispute Resolution; Governing Law); Section 17.1 (Assignment); Section 17.2 (Entire Agreement; Amendment); Section 17.3 (No Strict Construction; Interpretation); Section 17.4 (Severability); Section 17.5 (Notices); Section 17.12 (No Waiver); and Section 17.13 (Cumulative Remedies).  In any event, expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

Article 15
EFFECTIVENESS

15.1

Effective Date.  Except for the Parties’ obligations under Article 12 (Confidentiality) and this Article 15 (Effectiveness), which will be effective as of the Execution Date, this Agreement will not become effective until the first Business Day after the Antitrust Clearance Date (the “Effective Date”); [**].

15.2

Filings.  Each Party will, within 10 Business Days following the Execution Date, file those Antitrust Filings required under Antitrust Law [**] (the “Required Filings”). The Parties will reasonably cooperate with one another to the extent necessary in the preparation and execution of all such documents that are required to be filed pursuant to the Required Filings.  Each Party will be responsible for its own costs and expenses associated with any such Required Filing, including premerger filing fees incurred by each Party associated with any such Required Filing. With respect to the Required Filings, the Parties will each use reasonable efforts to ensure that any applicable waiting period under the applicable Antitrust Law expires or is terminated as soon as practicable and to obtain any necessary approvals or consents under such applicable Antitrust Law, at the earliest possible date after the date of filing.  Notwithstanding any provision to the contrary set forth in this Agreement and the Stock Purchase Agreement, nothing in this Agreement (including this Section 15.2 (Filings)) or the Stock Purchase Agreement will require either Party or any of its Affiliates to (a) disclose to the other Party or any of its Affiliates any information that is subject to obligations of confidentiality or non use owed to Third Parties (nor will either Party be required to conduct joint meetings with any Governmental Authority in which such information might be shared with the other Party) in connection with any Antitrust Filing, (b) commit to any consent decree or similar undertaking, or any divestiture, license (in whole or in part), or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets, or (c) litigate. Sarepta will not do any of the foregoing without Roche’s prior written consent.

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15.3

Outside Date.  This Agreement will terminate (a) at the election of either Party, immediately upon written notice to the other Party, if [**], seeks [**] injunction under applicable antitrust and non-competition laws against Sarepta and Roche to enjoin the transactions contemplated by this Agreement and the Stock Purchase Agreement; or (b) (i) at the election of Sarepta, immediately upon written notice to Roche, in the event that the Antitrust Clearance Date will not have occurred on or prior to [**] after the effective date of the Required Filing, and (ii) at the election of Roche, immediately upon written notice to Sarepta, in the event that the Antitrust Clearance Date will not have occurred on or prior to [**] after the effective date of the Required Filing and, in either case ((i) or (ii)), the Parties have not agreed in writing to extend the Antitrust Clearance Date.  In the event of such termination, this Agreement will be of no further force and effect.

Article 16
DISPUTE RESOLUTION; GOVERNING LAW

16.1

Executive Officers; Disputes.  Each Party will ensure that an Executive Officer is designated for such Party at all times during the Term for dispute resolution purposes, and will promptly notify the other Party of any change in its designated Executive Officer.  Except as expressly set forth in this Agreement, in the event of a dispute arising under, relating to, or in connection with this Agreement (except for disputes arising at the JSC, which will be resolved in accordance with Section 3.7 (Decision-Making)), the Parties will refer such dispute to their respective Executive Officer, and such Executive Officers or designees will attempt in good faith to resolve such dispute.  If the Parties are unable to resolve any such dispute within 30 days after referring such dispute to the designated Executive Officers pursuant to this Section 16.1 (Executive Officers; Disputes), then, other than a dispute to be resolved by a Regulatory Expert, either Party will have the right to pursue any and all remedies available at law or equity, as set forth in Section 16.2 (Jurisdiction; Venue) or Section 16.3 (Intellectual Property Disputes), as applicable.

16.2

Jurisdiction; Venue.  Except as expressly provided in Section 16.3 (Intellectual Property Disputes) and Section 16.4 (Equitable Remedies), each Party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of New York in Manhattan, New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or out of any transaction contemplated hereby.  Each Party agrees to commence any such action, suit, or proceeding either in the United States District Court for the Southern District of New York or if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in a state court of the State of New York in Manhattan, New York.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any state court of the State of New York in Manhattan, New York, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party irrevocably consents to service of process in the manner provided under Section 17.5 (Notices) or by first class certified mail, return receipt requested, postage prepaid.

16.3

Intellectual Property Disputes.  Notwithstanding any provision to the contrary set forth in this Agreement, if a dispute arises under this Agreement with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 16.1 (Executive Officers; Disputes), then such dispute will be submitted to a court of competent jurisdiction in the jurisdiction in which such Patent Right or other intellectual property right was granted or arose.

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16.4

Equitable Remedies.  Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information such that a breach of Article 12 (Confidentiality) by a Party will cause irrevocable harm for which monetary damages would not provide a sufficient remedy; and (b) in such case of such breach of Article 12 (Confidentiality), the non-breaching Party will be entitled to equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, permanent injunction, or other equitable relief without the posting of any bond or other security, from any court of competent jurisdiction.  In addition, and notwithstanding any provision to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including specific performance, temporary or permanent restraining orders, or other equitable relief) from any court of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Article 16 (Dispute Resolution; Governing Law).

16.5

Governing Law; English Language.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties, will be construed under and governed by the laws of the State of New York, United States, exclusive of its conflicts of laws principles.  This Agreement has been prepared in the English language and the English language will control its interpretation.  All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control.

16.6

Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Article 17
MISCELLANEOUS

17.1

Assignment.  Neither Party may assign this Agreement or the licenses granted hereunder without the other Party’s prior written consent unless such assignment is to (a) a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Agreement relates whether pursuant to a sale of assets, merger, or other transaction or series of transactions, in which case the assigning Party will provide written notice to the other Party and need not obtain the other Party’s consent, or (b) an Affiliate of such Party, in which case the assigning Party will provide prior written notice to the other Party and need not obtain the other Party’s consent; provided that the assigning Party remains fully liable for the performance of its obligations hereunder by such assignee.  In addition, and notwithstanding the foregoing, Sarepta may assign its right to receive payments under this Agreement as part of a royalty financing transaction undertaken for bona fide financing purposes.  Any other assignment of this Agreement by a Party requires the prior written consent of the other Party.  Any assignment of this Agreement in violation of this Section 17.1 (Assignment) will be null, void, and of no legal effect.  This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties.

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17.2

Entire Agreement; Amendment.  This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous negotiations, representations, and understandings regarding the same, (including that certain Confidentiality Agreement, dated [**], by and between Sarepta Therapeutics, Inc. and Roche Holdings, Inc. (“Confidential Disclosure Agreement”)).  All information shared by the Parties pursuant to the Confidential Disclosure Agreement will be Confidential Information under this Agreement from and after the Effective Date, and the use and disclosure thereof will be governed by Article 12 (Confidentiality).  This Agreement may not be modified or amended, except by another agreement in writing executed by duly authorized signatories of each Party.

17.3

No Strict Construction; Interpretation.  This Agreement has been prepared jointly and will not be strictly construed against either Party.  Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  Except where the context expressly requires otherwise, (a) whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (h) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, and any reference to any law, rule, or regulation will be deemed to include the then current amendments thereto or any replacement or successor law, rule, or regulation thereof and any and all Applicable Law; (i) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (j) the word “or” will not be exclusive; (k) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (l) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations; (m) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (n) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; and (o) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e mail and instant messaging).

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17.4

Severability.  If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement will remain in force, in all other respects and all other jurisdictions; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties will negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Article 16 (Dispute Resolution; Governing Law).

17.5

Notices.  All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Sarepta:

Sarepta Therapeutics Three, LLC

215 First Street

Cambridge, MA 02142
Attention: Matthew Gall

Email: [**]

With a copy (which will not constitute notice for purposes of this Agreement) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA  02199-3600

Attention:  David M.  McIntosh

Email:  [**]

If to Roche:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

4070 Basel

Switzerland

Attention: Legal Department

Facsimile: [**]

With a copy (which will not constitute notice for purposes of this Agreement) to:

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested; and (c) when promptly confirmed by personal delivery, registered or certified mail or overnight courier if sent by facsimile.

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17.6

Further Assurances.  The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

17.7

Performance by Affiliates.  Notwithstanding any provision to the contrary set forth herein, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

17.8

Exit of the United Kingdom from EU.  Exit of the United Kingdom from E.U.  At either Party’s request, the Parties will discuss and agree upon such amendments to this Agreement as may be necessary to fairly and reasonably adjust the terms of this Agreement in light of the United Kingdom’s exit from the E.U.  Any such amendment should preserve the basic economic and legal terms of this Agreement insofar as possible in light of the change in circumstances caused by the United Kingdom’s exit from the E.U.

17.9

Agency.  Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose.  Each Party is an independent contractor, not an employee or Roche of the other Party.  Neither Party will have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.

17.10

Binding Effect; No Third Party Beneficiaries or Obligors.  As of the Execution Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Except as set forth in Article 13 (Indemnification), no Person other than Sarepta, Roche, and their respective permitted successors and assigns hereunder will be deemed an intended beneficiary hereunder, nor have any right to enforce any obligation of any Party to this Agreement, nor will any Person other than Sarepta and Roche and their respective permitted successors and assigns have any obligations to any Party under this Agreement.

17.11	Compliance with Export Regulations. Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.
17.12

No Waiver.  Any provision of this Agreement may be waived if, but only if such waiver is in writing and is signed by the Party against whom the waiver is to be effective.  Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof, by the other Party, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement.  Any waiver by a Party of a particular breach or default by the other Party will not operate or be construed as a waiver of any subsequent breach or default by the other Party.

17.13

Cumulative Remedies.  No remedy referred to in this Agreement, including termination of this Agreement, is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

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17.14

Bankruptcy.  All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under the Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  All Royalties and Milestone Payments will be deemed “royalties” for purposes of the U.S. Bankruptcy Code.

17.15

Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument.  Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail.  PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Execution Date.

Sarepta Therapeutics Three, LLC

By:	/s/ Peter Walsh

Name:	Peter Walsh

Title:	Manager

F. HOFFMANN-LA ROCHE LTD

By:	/s/ James Sabky	By:	/s/ Stefan Arnold

Name:	James Sabky	Name:	Stefan Arnold

Title:	Global Head, Pharma Partnering	Title:	Head Legal Pharma

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